     As filed with the Securities and Exchange Commission on March 9, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  -----------

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                  -----------

                         SUNRISE TELECOM INCORPORATED
            (Exact name of registrant as specified in its charter)

                                  -----------

         Delaware                    3825                    77-0291197
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial
     incorporation or        Classification Code       Identification Number)
      organization)                Number)

                            22 Great Oaks Boulevard
                          San Jose, California 95119
                                (408) 363-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

                              Paul Ker-Chin Chang
                     Chief Executive Officer and President
                         Sunrise Telecom Incorporated
                            22 Great Oaks Boulevard
                          San Jose, California 95119
                                (408) 363-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
            John F. Seegal                         Gary L. Sellers
            Brett E. Cooper                  Simpson Thacher & Bartlett
  Orrick, Herrington & Sutcliffe LLP            425 Lexington Avenue
   Old Federal Reserve Bank Building          New York, New York 10017
          400 Sansome Street                       (212) 455-2000
 San Francisco, California 94111-3143
            (415) 392-1122

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 Amount          Proposed            Proposed       Amount of
  Title of Each Class of         to be       Maximum Offering   Maximum Aggregate  Registration
Securities to be Registered  Registered (1) Price Per Share (2) Offering Price (2)     Fee
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value per share                   shares         $                $57,500,000       $15,180

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes shares that may be sold if the over-allotment option granted to the Underwriters is exercised in full.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MARCH 9, 2000

PROSPECTUS

                             [No. of Shares] Shares

                                 [SUNRISE LOGO]

                                  Common Stock

  This is an initial public offering of common stock by Sunrise Telecom
Incorporated. Sunrise is selling     shares of common stock. The selling
stockholders identified in this prospectus are offering an additional shares of common stock. Sunrise will not receive any of the proceeds from the sale of common stock held by the selling stockholders. The estimated
initial public offering price is between $    and $    per share.

                                   --------

  We have applied for listing of Sunrise's common stock on the Nasdaq National Market under the symbol SRTI.

                                   --------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discounts and commissions..........................   $       $
Proceeds to Sunrise, before expenses............................   $       $
Proceeds to the selling stockholders, before expenses...........   $       $

  The selling stockholders have granted the underwriters an option for a period
of 30 days to purchase up to      additional shares of common stock.

                                   --------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 7.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Chase H&Q
           Banc of America Securities LLC
                                                              CIBC World Markets

    , 2000

                             INSIDE FRONT COVER

                             [Artwork to come.]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
     Prospectus Summary....................................................   3

     Risk Factors..........................................................   7

     Forward-Looking Statements............................................  18

     Use of Proceeds.......................................................  19

     Dividend Policy.......................................................  19

     Capitalization........................................................  20

     Dilution..............................................................  21

     Selected Consolidated Financial Data..................................  22

     Unaudited Pro Forma Consolidated

      Condensed Financial Statements.......................................  23

     Management's Discussion and Analysis of

      Financial Condition and Results of Operations........................  25

     Business..............................................................  33

     Management............................................................  47

     Principal and Selling Stockholders....................................  56

     Certain Transactions..................................................  57

     Description of Capital Stock..........................................  58

     Shares Eligible for Future Sale.......................................  61

     Underwriting..........................................................  62

     Legal Matters.........................................................  64

     Experts...............................................................  64

     Where You Can Find More Information...................................  64

     Index To Financial Statements......................................... F-1



  We maintain Web sites at www.sunrisetelecom.com, www.hukk.com, www.ghepardo.com and www.protel-italy.com. Information contained on our Web sites does not constitute part of this prospectus.

  "Sunrise Telecom," "SunSet," and "SunLite" are trademarks of Sunrise Telecom Incorporated. This prospectus also includes references to registered service marks and trademarks of other entities.

                               PROSPECTUS SUMMARY

  This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our consolidated financial statements, before making an investment decision.

                                Sunrise Telecom

  We manufacture and market service verification equipment to pre-qualify, verify and diagnose telecommunications and Internet networks. Our products offer broad functionality, leading-edge technology and compact size to test the variety of new digital subscriber line, or DSL, services, fiber optics, cable TV networks and signaling networks. We design our products to maximize technicians' effectiveness in the field and to provide realistic network simulations for equipment manufacturers to test their products. Our customers include incumbent local exchange carriers, or ILECs, such as Bell Atlantic Corporation and SBC Communications Inc., competitive local exchange carriers, or CLECs, such as Covad Communications Group, Inc. and NorthPoint Communications Group, Inc., and other service providers, network infrastructure suppliers and installers throughout North America, Latin America, Europe and the Asia/Pacific region.

  According to Ryan Hankin Kent, Inc., the number of DSL lines and cable TV modems in homes and businesses in the United States and Canada will grow from
2.1 million in 1999 to 24.7 million in 2003. We believe that service verification products are required for the efficient deployment and maintenance of broadband networks and that the dramatic growth in broadband service, driven by the Internet, will accelerate the need for our products. For the year ended December 31, 1999, our net sales were approximately $61.5 million and our net income was approximately $10.9 million.

  Our service verification products are used for a broad range of telecommunications transmission and signaling technologies, including:

  . DSL. Our new DSL products test the most popular types of DSL service, including asymmetric DSL, or ADSL, symmetric DSL, or SDSL, high bit-rate DSL, or HDSL, and ISDN DSL, or IDSL. Our DSL products have accounted for virtually all of our net sales.

  . Cable TV. We recently introduced a new service verification solution for cable network operators who are converting their analog cable networks into digital networks capable of providing Internet and voice services.

  . Fiber Optics. We recently introduced three new products to verify fiber optic transmissions in the access network and to analyze services carried on fiber optics in the central office. Our fiber optic products allow service providers to verify fiber optic services based on North American and international transmission standards.

  . Signaling. We recently introduced an Internet browser-based remote testing and surveillance solution for service providers to test and monitor various and changing signaling protocols.

  Our products offer the following key benefits:

  . Design Flexibility. We design our products to be flexible and to evolve as customer needs change. For instance, a flexible design allows the customer to adapt their SunSet xDSL test set to new DSL services and applications as network standards evolve, thereby protecting the customer's investment in the test equipment.

  . Customer Driven Features. Each of our products is highly tailored to our customers' needs. Our marketing engineers continually interact with our customers during the design process to ensure that our products are the best available solution for them.

  . Handheld Design. Most of our DSL and fiber optic products weigh less than three pounds and offer handheld convenience. The compact, lightweight design of these products enable field technicians to access problems and verify line operation quickly.

  . Rapid and Efficient DSL Deployment. Our products allow field and office technicians to test DSL lines rapidly and efficiently to ensure that they are properly connected to the central office and that they can support a specific type and speed of DSL service. In a single device, our products can be used to pre-qualify facilities for services, identify the source of problems and verify the proper operation of newly installed service before handing service over to customers.

  . Improved Network Quality and Reliability. Field and office technicians use our products to diagnose and locate a variety of problems and degradations in broadband service. This allows service providers to identify and repair problems and to restore service efficiently. As a result, our products support our customers' need to provide high quality and reliable service.

  Our objective is to be a leading provider of service verification test equipment for a broad range of applications within the global telecommunications industry. The key elements of our strategy are to maintain our leadership position in DSL service verification equipment, to penetrate the growing market for verification test equipment for fiber optics and cable TV, to expand beyond field verification testing into remote testing, alarm and surveillance and central office testing applications, to continue to expand internationally, to pursue strategic acquisitions and joint ventures and to pursue follow-on sales opportunities by continuing to develop and market hardware modules which can be inserted into the chassis of our service verification equipment.

  We were incorporated in California as Sunrise Telecom, Inc. in October 1991. Prior to the closing of this offering, we intend to reincorporate as a Delaware corporation and change our name to Sunrise Telecom Incorporated. Our principal executive offices are located at 22 Great Oaks Boulevard, San Jose, California 95119, and our telephone number is (408) 363-8000.

                                  The Offering

 Common stock offered by Sunrise.....................     shares

 Common stock offered by the selling stockholders....     shares

 Common stock to be outstanding after this offering..     shares

 Use of proceeds..................................... We expect to use up to
                                                      $3.0 million to pay down
                                                      recent borrowings under
                                                      our line of credit. We
                                                      have not made other
                                                      specific allocations
                                                      regarding the remaining
                                                      net proceeds and expect
                                                      to use the balance to
                                                      expand our business
                                                      generally. See "Use of
                                                      Proceeds."

 Proposed Nasdaq National Market symbol.............. SRTI


                                ----------------

  Unless otherwise noted, the information in this prospectus, including the information above:

  . assumes 14,971,000 shares of common stock outstanding at December 31, 1999;

  .  reflects a          -for-one stock split of our common stock, which will
     occur before the closing of this offering;

  . excludes approximately 3,086,435 shares of common stock reserved for issuance under our 1993 stock option plan, our 2000 stock plan and our 2000 employee stock purchase plan, of which 817,700 shares were subject to outstanding options at December 31, 1999 issued at a weighted average exercise price of $4.39 per share;

  . excludes 166,667 shares of contingently issuable stock as part of the Pro.Tel acquisition; and

  . assumes our reincorporation from California to Delaware, which will occur before the closing of this offering.

                   Summary Consolidated Financial Information

  The table below sets forth summary consolidated financial information for the periods indicated. It is important that you read this information together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to them included elsewhere in this prospectus.

                                                Year Ended December 31,
                                        ---------------------------------------
                                         1995    1996    1997    1998    1999
                                        ------- ------- ------- ------- -------
                                         (in thousands, except per share data)
Consolidated Statement of Operations:
  Net sales............................ $10,674 $20,174 $29,064 $28,535 $61,465
  Cost of sales........................   2,880   5,189   7,652   7,590  14,736
                                        ------- ------- ------- ------- -------
    Gross profit.......................   7,794  14,985  21,412  20,945  46,729
  Operating expenses:
    Research and development...........   1,722   3,051   5,892   6,203  10,694
    Sales and marketing................   2,565   5,444   7,645   7,764  15,215
    General and administrative.........     649   1,019   1,632   2,243   3,912
                                        ------- ------- ------- ------- -------
    Total operating expenses...........   4,936   9,514  15,169  16,210  29,821
                                        ------- ------- ------- ------- -------
    Income from operations.............   2,858   5,471   6,243   4,735  16,908
  Other income, net....................      22      51     112     224     327
                                        ------- ------- ------- ------- -------
    Income before income taxes.........   2,880   5,522   6,355   4,959  17,235
  Income taxes.........................   1,107   2,081   1,899   1,588   6,291
                                        ------- ------- ------- ------- -------
    Net income......................... $ 1,773 $ 3,441 $ 4,456 $ 3,371 $10,944
                                        ======= ======= ======= ======= =======
  Earnings per share: (1)
    Basic..............................                 $  0.30 $  0.23 $  0.74
                                                        ======= ======= =======
    Diluted............................                 $  0.30 $  0.22 $  0.72
                                                        ======= ======= =======
  Shares used in computing earnings per
   share: (1)
    Basic..............................                  14,882  14,846  14,889
                                                        ======= ======= =======
    Diluted............................                  14,965  15,001  15,275
                                                        ======= ======= =======

                                                            December 31, 1999
                                                         -----------------------
                                                         Actual  As Adjusted (2)
                                                         ------- ---------------
                                                             (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents............................. $ 8,615
  Working capital.......................................  16,029
  Total assets..........................................  38,266
  Notes payable, less current portion...................     638
  Total stockholders' equity............................  25,471

--------------------
(1) See Note 1 of the notes to consolidated financial statements of Sunrise for a detailed explanation of the determination of the number of shares used to compute basic and diluted earnings per share.
(2) "As Adjusted" reflects the application of the net proceeds from the sale of shares of our common stock by us at an assumed initial public
    offering price of $      per share, after deducting the underwriting
    discount and the estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

                         Risks Relating to Our Business

Quarterly Fluctuations--Because our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future, our stock price may decline and may be volatile.

  In the past, we have experienced significant fluctuations in our quarterly results due to a number of factors beyond our control. In the future, we expect that our quarterly operating results may fluctuate significantly and will be difficult to predict given the nature of our business. Many factors could cause our operating results to fluctuate from quarter to quarter in the future, including the following:

  . the size and timing of orders from our customers, in each case exacerbated by the lengthy and unpredictable buying patterns of our customers, and our ability to ship these orders on a timely basis;

  . the degree to which our customers have allocated and spent their yearly budgets, which has, in some cases, resulted in higher net sales in our fourth quarter;

  . the uneven pace of technology innovation, the development of products responding to these technology innovations by us and our competitors and customer acceptance of these products and innovations;

  . the varied degree of price, product and technology competition, which has been buffeted by the rapid changes in the telecommunications industry and our customers' and competitors' responses to these changes;

  . the relative percentages of our products sold domestically and internationally; and

  . the mix of the products we sell and the varied margins associated with these products.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

  We cannot assure you that we will be able to anticipate and manage the factors listed above, and it is likely that there will be significant fluctuations in our quarterly operating results in the future. As a result, we expect that the fluctuations in our quarterly results and the factors listed above may affect our business and stock price in several ways, include the following:

  . Given the high fixed costs relating to overhead, research and development, advertising and marketing, among others, if our net sales are below our expectations in any quarter, the negative effect may be magnified by our inability to adjust spending in a timely manner. As a result, our profitability may fluctuate beyond the variability of our business due to the factors listed above.

  . As a result of the above, our stock price may decline and may be volatile, particularly if public market analysts and investors perceive these factors to exist, whether or not that perception is accurate. A lower and more volatile stock price will likely reduce our stockholders' ability to sell their shares at attractive prices or at all.

  . Finally, the above factors, taken together may make it more difficult for us to issue additional equity in the future or raise debt financing to fund future acquisitions and accelerate growth.

Customer Concentration--A limited number of customers account for a high percentage of our net sales, and any adverse factor affecting these customers or our relationship with these customers could cause our net sales to decrease.

  Our customer base is highly concentrated, and a relatively small number of companies have accounted for a large percentage of our net sales. Net sales from our top five customers in the United States represented approximately 16.4% of net sales in 1997, 15.9% in 1998 and 49.4% in 1999. Our largest customers over this period have been affiliates of SBC Communications Inc., which include Pacific Bell Telephone Company, Southwestern Bell Telephone Company, Ameritech Corporation, Nevada Bell and Southern New England Telephone and which in total accounted for approximately 40.6% of net sales in fiscal 1999. No customer is presently obligated to purchase a specific amount of products or to provide us with binding forecasts of purchases for any period. We expect that we will continue to depend upon SBC Communications' affiliates and other major customers for a substantial portion of our net sales in future periods. We cannot guarantee that our future net sales, including those from SBC Communications' affiliates, will be comparable to our fiscal 1999 net sales. The loss of a major customer or the reduction, delay or cancellation of orders from one or more of our significant customers could cause our net sales and, therefore, profits to decline.

  Because we are dependent on a limited number of customers, we expect that our net sales from quarter to quarter may be volatile due to the budgeting cycles and the unpredictable buying patterns of our customers and the uneven pace of technological innovation and reputation of telecommunications industry. Adverse changes in our net sales or operating results as a result of these budgeting cycles or any other reduction in capital expenditures by our large customers could substantially reduce the trading price of our common stock.

  In addition, many of our customers are able to exert substantial negotiating leverage over us. As a result, they may cause us to lower our prices and negotiate other forms and provisions that may negatively affect our business and profits.

Dependence on DSL--Substantially all of our sales have been from our DSL products. If the market for DSL services does not continue to grow as we anticipate, our net sales could decline.

  In 1999, sales of our DSL products represented approximately 97.5% of our net sales. Currently, our DSL products are primarily used by a limited number of incumbent local exchange carriers, including the regional Bell operating companies, and competitive local exchange carriers, who offer DSL services. A competitive local exchange carrier is a company that, following the Telecommunications Act of 1996, is authorized to compete in a local communications services market. These parties, and other Internet service providers and users, are continuously evaluating alternative high-speed data access technologies, including cable modems, fiber optics, wireless technology and satellite technologies, and may at any time adopt these competing technologies. These competing technologies may ultimately prove to be superior to DSL services and reduce or eliminate the demand for our DSL products.

  In addition, the availability and quality of DSL service may be impaired by technical limitations and problems of the existing copper wire network on which DSL service runs, such as:

  . the distance of end users from the central office of the incumbent local exchange carrier, which is typically limited to between 12,000 and 18,000 feet;

  .  the quality and degree of interference with the copper wire network;

  . the configuration of the copper wire network, which may degrade or prevent DSL service;

  . the ability of DSL networks and operational support systems of service providers to connect and manage a substantial number of online end users at high speeds, while achieving reliable and high quality service; and

  . the vulnerability of the copper wire network to physical damage from natural disasters and other unanticipated telecommunications failures and problems.

Accordingly, our future success is substantially dependent upon whether DSL technology gains widespread market acceptance by these companies, end users of their services and other Internet service providers and users.

  In addition, factors adversely affecting DSL service providers and DSL products, such as adverse conditions in the telecommunications industry, increased competition, unforeseen technological change and disputes regarding proprietary rights used in these products, would have a negative effect on the pricing of and demand for our products. We cannot assure you that we will be successful in developing any other products or taking steps to reduce the risks described above. Any downturn in the demand for such products could reduce our net sales and profitability. For more information regarding the telecommunications industry, see "Business--Industry Background."

  To date, our customers have deployed DSL equipment, including our products, in substantially larger volumes than their current subscriber count. The inability of our current or future customers to acquire and retain subscribers as planned, or to respond to competition for their services or reduced demand for their services, could cause them to reduce or eliminate their DSL deployment plans. If our customers are forced to reduce or eliminate their DSL deployment plans, our sales to them will decline.

  Moreover, to ensure quality service, our major service provider customers, including SBC Communications, typically send a technician who uses our product into the field to verify service for installations. If, in the future, these services providers choose to send technicians into the field only after a problem has been reported or alternative methods of verification become available, such as remote verification, demand for our products could decrease.

Sales Implementation Cycles--The length and unpredictability of the sales and implementation cycles for our products makes it difficult to forecast quarterly revenues.

  Sales of our products often entail an extended decision-making process on the part of prospective customers. We frequently experience delays following initial contact with a prospective customer and expend substantial funds and management effort pursuing these sales. Our ability to forecast the timing and amount of specific sales is therefore limited. As a result, the uneven buying patterns of our customers may cause fluctuations in our quarterly operating results, making some quarters less profitable than expected by public market analysts and investors, which could cause our stock price to decline.

  We sell our products predominantly to large telecommunications service providers. These prospective customers generally commit significant resources to an evaluation of our and our competitors' products and require each vendor to expend substantial time, effort and money educating the prospective customer about the value of the proposed solutions. Consequently, sales to this type of customer generally require an extensive sales effort throughout the prospective customer's organization and final approval by an executive officer or other senior level employee. The result is lengthy sales and implementation cycles, which make sales forecasting difficult. In addition, even after a large telecommunications service provider has approved our product for purchase, their future purchases are uncertain because we do not enter into long-term supply agreements or requirements contracts with those parties.

  Other sources of delays that lead to long sales cycles, or even a sales loss, include: potential customers' internal approval and contracting procedures, procurement practices, and testing and acceptance processes. As a result, the sales cycle for larger deployment of selected products typically ranges from six to 24 months for new deployment of selected product sales, and up to six months for occasional large selected product sales. The deferral or loss of one or more significant sales could significantly affect operating results in a particular quarter, especially if there are significant sales and marketing expenses associated with the deferred or lost sales. See "Business--Sales, Marketing and Customer Service."

Product Enhancements--If we are unable to enhance our existing products and successfully manage the development of new products, our future success may be threatened.

  The market for our products is characterized by rapid technological advances, changes in customer requirements and preferences, evolving industry and customer-specific protocol standards and frequent new product enhancements and introductions. Our existing products and our products currently under development could be rendered obsolete and unmarketable by the introduction of products for telecommunications networks involving competing technologies, by the evolution of alternative technologies or new industry protocol standards and by rival products introduced by our competitors. These market conditions are made more complex and challenging by the high degree to which the telecommunications industry is fragmented.

  We believe our future success will depend, in part, upon our ability, on a timely and cost-effective basis, to continue to:

  . anticipate and respond to varied and rapidly changing customer preferences and requirements, a process made more challenging by our customers' buying patterns;

  . anticipate and develop new products and solutions for networks based on emerging technologies, such as the Asynchronous Transfer Mode, or ATM, protocol that packs digital information into cells to be routed across a network, and Internet telephony, which comprises voice, video, image and data across the Internet, that are likely to be characterized by continuing technological developments, evolving industry standards and changing customer requirements;

  . invest in research and development to enhance our existing products and to introduce new verification and diagnostic products for the telecommunications, Internet, cable network and other markets; and

  . support our products by investing in effective advertising, marketing and customer support.

We cannot assure you that we will accomplish these objectives, and our failure to do so could have a material adverse impact on our market share, business and financial results.

Potential Product Liability--Our products are complex, and our failure to detect errors and defects may subject us to costly repairs, product returns under warranty and product liability litigation.

  Our products are complex and may contain undetected defects or errors when first introduced or as enhancements are released. These errors may occur despite our testing and may not be discovered until after a product has been shipped and used by our customers. This risk is compounded by the fact that we offer over 20 products, with multiple hardware and software modifications, which makes it more difficult to ensure high standards of quality control in our manufacturing process. The existence of these errors or defects could result in costly repairs and/or returns of products under warranty and, more generally, in delayed market acceptance of the product or damage to our reputation and business.

  In addition, the terms of our customer agreements and purchase orders, which provide us with protection against unwarranted claims of product defect and error, may not protect us adequately from unwarranted claims against us, unfair verdicts if a claim were to go to trial, settlement of these kinds of claims or future regulation or laws regarding our products. Our defense against these claims in the future, regardless of their merit, could result in substantial expense to us, diversion of management time and attention, damage to our business reputation and hurt our ability to retain existing customers or attract new customers.

Managing Growth--We may have difficulties managing our expanding operations, which could reduce our chances of maintaining our profitability.

  We have recently experienced rapid growth in revenues and in our business generally that has placed, and we expect will continue to place, a significant strain on our management and operations. For example, our revenues have increased from $28.5 million in 1998 to $61.5 million in 1999, our number of employees has increased from 118 at December 31, 1998 to 216 at March 1, 2000, and we have made two important acquisitions, that of Hukk Engineering and Pro.Tel. As a result of our historical and expected growth, we face several risks, including:

  . the need to improve our operational, financial, management, informational and control systems;

  . the need to hire, train and retain highly skilled personnel in a market where there are already severe shortages of these kinds of personnel, as we discuss below; and

  . the possibility that our management's attention will be diverted from running our business to the needs of managing a public company.

We cannot assure you that we will be able to manage this growth profitably.

Competition--Competition could reduce our market share and decrease our net sales.

  The market for our products is fragmented and intensely competitive both in and outside the United States, and is subject to rapidly evolving industry standards and varied and changing customer preferences and requirements. Our principal competitors in the DSL product category include TTC (a division of Dynatech, Inc.) and Agilent Technologies (84% owned by Hewlett-Packard Company, Inc.); our principal competitors in the fiber optics SONET/SDH product category include Digital Lightwave, Inc., TTC and Agilent Technologies; our principal competitors in the cable TV product category include Wavetek Wandel Goltermann, Inc. and Agilent Technologies; and our principal competitors in the signaling product category include Inet Technologies, Inc. and GN Nettest. Many of these competitors have longer operating histories, larger installed customer bases, longer relationships with customers, wider name recognition and product offerings and greater financial, technical, marketing, customer service and other resources than we do. On February 14, 2000, Dynatech and Wavetek announced the merger of TTC to Wavetek, which could have the effect of making the combined company a more formidable competitor.

  We expect that, as our industry and market evolves, new competitors or alliances among competitors with existing and new technologies could emerge and acquire significant market share. We anticipate that competition in our market will increase with the result that we will face greater threats to our market share, price pressure on our products and the likelihood that, over time, our profitability may decrease. In addition, it is difficult to assess accurately the market share of our products or of Sunrise overall because of the high degree of fragmentation in the market for DSL service verification equipment, in particular, and for high-speed data access technology, in general. As a result, it may be difficult for us to forecast accurately trends in the market, which of our products will be the most competitive over the longer term and, thus, what is the best use of our human and other form of capital. We cannot assure you that we will be able to compete effectively. For discussion of the principal competitive factors in our market, see "Business--Competition."

Need for New Personnel--If we cannot hire and train the R&D, manufacturing, sales, and marketing personnel we need to support our anticipated growth, our plans for continued expansion will be hampered.

  The development, manufacture, marketing and sales of our products requires engineers, technicians and other highly trained and experienced personnel. In particular, our products require a sophisticated selling effort targeted at several key people within our prospective customers' organizations. This process requires the efforts of experienced sales personnel as well as specialized engineers. In addition, the complexity of our products and the difficulty of configuring and maintaining them require highly trained customer service and support personnel. If we continue to grow, we will need to hire a significant number of engineering, sales, marketing and customer service and support personnel in the future, in and outside the United States. We believe our success depends, in large part, upon our ability to attract and retain these employees. Competition for such persons is intense, especially in the San Francisco Bay Area. We may not be successful in attracting and retaining these individuals. We cannot assure you that we will be able to hire, train and keep these kinds of employees, and our failure to do so could impair our ability to grow profitably. In addition, if we do hire new personnel, the addition of significant numbers of new personnel will require us to incur significant start-up expenses, including procurement of office space and equipment, initial training costs, and may result in low productivity rates of these new personnel. These start-up expenses may adversely affect our future operating results.

  In addition, in the past we have filled a significant portion of our new personnel needs, particularly for our engineers, with non-U.S. citizens holding temporary work visas that allow these persons to work in the United States for a limited period of time. We rely on these non-U.S. workers because of the shortage of engineers, technicians and other highly skilled and experienced workers in the telecommunications industry in the United States, in general, and in the San Francisco Bay Area, in particular. Regulations of the Immigration and Naturalization Service permit non-U.S. workers a limited number of extensions for their visas and also set quotas regarding the number of non-U.S. workers U.S. companies may hire. As a result, we face the risk that a portion of our existing employees may not be able to continue to work for us, thereby disrupting our operations, and that we may not be able to hire the number of engineers, technicians and other highly skilled and experienced workers that we need to grow our business. Further, changes in these regulations could exacerbate these risks.

Dependence on Key Employees--If one or more of our senior managers were to leave, we could experience difficulties in replacing them and our operating results could suffer.

  Our success depends to a significant extent upon the continued service and performance of a relatively small number of key senior management, technical, sales and marketing personnel. The loss of any of our three founders, Paul Ker-Chin Chang, Paul A. Marshall and Robert C. Pfeiffer, in particular, would likely harm our business. None of these individuals is bound by an employment agreement with us, and we do not carry key man life insurance on them. In addition, competition for senior level personnel with telecommunications knowledge and experience is intense. If any of our senior managers were to leave Sunrise, we would need to devote substantial resources and management attention to replace them. As a result, management attention may be diverted from managing our business and we may need to pay higher compensation to replace these employees.

Risks of International Operations--Our plan to expand sales in international markets could lead to higher operating expenses and may subject us to unpredictable regulatory and political systems.

  Sales to customers located outside of the United States represented 46% of our net sales in 1997, 42% in 1998 and 20% in 1999, and we expect international revenues to continue to account for a significant percentage of net sales for the foreseeable future. In addition, an important part of our strategy calls for further expansion into international markets. As a result, we will face various risks relating to our international operations, including:

  . potentially higher operating expenses, resulting from the establishment of international offices, the hiring of additional personnel and the localization and marketing of products for particular countries' technologies;

  . the need to establish relationships with government-owned or subsidized telecommunications providers as well as additional distributors;

  . fluctuations in foreign currency exchange rates and the risks of using hedging strategies to minimize our exposure to these fluctuations, which have been heightened by our recent acquisition of Pro.Tel, whose revenues have been and are likely to continue to be in Italian lira; and

  . potentially adverse tax consequences related to acquisitions and operations, including the ability to claim goodwill deductions and a foreign tax credit against U.S. federal income taxes, especially since Italy has a higher tax rate.

We cannot assure you that one or more of these factors will not materially and adversely affect our ability to expand into international markets, our revenues and profits.

  In addition, since the last six months of 1997, the Asia/Pacific region has experienced instability in many of its economies and significant devaluations in local currencies. Approximately 20% of our sales in 1998 and 9% of our sales in 1999 were derived from customers located in this region. These instabilities may continue or worsen, which could have a materially adverse effect on our results of operations. If international revenues are not adequate to offset the additional expense of expanding international operations, our future growth and profitability could suffer.

Dependence on Sole and Single Source Suppliers--Because we depend on a limited number of suppliers and some sole and single source suppliers that are not contractually bound in the long-term, our future supply of product components is uncertain. This could lead to manufacturing difficulties.

  In our manufacturing process, we purchase many key products, such as microprocessors, bus interface chips, optical components and oscillators, from a single source or from that product's sole supplier. We rely exclusively on third-party subcontractors to manufacture some sub-assemblies, and we have retained, from time to time, third party design services in the development of our products. We do not have long-term supply agreements with these vendors. In general, we make advance purchases of some products and components to ensure an adequate supply, particularly for products that require lead times of up to six months to manufacture. In the past, we have experienced supply problems as a result of financial or operational difficulties of our suppliers, shortages, discontinuations resulting from component obsolescence or other shortages or allocations of supplies. Our reliance on these third parties involves a number of risks, including:

  . the unavailability of critical products and components on a timely basis, on commercially reasonable terms or at all;

  . if products were to become unavailable, the need to qualify new or alternative products for our use and/or to reconfigure our products and manufacturing process, each of which could be lengthy and expensive;

  . the likelihood that, if these products are not available, we would suffer an interruption in the manufacture and shipment of our products until the products or alternatives become available;

  . reduced control over product quality and cost, risks exacerbated by the need to respond, at times, to unanticipated changes and increases in customer orders; and

  . the unavailability of, or interruption in, access to some process technologies.

In addition, the purchase of these components on a sole source basis subjects us to risks of price increases and potential quality assurance problems. This dependence magnifies the risk that we may not be able to ship our products on a timely basis to satisfy customers' orders. We cannot assure you that one or more of these factors will not cause delays or reductions in product shipments or increases in product costs, which in turn could have a material adverse effect on our business. See "Business--Manufacturing."

  In addition, we rely upon software that we license from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. The inability to maintain these software licenses could result in shipment delays or reductions until equivalent software could be developed or licensed and integrated into our products, which could harm our business and threaten our reputation. We cannot assure you that these third-party software licenses will continue to be available to us on commercially reasonable terms or at all. See "Business-- Intellectual Property and Proprietary Technology."

Acquisitions--We have acquired two companies and intend to pursue further acquisitions and joint ventures in the future. These activities involve numerous risks, including the use of cash, amortization of goodwill and the diversion of management attention.

  Recently, we acquired two companies, Hukk Engineering in July 1999, and Pro.Tel in February 2000, and, in the future, may acquire other businesses, products and technologies or engage in joint ventures. As a result of the acquisitions of Hukk Engineering and Pro.Tel, we face numerous risks relating to the integration of these businesses, including the risks associated with:

  . integrating the existing management, sales force, technicians and other personnel into one existing culture and business;

  . combining manufacturing, administrative and management information and other control systems into our corresponding systems;

  . developing and implementing an integrated business strategy from what had been previously three independent companies; and

  . developing compatible or complementary products and technologies from previously independent operations. For Hukk Engineering, this means addressing the convergence of telephony and cable products.

The risks stated above will be made more difficult because Hukk Engineering is located in Norcross, Georgia and Pro.Tel is located in Modena, Italy and Springfield, Virginia. In addition, if we make future acquisitions or enter into joint ventures, these risks will be exacerbated by the need to integrate additional operations at a time when we may not have fully integrated Hukk Engineering and Pro.Tel. We cannot assure you that we will be able to integrate these companies successfully, and a failure to do so could hurt our business and likely our profitability.

  Given the rapid evolution in the telecommunications industry and the need to respond on a timely basis to changing technologies and customer preferences and requirements, acquisitions and joint ventures can provide an efficient way to expand a business, a product line, and access to different customers and niches of our market. As a result, we believe that future acquisitions and joint ventures may play an important role in the development of our business and in our ability to remain competitive. If we pursue further acquisitions or enter into joint ventures, we will face similar risks as those above and additional risks, including:

  . the diversion of our management's attention and the expense due to the time consuming and complex process of identifying and pursuing suitable acquisition or joint venture candidates, whether or not consummated;

  .  negotiating and closing these transactions;

  . the potential need to fund these acquisitions by dilutive issuances of equity securities and by incurring debt; and

  . the potential negative effect on our financial statements from the increase in goodwill and other intangibles, the write-off of research and development costs and the high cost and expenses of completing acquisitions or joint ventures.

We cannot assure you that we will locate suitable acquisition or joint venture candidates or that, if we do, we will be able to acquire them or enter into joint ventures and then integrate them successfully and efficiently into our business.

Risks of the Telecommunications Industry--We face several risks regarding the telecommunications industry, including the possible effects of its rapid and unpredictable growth, the possible effects of consolidation among our principal customers and the risk that deregulation will slow.

  Since the passage of the Telecommunication Act of 1996, the telecommunications industry has undergone and, we believe, will likely continue to experience rapid growth. This has and will likely continue to lead to great innovations in technology, intense competition, short product life cycles and, to some extent, regulatory uncertainty in and outside the United States. The course of the development of the telecommunications industry is, however, difficult to predict. As a result, companies who operate in this industry have a difficult time forecasting future trends and developments, increasing their overall business risks, and in forecasting the acceptance of competing technologies, which we discuss above regarding DSL services. One possible effect of this uncertainty is that there may be, in the future, a delay or a reduction in these companies' investment in their business and purchase of related equipment, such as our products, and a reduction in their and our access to capital. Moreover, in the short-term, deregulation may result in a delay or a reduction in the procurement cycle because of the general uncertainty involved with the transition period of businesses.

  Although the telecommunications industry is relatively young and continues to change rapidly, it has been experiencing consolidation among its primary participants, such as incumbent local exchange carriers and competitive local exchange carriers, several of whom are our primary customers. Continued consolidation may cause delay or cause cancellation of orders for our products. In addition, the consolidation of our customers will likely provide them with greater negotiating leverage with us and may lead them to pressure us to lower the prices of our products.

  Because the market for our products in and outside the United States has grown with the deregulation of portions of the telecommunications industry, we face the risk that these trends may slow or may be reversed. For example, in the United States, there is litigation pending that challenges the validity of the Telecommunications Act of 1996 and the local telephone competition rules adopted by the Federal Communications Commission to implement that act. If deregulation in international markets and in the United States were to slow or to take an unanticipated course, the telecommunications industry might suffer the following effects:

  . greater consolidation and concentration of providers of high-speed access technologies, which may not favor the development of DSL technology and which might provide these companies with greater negotiating leverage regarding the prices and other terms of the DSL products and services they purchase;

  . uncertainty regarding judicial and administrative proceedings, which may affect the pace at which investment and deregulation continue to occur;

  . a general slowdown in economic activity relating to the telecommunications industry and a consequent multiplier effect on the general economy;

  . reduced investment in the telecommunications industry in general and in DSL technology in particular due to increased uncertainty regarding the future of the industry and this technology; and

  . delay in purchase orders of service verification equipment, such as our products, if they were to reduce their investment in new high-speed access technologies.

Intellectual Property Risks--Policing any unauthorized use of our intellectual property by third parties and defending any intellectual property infringement claims against us could be expensive and disrupt our business.

  Our intellectual property and proprietary technology is an important part of our business, and we depend on the development and use of various forms of intellectual property and proprietary technology. As a result, we are subject to several related risks, including the risks of unauthorized use of our intellectual property and the costs of protecting our intellectual property.

  Much of our intellectual property and proprietary technology is not protected by patents. If unauthorized persons were to copy, obtain or otherwise misappropriate our intellectual property or proprietary technology without our approval, the value of our investment in research and development would decline, our reputation and brand could be diminished and we would likely suffer a decline in revenue. We believe these risks, which are present in any business in which intellectual property and proprietary technology play an important role, are exacerbated by the difficulty in finding unauthorized use of intellectual property in our business, the increasing incidence of patent infringement in our industry in general and the difficulty of enforcing intellectual property rights in some foreign countries.

  In addition, litigation has in the past been, and may in the future be, necessary to enforce our intellectual property rights. This kind of litigation is time-consuming and expensive to prosecute or resolve, and results in substantial diversion of management resources. We cannot assure you that we will be successful in that litigation, that our intellectual property rights will be held valid and enforceable in any litigation or that we will otherwise be able to protect our intellectual property and proprietary technology. See "Business--Intellectual Property and Proprietary Technology."

  We may receive in the future notices from holders of patents that raise issues as to possible infringement by our products. As the number of telecommunications test, measurement, and network management products increases and the functionality of these products further overlaps, we believe that we may become subject to allegations of infringement given the nature of the telecommunications industry and the high incidence of these kinds of claims. Questions of infringement and the validity of patents in the field of telecommunications technologies involve highly technical and subjective analyses. We cannot assure that patent holders or others will not in the future initiate claims or legal proceedings against us or that, if these proceedings are initiated, we will be successful in defending against them. These kinds of proceedings are time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of the proceeding initiated against us. We cannot assure that any such royalty or license agreements would be available on terms acceptable to us, if at all. Therefore, any such claims against us, with or without merit, would be costly and reduce our profits. In addition, if we were to lose a patent infringement case, we could be forced to pay costly damages award and redesign our products to avoid future infringement.

                        Risks Relating to this Offering

Concentration of Control--Our executive officers and directors will retain significant control over us after this offering, which will allow them to decide the outcome of matters submitted to stockholders for approval. This influence may not be beneficial to all stockholders.

  Upon completion of the offering, Mr. Chang, Mr. Marshall and Mr. Pfeiffer
will beneficially own     %,     % and     % of our outstanding shares of
common stock (    %,      % and     %, if the underwriters' over-allotment
options are exercised in full). Consequently, these three individuals, acting together, will be able to control the election of our directors and the approval of significant corporate transactions that must be submitted to a vote of stockholders. In addition, Mr. Chang, Mr. Marshall and Mr. Pfeiffer will constitute three of the six members of the board of directors and will have significant influence in directing the actions taken by the directors. The interests of these persons may conflict with your interests as stockholders, and the actions they take or approve may be contrary to those desired by other stockholders. This concentration of ownership and control of the management and affairs of our company may also have the effect of delaying or preventing a change in control of our company that stockholders may consider desirable. See "Management" and "Principal and Selling Stockholders."

Anti-takeover Provisions--Anti-takeover provisions in our charter documents could prevent or delay a change of control, and as a result, negatively impact our stockholders.

  Some provisions of our certificate of incorporation and bylaws may have the effect of discouraging, delaying or preventing a change in control of our company or unsolicited acquisition proposals that you, as a stockholder, may consider favorable. These provisions provide for:

  .  authorizing the issuance of "blank check" preferred stock;

  .  a classified board of directors with staggered, three-year terms;

  .  prohibiting cumulative voting in the election of directors;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws;

  .  limiting the persons who may call special meetings of stockholders;

  .  prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholders meetings.

Some provisions of Delaware law and our stock incentive plans may also have the effect of discouraging, delaying or preventing a change in control of our company or unsolicited acquisition proposals. These provisions also could limit the price that some investors might be willing to pay in the future for shares of our common stock. See "Management--Benefit Plans," "Description of Capital Stock--Delaware Anti-Takeover Law and Charter and Bylaw Provisions" and "Description of Capital Stock--Indemnification Provisions."

No Prior Public Market--There has been no prior public market for our common stock, and our stock price may be volatile, resulting in potential litigation.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiations among our company, the selling stockholders and the underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. We cannot assure you that an active trading market will develop or be sustained after the offerings. Nor can we be certain that the market price of our common stock will not decline below the initial public offering price.

  If our stock price is volatile, we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and could cause our stock prices to fall further. Furthermore, the public markets have experienced volatility that has particularly affected the market prices of securities of many technology companies for reasons that have often been unrelated to their operating results. This volatility, in addition to exposing our company to potential litigation, may adversely affect the market price of our common stock and our company's visibility and credibility in our markets. Other factors that may cause the market price of our common stock to fluctuate significantly after the offerings include:

  . variations in our results of operations, particularly the risks described in our discussion above of risks related to quarterly fluctuations;

  .  future sales of additional shares of common stock;

  .  market analysts' estimates of our performance; and

  . general market conditions or conditions in the market for telecommunications companies.

Sale of Shares--The sale of a substantial number of shares of our common stock after this offering may adversely affect our stock price.

  The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales might also make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See "Shares Eligible for Future Sale."

Dilution--New investors will experience immediate and substantial dilution.

  The initial public offering price will be substantially higher than the current book value per share of our outstanding common stock. As a result, purchasers of common stock in the offerings will incur immediate, substantial dilution. In addition, we have issued options to acquire common stock at prices substantially below the initial public offering price. To the extent these options are exercised, there will be further dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements, which may be deemed to include, but are not limited to, our business strategy, timing of and plans for the introduction of new products and enhancements, plans for hiring additional personnel, timing of and plans for opening new offices and the adequacy of anticipated sources of cash, including the proceeds from this offering, to fund our operations. Words such as "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Actual results could differ materially from those projected in any forward-looking statements for the reasons detailed in other sections of the "Risk Factors" portion of this prospectus or elsewhere in this prospectus. We assume no obligation to update any forward-looking statement after the date of this prospectus.

                                USE OF PROCEEDS

  We will receive net proceeds of approximately $     million from the sale of
shares of common stock by us in this offering at an assumed initial public
offering price of $     per share after deducting underwriting commissions and
discounts and estimated offering expenses. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

  The principal purpose of this offering is to increase our equity capital, to create a public market for our common stock, to facilitate our future access to public equity markets, to provide liquidity for certain of our existing stockholders, to improve the effectiveness of our stock option plan in attracting and retaining key employees and to provide increased visibility of Sunrise in a marketplace where many of our competitors are publicly held companies.

  We will use up to $3.0 million to repay recent borrowings under our line of credit, which bears interest at the bank's prime rate and expires in October 2000. We have not made other specific allocations regarding the remaining net proceeds, and we expect to use the net proceeds from this offering to expand our business generally, including to fund the following:

  .  general corporate purposes;

  .  working capital;

  . up to approximately $15.0 million for the construction of our new facility in San Jose, California, which we are building to accommodate our need for an increase in manufacturing capacity and employees; and

  . the acquisition of businesses, products and technologies which are complementary with or support our business, product offerings and strategy.

In addition, if the former shareholders of Pro.Tel exercise their option to sell back shares of our common stock on May 22, 2000, that they received as part of the purchase price for that company, we will use $5.0 million of the net proceeds to repurchase these shares. Pending any use, the net proceeds will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

  We have declared and paid cash dividends on our common stock since 1994. In the future, our board of directors will determine whether we will pay dividends on our common stock. Our line of credit limits the payment of dividends on our common stock.

                                 CAPITALIZATION

  The following table sets forth our capitalization at December 31, 1999:

  .  on an actual basis; and

  . on an as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of shares of common stock offered by us in
     this offering at an assumed initial public offering price of $     per
     share, after deducting underwriting discounts and commissions and estimated offering expenses.

  The number of shares of common stock listed in the following table excludes the following:

  . approximately 3,086,435 shares of common stock reserved for issuance under our 1993 stock option plan, our 2000 stock plan and our 2000 employee stock purchase plan, of which 817,700 shares were subject to outstanding options at December 31, 1999 issued at a weighted average exercise price of $4.39 per share;

  .  $3.0 million of borrowings under our line of credit during March 2000;
     and

  . 166,667 shares of contingently issuable stock in the Pro.Tel acquisition.

  The information below is qualified by, and should be read in conjunction with, our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                            December 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                               (dollars in
                                                               thousands)
Notes payable, less current portion....................... $   638
                                                           -------
Stockholders' equity:
  Preferred stock, $0.001 par value; 10,000,000 shares
   authorized; none issued and outstanding................      --
  Common stock, $0.001 par value; 175,000,000 shares
   authorized; 14,971,000 shares outstanding, actual; and
           shares outstanding, as adjusted                      15
  Additional paid-in capital..............................   3,945
  Deferred stock-based compensation.......................  (2,065)
  Retained earnings.......................................  23,576
                                                           -------
    Total stockholders' equity............................  25,471
                                                           -------
      Total capitalization................................ $26,109
                                                           =======

                                    DILUTION

  At December 31, 1999, our actual net tangible book value was approximately $23.1 million or $1.55 per share. Actual net tangible book value per share represents the amount of total actual tangible assets less total actual liabilities, divided by the shares of common stock outstanding at December 31,
1999. After giving effect to the sale of the      shares of common stock we are
offering, after deducting the underwriting discounts and commissions and estimated offering expenses, our adjusted net tangible book value at December
31, 1999 would have been $     million, or $     per share. This represents an
immediate increase in as adjusted net tangible book value of $     per share to
existing stockholders and an immediate dilution of $     per share to new
investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.............       $
     Net tangible book value per share at December 31, 1999.... $1.55
     Increase per share attributable to new investors..........
                                                                -----
   Pro forma net tangible book value per share after the
    offering...................................................
                                                                      ---------
   Dilution per share to new investors.........................       $
                                                                      =========

  The following table sets forth, on a pro forma basis, at December 31, 1999 the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and the new investors purchasing shares of common stock in this offering:

                             Shares Purchased  Total Consideration
                            ------------------ ---------------------- Average Price
                              Number   Percent   Amount     Percent     Per Share
                            ---------- ------- ----------- ---------- -------------
   Existing stockholders... 14,971,000       % $   690,853          %     $
   New investors...........
                            ----------  -----  -----------  --------
     Total.................             100.0% $               100.0%
                            ==========  =====  ===========  ========

  The discussion and tables above assume no exercise of the following:

  . approximately 3,086,435 shares of common stock reserved for issuance under our 1993 stock option plan, our 2000 stock plan and our 2000 employee stock purchase plan, of which 817,700 shares were subject to outstanding options at December 31, 1999 issued at a weighted average exercise price of $4.39 per share;

  . 166,667 shares of contingently issuable stock in the Pro.Tel acquisition.

  Sales by the selling stockholders in this offering will reduce the number of
shares of common stock held by existing stockholders to      or approximately
  % (     shares, or approximately   %, if the underwriters' over-allotment
option is exercised in full) of the total number of shares of common stock outstanding upon the closing of this offering and will increase the number of
shares held by new public investors to      or approximately   % (     shares,
or approximately   %, if the underwriters' over-allotment option is exercised in full) of the total number of shares of common stock outstanding after this offering. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data as of December 31, 1997, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been derived from our audited consolidated financial statements audited by KPMG LLP, independent auditors, and, except for the consolidated balance sheet as of December 31, 1997, are included elsewhere in this prospectus.
The selected consolidated financial data as of and for each of the years in the two-year period ended December 31, 1996 have been derived from our audited consolidated financial statements, which were audited by other auditors, and are not included in this prospectus. See Note 1 of the notes to consolidated financial statements of Sunrise for a detailed explanation of the determination of the number of shares used to compute basic and diluted earnings per share. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to them appearing elsewhere in this prospectus.

                                                Year Ended December 31,
                                        ---------------------------------------
                                         1995    1996    1997    1998    1999
                                        ------- ------- ------- ------- -------
                                         (in thousands, except per share data)
Consolidated Statement of Operations:
  Net sales............................ $10,674 $20,174 $29,064 $28,535 $61,465
  Cost of sales........................   2,880   5,189   7,652   7,590  14,736
                                        ------- ------- ------- ------- -------
    Gross profit.......................   7,794  14,985  21,412  20,945  46,729
  Operating expenses:
    Research and development...........   1,722   3,051   5,892   6,203  10,694
    Sales and marketing................   2,565   5,444   7,645   7,764  15,215
    General and administrative.........     649   1,019   1,632   2,243   3,912
                                        ------- ------- ------- ------- -------
    Total operating expenses...........   4,936   9,514  15,169  16,210  29,821
                                        ------- ------- ------- ------- -------
    Income from operations.............   2,858   5,471   6,243   4,735  16,908
  Other income, net....................      22      51     112     224     327
                                        ------- ------- ------- ------- -------
    Income before income taxes.........   2,880   5,522   6,355   4,959  17,235
  Income taxes.........................   1,107   2,081   1,899   1,588   6,291
                                        ------- ------- ------- ------- -------
    Net income......................... $ 1,773 $ 3,441 $ 4,456 $ 3,371 $10,944
                                        ======= ======= ======= ======= =======
  Earnings per share:
    Basic..............................                 $  0.30 $  0.23 $  0.74
                                                        ======= ======= =======
    Diluted............................                 $  0.30 $  0.22 $  0.72
                                                        ======= ======= =======
  Shares used in computing earnings per
   share:
    Basic..............................                  14,882  14,846  14,889
                                                        ======= ======= =======
    Diluted............................                  14,965  15,001  15,275
                                                        ======= ======= =======
                                                     December 31,
                                        ---------------------------------------
                                         1995    1996    1997    1998    1999
                                        ------- ------- ------- ------- -------
                                                    (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents............ $   597 $   638 $ 2,409 $ 5,030 $ 8,615
  Working capital......................   2,568   4,832   8,087  10,164  16,029
  Total assets.........................   6,246  11,260  14,678  17,193  38,266
  Notes payable, less current portion..      --      --      --      --     638
  Total stockholders' equity...........   3,223   6,402  10,462  13,570  25,471

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  We have prepared the following unaudited pro forma consolidated condensed financial statements from our historical financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999 is adjusted as if we had acquired Pro.Tel as of January 1, 1999. The pro forma consolidated condensed balance sheet reflects the acquisition as though it had occurred as of December 31, 1999. Our historical balance sheet at December 31, 1999 reflects the acquisition of Hukk Engineering, which occured in July 1999.

  You should read the unaudited pro forma consolidated condensed financial statements below in conjunction with our audited consolidated financial statements and related notes as of December 31, 1999 and 1998 and for each of the years in the three years ended December 31, 1999, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Pro.Tel included elsewhere in this prospectus.

  The unaudited pro forma consolidated condensed financial statements below do not purport to represent what our results of operations or financial position would have been had the Pro.Tel acquisition occurred on the date specified below or to project our results of operations or financial position for any future periods or date. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. In our opinion, we have made all adjustments that are necessary to present fairly the pro forma data presented below. The actual amounts could differ from those stated below.

                      Sunrise Telecom, Inc. & Subsidiaries
          Unaudited Pro Forma Consolidated Condensed Income Statement
                          Year Ended December 31, 1999
                     (in thousands, except per share data)

                                 Historical Historical  Pro Forma      Pro Forma
                                  Sunrise    Pro.Tel   Adjustments     Combined
                                 ---------- ---------- -----------     ---------
Net sales.......................  $61,465     $1,893         --         $63,358
Cost of sales...................   14,736      1,348     $   146   (A)   16,230
                                  -------     ------     -------        -------
  Gross profit..................   46,729        545        (146)        47,128
Operating expenses:
  Research and development......   10,694         28         684   (A)   11,406
  Sales and marketing...........   15,215        190         325   (A)   15,730
  General and administrative....    3,912        311         470   (A)    6,576
                                                           1,883   (B)
                                  -------     ------     -------        -------
  Total operating expenses......   29,821        529       3,362         33,712
                                  -------     ------     -------        -------
Income from operations..........   16,908         16      (3,508)        13,416
Other income, net...............      327        108        (195)  (C)      240
                                  -------     ------     -------        -------
  Income before income taxes....   17,235        124      (3,703)        13,656
Income taxes....................    6,291         73      (1,352)  (D)    5,012
                                  -------     ------     -------        -------
  Net income....................  $10,944     $   51     $(2,351)       $ 8,644
                                  =======     ======     =======        =======
Earnings per share:
  Basic.........................  $  0.74                               $  0.58
                                  =======                               =======
  Diluted.......................  $  0.72                               $  0.57
                                  =======                               =======

(A) To reflect the increase in amortization expense due to the amortization of deferred stock-based compensation expense, on a straight line basis over the four year vesting period, related to options to purchase common stock at exercise prices deemed to be below fair market value.
(B) To reflect increase in amortization expense due to the amortization of intangibles and goodwill on a straight line basis over five years.
(C) To reflect the decrease in interest income as a result of the reduction in cash paid as partial consideration for the purchase of Pro.Tel.
(D) To reflect the income tax effect of the adjustments at the effective tax rate of 36.5%.

                      Sunrise Telecom, Inc. & Subsidiaries
            Unaudited Pro Forma Consolidated Condensed Balance Sheet
                            As of December 31, 1999
                                 (in thousands)

                               Historical Historical  Pro Forma      Pro Forma
                                Sunrise    Pro.Tel   Adjustments     Combined
                               ---------- ---------- -----------     ---------
Cash..........................  $ 8,615     $   97     $(3,900)  (A)  $ 4,812
Accounts receivable...........    9,524        691                     10,215
Inventories...................    7,612        252                      7,864
Prepaid expenses and other
 assets.......................      214         29                        243
Deferred income taxes.........    2,050        --                       2,050
                                -------     ------     -------        -------
  Total current assets........   28,015      1,069      (3,900)        25,184
Property and equipment, net...    4,417        177                      4,594
Investment....................      646        --                         646
Net intangible assets.........    2,324         16       9,414   (B)   11,754
Other assets..................    2,864         29                      2,893
                                -------     ------     -------        -------
  Total assets................  $38,266     $1,291     $ 5,514        $45,071
                                =======     ======     =======        =======
Accounts payable..............  $ 1,701     $  498     $   190   (B)  $ 2,389
Commissions payable...........    1,344        --                       1,344
Accrued compensation and
 related benefits.............    3,399        --                       3,399
Current portion of notes
 payable and
 other debt...................      219        289         600   (C)    1,108
Other accrued expenses........    2,098        100                      2,198
Income taxes payable..........    2,814         51                      2,865
Deferred revenue..............      411        --                         411
                                -------     ------     -------        -------
  Total current liabilities...   11,986        938         790         13,714
                                -------     ------     -------        -------
Deferred income taxes.........      171         19                        190
Other long-term liabilities...      --          44                         44
Notes payable, less current
 portion......................      638         14                        652
Stock issued in acquisition
 subject to put arrangement...      --         --        5,000   (D)    5,000
Common stock..................    3,960        260        (260)  (E)    3,960
Deferred stock-based
 compensation (loss)..........   (2,065)       --                      (2,065)
Retained earnings.............   23,576         16         (16)  (E)   23,576
                                -------     ------     -------        -------
  Total equity................   25,471        276        (276)        25,471
                                -------     ------     -------        -------
    Total liabilities and
     equity...................  $38,266     $1,291     $ 5,514        $45,071
                                =======     ======     =======        =======

---------------------
(A) To reflect the reduction in cash paid as partial consideration for the purchase of Pro.Tel.
(B) To reflect the excess acquisition cost over the estimated fair value of net assets acquired (intangibles, goodwill and non-compete agreement).
    The purchase price and purchase price allocation is summarized below (in thousands):

   Purchase price paid:
     Cash............................................................... $3,900
     Common stock.......................................................  5,000
     Non-compete payable................................................    500
     Note payable.......................................................    100
     Acquisition costs..................................................    190
                                                                         ------
   Acquisition costs....................................................  9,690
   Allocated to:
     Historical book value of Pro.Tel's assets and liabilities..........    276
                                                                         ------
   Excess purchase price over allocation to identifiable assets and liabilities (intangibles, goodwill and non-compete agreement)....... $9,414
                                                                         ======

(C) To reflect the non-compete payable from the acquisition costs to be paid in 16 quarterly payments.
(D) To reflect common stock issued as partial consideration for the purchase.
(E) To reflect the elimination of the shareholders' equity accounts of Pro.Tel.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

  We manufacture and market service verification equipment to pre-qualify, verify and diagnose telecommunications and Internet networks. We design our products to maximize technicians' effectiveness in the field and to provide realistic network simulations for equipment manufacturers to test their products. Our customers include incumbent local exchange carriers, such as Bell Atlantic Corporation and SBC Communications Inc., competitive local exchange carriers, such as Covad Communications Group, Inc. and NorthPoint Communications Group, Inc., and other service providers, network infrastructure suppliers and installers throughout North America, Latin America, Europe and the Asia/Pacific region.

 Sources of Net Sales

  We sell our products predominantly to large telecommunications service providers. These prospective customers generally commit significant resources to an evaluation of our and our competitors' products and require each vendor to expend substantial time, effort and money educating the prospective customer about the value of the proposed solutions. Delays associated with potential customers' internal approval and contracting procedures, procurement practices, testing and acceptance processes are common and may cause potential sales to be delayed or foregone. As a result of these and related factors, the sales cycle of new products for large customers typically ranges from six to 24 months. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements or requirements contracts. As a result, we commit resources to the development and production of products without having received advance or long-term purchase commitments from customers.

  To date, a significant portion of our net sales has resulted from a small number of relatively large orders from a limited number of customers. In 1999, we sold approximately $25.0 million of our products to affiliates of SBC Communications, which represented approximately 40.6% of our net sales. We anticipate that our operating results for any given period will continue to be dependent to a significant extent on large purchase orders, which can be delayed or cancelled by our customers without penalty. In addition, we anticipate that our operating results for a given period will continue to be dependent on a small number of customers.

  During the last three years, a substantial portion of our net sales were derived from customers located outside of the United States, and we believe that continued growth will require expansion of our sales in international markets. Currently, we maintain a procurement support and manufacturing facility in Taipei, Taiwan, a representative liaison office in Beijing, China, a foreign sales corporation in Barbados and manufacturing, research and development and sales facilities in Modena, Italy and expect to establish additional international sales and other offices in the future. Prior to our acquisition of Pro.Tel, international sales have been denominated solely in U.S. dollars and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates related to these sales activities. We have been exposed, however, to fluctuations in non-U.S. currency exchange rates related to our procurement activities in Taiwan. In the future, we expect that a portion of international sales may be denominated in currencies other than U.S. dollars, thereby exposing us to gains and losses on non-U.S. currency transactions. We may choose to limit such exposure by entering into various hedging strategies. See
Note 14 of notes to consolidated financial statements of Sunrise and "Risk Factors--Risks Relating to Our Business--Risks of International Operations."

  We recognize product sales upon shipment to customers. We offer a three-year warranty covering parts and labor on our DSL and fiber optic products sold in the United States and a one-year warranty covering parts and labor for those products sold overseas with a two-year extended warranty option at time of sale. Our cable TV and signaling products are covered by a one-year warranty. Sales of extended warranties are deferred and recognized over the extended warranty term, which is generally two years. We charge estimated warranty costs to cost of sales when the related sales are recognized. We recognize revenue for out-of-warranty repair when we ship the repaired product.

 Cost of Sales

  Our cost of sales consist primarily of:

  . direct material costs of product components, manuals, product documentation and product accessories sold;

  .  production wages, taxes and benefits;

  .  production allocated occupancy costs;

  .  warranty costs;

  .  the costs of board level assembly by third party contract manufacturers;
     and

  .  scrapped material used in the production process.

We recognize direct cost of sales as we ship product. We expense scrapped materials, wages, taxes, benefits and allocated occupancy costs as incurred.

 Operating Costs

  We classify our operating expenses into three general operational categories: sales and marketing, research and development and general and administrative. Our operating expenses also include stock-based compensation and amortization of goodwill and other intangible assets. We classify all charges to the sales and marketing, research and development and general and administrative expense categories based on the nature of the expenditures. Although each of these three categories includes expenses that are unique to the category type, there are commonly recurring expenditures that are typically included in these categories, such as salaries, amortization of stock-based compensation, employee benefits, travel and entertainment costs, allocated communication, rent and facilities costs and third party professional service fees. The sales and marketing category of operating expenses also includes expenditures specific to the sales and marketing group, such as those relating to commissions, public relations and advertising, trade shows and marketing materials.

  We allocate the total cost of overhead and facilities to each of the functional areas that use overhead and facilities based upon the facilities square footage used by each of these areas. These allocated charges include facility rent and utilities for the corporate office, communications charges and depreciation expense for office furniture and equipment.

  In 1999, we recorded amortization of deferred compensation expense of $205,000 related to the grant of options to purchase our common stock at exercise prices subsequently deemed to be below fair market value. Total compensation expense related to options granted in 1999 will be amortized on a straight-line basis to the departments in which the employees received these below market option grants over the respective four-year vesting periods of the options. In 1999, we allocated amortization of deferred compensation expense of $17,000 to cost of sales, $111,000 to research and development expense, $58,000 to sales and marketing expense and $18,000 to general and administrative expense. At December 31, 1999, $2,065,000 of deferred compensation expense remained to be amortized at a rate not exceeding $142,000 per quarter.

 Acquisitions

  Recently, we purchased two companies, Hukk Engineering and Pro.Tel. In July 1999, we acquired Hukk Engineering, a manufacturer of digital cable testing equipment. We accounted for the Hukk Engineering acquisition as a purchase and recorded goodwill and other intangibles of approximately $2.5 million to be amortized on a straight-line basis over the next five years. In February 2000, we acquired Pro.Tel, an Italian manufacturer of distributed network signaling analysis equipment, and its U.S. affiliate and the assets of an unrelated U.S. distributor. We accounted for the Pro.Tel acquisition as a purchase and recorded goodwill and other intangibles of approximately $9.4 million to be amortized on a straight-line basis over the next five years. In addition, we expect to record stock-based compensation for stock options granted to employees of Pro.Tel subsequent to December 31, 1999 in the amount of $6.5 million to be amortized on a straight-line basis over their four year vesting period. We believe that acquisitions and joint ventures may be an important part of our growth and competitive strategy. See Notes 11 and 15(a) of notes to consolidated financial statements of Sunrise and "Risk Factors--Risks Relating to Our Business--Acquisitions."

Results of Operations

  The following table sets forth certain operating data as a percentage of net sales for the periods indicated:

                                                              Percentage of
                                                                Net Sales
                                                            -------------------
                                                               Year Ended
                                                              December 31,
                                                            -------------------
                                                            1997   1998   1999
                                                            -----  -----  -----
Net sales.................................................. 100.0% 100.0% 100.0%
  Cost of sales............................................  26.3   26.6   24.0
                                                            -----  -----  -----
  Gross profit.............................................  73.7   73.4   76.0
  Operating expenses:
  Research and development.................................  20.3   21.7   17.4
  Sales and marketing......................................  26.3   27.2   24.7
  General and administrative...............................   5.6    7.9    6.4
                                                            -----  -----  -----
  Total operating expenses.................................  52.2   56.8   48.5
                                                            -----  -----  -----
  Income from operations...................................  21.5   16.6   27.5
Other income, net..........................................   0.4    0.8    0.5
                                                            -----  -----  -----
  Income before income taxes...............................  21.9   17.4   28.0
Income taxes...............................................   6.5    5.6   10.2
                                                            -----  -----  -----
Net income.................................................  15.4%  11.8%  17.8%
                                                            =====  =====  =====

Comparison of Years Ended December 31, 1998 and 1999

  Net Sales. Net sales increased approximately 115.4% from $28.5 million in 1998 to $61.5 million in 1999. Sales of our xDSL products accounted for approximately $30.0 million of the $33.0 million increase in net sales in 1999. Sales to affiliates of SBC Communications represented approximately $22.8 million of the increase in 1999. We also introduced two new products in the second half of 1999, the SunSet OCx and SS500, to address the fiber optic transmissions testing market. We expect that sales growth in the near future will be primarily from our xDSL, fiber optics and signaling products.

  Cost of Sales. Cost of sales consists primarily of direct material, warranty and personnel costs related to the manufacturing of our products and allocated overhead. Cost of sales increased approximately 94.2% from $7.6 million in 1998 to $14.7 million in 1999. Cost of sales represented approximately 26.6% of net sales in 1998 and approximately 24.0% in 1999. The decrease as a percentage of net sales during 1999 resulted primarily from an increase in domestic sales, which have higher gross margins than international sales as a percentage of net sales and lower manufacturing costs due to volume discounts.

  Research and Development. Research and development expenses consist primarily of the costs of payroll and benefits for engineers, equipment and consulting services. Research and development expenses increased approximately 72.4% from $6.2 million in 1998 to $10.7 million in 1999. The increase in absolute dollars was primarily due to costs associated with increased staffing dedicated to research and development activities. These research and development expenses represented approximately 21.7% of net sales during 1998 and approximately 17.4% in 1999. The decrease as a percentage of net sales in 1999 was primarily attributable to increased product sales relative to research and development expenditures. We expect that research and development expenses will increase in absolute dollars for the foreseeable future as we intend to continue to invest in product development.

  Sales and Marketing. Sales and marketing expenses consist primarily of manufacturers' representatives and direct sales commissions, personnel, travel and facilities expenses related to sales and marketing, and trade show and advertising expenses. Sales and marketing expenses increased approximately 96.0% from $7.8 million in 1998 to $15.2 million in 1999. The increase in absolute dollars in 1999 was primarily related to increased staffing to support expanded product offerings, increased marketing and promotional activities and an increase in commissions paid to the independent manufacturers' representatives. These sales and marketing expenses represented approximately 27.2% of net sales during 1998 and approximately 24.7% in 1999. The decrease as a percentage of net sales during 1999 was primarily due to relatively higher growth in sales in North America as a percentage of net sales. We expect that sales and marketing expenses will increase in absolute dollars for the foreseeable future as we intend to invest in our sales and marketing capabilities.

  General and Administrative. General and administrative expenses consist primarily of personnel, facilities and other costs of our finance and administrative departments, amortization of goodwill and other intangibles as well as legal and accounting expenses. General and administrative expenses increased approximately 74.4% from $2.2 million in 1998 to $3.9 million in 1999. The increase in absolute dollars was primarily related to increased staffing and related costs associated with the growth of our business and professional and legal fees associated with our successful patent lawsuit against Electrodata, Inc. These general and administrative expenses represented approximately 7.9% of net sales during 1998 and approximately 6.4% in 1999. The slight decrease as a percentage of net sales during 1999 was primarily due to relatively higher growth in net sales and our ability to leverage our base of resources to support a larger organization. We anticipate that general and administrative expenses will continue to increase in absolute dollars for the foreseeable future as we accommodate our growth, add related infrastructure and incur expenses related to being a public company.

  Other Income, Net. Other income, net represents primarily interest earned on cash balances. Other income, net increased from $224,000 in 1998 to $327,000 in 1999. The increase in 1999 resulted from increased interest earned on higher balances of cash and cash equivalents resulting from increased cash flow from operations, partially offset by interest expense attributable to notes payable.

  Income Taxes. Income taxes consists of federal, state and international income taxes. We recorded income tax expense of $1.6 million in 1998 and $6.3 million in 1999. Our effective income tax rates were 32.0% in 1998 and 36.5% in 1999. The effective income tax rate was higher in 1999 than in 1998 primarily due to higher levels of income as well as an increased concentration of sales in local jurisdictions with higher tax rates.

Comparison of Years Ended December 31, 1997 and 1998

  Net Sales. Net sales decreased 1.8% from $29.1 million in 1997 to $28.5 million in 1998. The decrease in sales from 1997 to 1998 was primarily due to the consolidation of two of our large customers, which resulted in delays in orders for certain of our products as they integrated their purchasing practices, a downturn in global economies, especially in Asia, deregulation in Europe and privatization in Latin America.

  Cost of Sales. Cost of sales decreased approximately 0.8% from $7.7 million in 1997 to $7.6 million in 1998. Cost of sales represented approximately 26.3% of net sales in 1997 and 26.6% in 1998. The decrease in absolute dollars and the slight increase as a percentage of net sales during 1998 resulted primarily from the change in product mix and lower volume of new products sold in 1998 compared to 1997. Overall decreases in material costs were assisted by the organization of Taiwan Sunrise Telecom Company Limited in 1998 to manage local procurement activities in Taiwan. The material cost reductions were partially offset by lower prices on our products in Asia and other countries during 1998 as well as start-up manufacturing, materials and integration expenses associated with the initial release of SunLite E1, SunLite BRI, SunSet E8, SunSet PDH, SunSet E20 and the SunSet xDSL. Quality standards and procedures were also increased in 1998 as a result of ISO 9001 certification, which we received in September 1998. The increased effort to maintain ISO 9001 certification, documentation and procedures increased additional expense to the overall cost of goods sold.

  Research and Development. Research and development expenses increased approximately 5.3% from $5.9 million in 1997 to $6.2 million in 1998. The increase in both absolute dollars and as a percentage of net sales was primarily due to costs associated with increased staffing dedicated to research and development activities. These expenses represented approximately 20.3% of net sales in 1997 and approximately 21.7% in 1998.

  Sales and Marketing. Sales and marketing expenses increased approximately 1.6% from $7.6 million in 1997 to $7.8 million in 1998. The increase in absolute dollars in 1998 was primarily related to increased staffing as we expanded product offerings and increased marketing and promotional activities. These expenses represented approximately 26.3% of net sales during 1997 and approximately 27.2% in 1998. The increase as a percentage of net sales during 1998 was primarily due to advertising and promotional expenses for new products as well as an increase in travel expenses for expanded sales activities.

  General and Administrative. General and administrative expenses increased approximately 37.4% from $1.6 million in 1997 to $2.2 million in 1998. The increase in absolute dollars was primarily related to increased staffing and related costs associated with the growth of our business. These expenses represented approximately 5.6% of net sales during 1997 and approximately 7.9% in 1998. The increase as a percentage of net sales during 1998 was primarily due to increased staffing and related costs incurred in anticipation of future growth as well as an increase in legal and professional fees associated with our successful patent lawsuit against Electrodata, Inc.

  Other Income, Net. Other income, net increased from $112,000 in 1997 to $224,000 in 1998. The increase in 1998 resulted from increased interest earned on higher balances of cash and cash equivalents resulting from increased cash flow from operations, partially offset by interest expense attributable to notes payable.

  Income Taxes. We recorded income tax expense of $1.9 million in 1997 and $1.6 million in 1998. Our effective income tax rates were 30% in 1997 and 32% in 1998. The effective income tax rate was higher in 1998 than in 1997 primarily due to reduced foreign sales corporation export benefits due to a reduction in international sales as a percentage of net sales and research and development tax credit benefits.

Selected Quarterly Results of Operations

  The following table sets forth certain quarterly financial data for the eight quarters ended December 31, 1999. This quarterly information is unaudited, has been prepared on the same basis as our annual financial statements, and, in our opinion, reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                        Quarter Ended
                          --------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30,  Sept. 30, Dec. 31,
                            1998     1998     1998      1998     1999     1999      1999      1999
                          -------- -------- --------- -------- -------- --------  --------- --------
                                                       (in thousands)
Net sales...............   $5,956   $7,831   $7,499    $7,249   $8,090  $16,410    $14,511  $22,454
Cost of sales...........    1,750    2,124    2,096     1,620    2,281    4,001      3,463    4,991
                           ------   ------   ------    ------   ------  -------    -------  -------
Gross profit............    4,206    5,707    5,403     5,629    5,809   12,409     11,048   17,463
Operating expenses:
 Research and
  development...........    1,389    1,582    1,574     1,658    1,706    2,813      2,793    3,382
 Sales and marketing....    1,676    2,080    1,938     2,070    2,130    4,157      3,645    5,283
 General and
  administrative........      447      480      534       782      522    1,040      1,100    1,250
                           ------   ------   ------    ------   ------  -------    -------  -------
 Total operating
  expenses..............    3,512    4,142    4,046     4,510    4,358    8,010      7,538    9,915
                           ------   ------   ------    ------   ------  -------    -------  -------
 Income from
  operations............      694    1,565    1,357     1,119    1,451    4,399      3,510    7,548
Other income, net.......       43       49       52        80       71       39         99      118
                           ------   ------   ------    ------   ------  -------    -------  -------
 Income before income
  taxes.................      737    1,614    1,409     1,199    1,522    4,438      3,609    7,666
Income taxes............      258      565      523       242      476    1,404      1,149    3,262
                           ------   ------   ------    ------   ------  -------    -------  -------
Net income..............   $  479   $1,049   $  886    $  957   $1,046  $ 3,034    $ 2,460  $ 4,404
                           ======   ======   ======    ======   ======  =======    =======  =======
                                                As a Percentage of Net Sales
                          --------------------------------------------------------------------------
Net sales...............    100.0%   100.0%   100.0%    100.0%   100.0%   100.0%     100.0%   100.0%
Cost of sales...........     29.4     27.1     28.0      22.3     28.2     24.4       23.9     22.2
                           ------   ------   ------    ------   ------  -------    -------  -------
Gross profit............     70.6     72.9     72.0      77.7     71.8     75.6       76.1     77.8
Operating expenses:
 Research and
  development...........     23.3     20.2     21.0      22.9     21.1     17.1       19.2     15.1
 Sales and marketing....     28.2     26.6     25.8      28.5     26.3     25.3       25.1     23.5
 General and
  administrative........      7.5      6.1      7.1      10.8      6.5      6.4        7.6      5.6
                           ------   ------   ------    ------   ------  -------    -------  -------
 Total operating
  expenses..............     59.0     52.9     53.9      62.2     53.9     48.8       51.9     44.2
                           ------   ------   ------    ------   ------  -------    -------  -------
 Income from
  operations............     11.6     20.0     18.1      15.5     17.9     26.8       24.2     33.6
Other income, net.......      0.7      0.6      0.7       1.1      0.9      0.2        0.7      0.5
                           ------   ------   ------    ------   ------  -------    -------  -------
 Income before income
  taxes.................     12.3     20.6     18.8      16.6     18.8     27.0       24.9     34.1
Income taxes............      4.3      7.2      7.0       3.4      5.9      8.5        7.9     14.5
                           ------   ------   ------    ------   ------  -------    -------  -------
Net income..............      8.0%    13.4%    11.8%     13.2%    12.9%    18.5%      17.0%    19.6%
                           ======   ======   ======    ======   ======  =======    =======  =======

  Our operating results have fluctuated from quarter to quarter due to a variety of reasons. We note below some of the larger changes in various line items in the table above.

  Net Sales. Net sales increased significantly during the quarter ended June 30, 1999 as compared to the first and third quarters of 1999. This was primarily due to an increase in shipments of our SunSet xDSL product to Pacific Bell, an affiliate of SBC Communications, as Pacific Bell began to accelerate the installation of their ADSL service. Shipments in the third quarter of 1999 remained relatively level and then increased once again in the fourth quarter of 1999 as Pacific Bell's year end orders increased.

  Gross Profit. Gross profit increased to 77.7% of net sales during the quarter ended December 31, 1998 and increased again to 77.8% of net sales during the quarter ended December 31, 1999, primarily due to an increase in domestic sales as a percentage of net sales and the mix of product shipped during the quarter, each of which led to higher gross profit.

  Research and Development. During the quarters ended September 30, 1998 and September 30, 1999, research and development expenses decreased in absolute dollars due to the reduction in bonus accruals during the quarter, corresponding with net sales declines during the third quarters of 1998 and 1999.

  Sales and Marketing. Sales and marketing expenses increased in absolute dollars during the second and fourth quarters ended June 30, 1998 and December 31, 1998 due to increased spending in advertising and promotion of new products during the quarters. Additional fluctuation in sales and marketing expense can occur due to the geographical location of sales because we incur commission expense on domestic sales whereas we incur a reduced sales price net of distributor mark up on international sales.

  General and Administrative. General and administrative expenses generally increased in absolute dollars during the eight quarters ended December 31, 1999 primarily due to increases in personnel and related costs required to support our growth. The increase in general and administrative expense during the quarters ended December 31, 1998 and June 30, 1999 through September 30, 1999 was related primarily to legal and professional expenses relating to our successful patent litigation against Electrodata. During the quarter ended December 31, 1999, general and administrative expenses increased due to a full quarter of amortization associated with the Hukk Engineering acquisition.

  We believe that quarterly revenues and operating results are likely to vary significantly in the future and that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. We cannot assure you that our net sales will increase or be sustained or that we will be profitable in any future period. Further, it is likely that there will be quarter to quarter fluctuations in our operating results some of which may be below the expectations of public market analysts and investors. For a discussion of the factors that could affect our quarterly operating results and the possible effects of these changes, see "Risk Factors--Risks Relating to Our Business-- Quarterly Fluctuations" and "Selected Consolidated Financial Data."

Backlog

  Our backlog of customer orders at December 31, 1999 was approximately $11.0 million. Variations in the size and delivery schedules of purchase orders that we receive, as well as changes in customers' delivery requirements may result in substantial fluctuations in the amount of backlog orders for our products from quarter to quarter. Accordingly, we believe that our backlog cannot be considered a meaningful indicator of our future financial results.

Seasonality

  We believe that our sales are seasonal in nature with the largest portion of quarterly sales tied to the buying patterns of our customers which usually increase during the last calendar quarter of the year as customers spend the unused portion of their yearly budget. As a result, our first quarter sales tend to decrease from the prior quarter.

Liquidity and Capital Resources

  Historically, we have financed our operations and satisfied our capital expenditure requirements primarily through cash flow from operations. As of December 31, 1999, we had working capital of $16.0 million and cash and cash equivalents of $8.6 million.

  Cash provided by operating activities was $2.4 million in 1997, $4.5 million in 1998 and $10.1 million in 1999. Operating cash flows in 1999 increased primarily due to increased levels of income from operations, partially offset by increases in accounts receivable due to increased sales late in the period and increases in inventory.

  Cash used in investing activities was $227,000 in 1997, $1.7 million in 1998 and $6.2 million in 1999. Our use of cash in investing activities in 1999 was primarily related to a $2.7 million cash deposit for the purchase of land for and construction of our new facility, a $782,000 payment relating to the Hukk

Engineering acquisition and $2.7 million of purchases of property and equipment. We believe that capital expenditures will total approximately $25.0 million in 2000, including an additional approximately $15.0 million relating to our new facility in San Jose, California.

  Cash used in financing activities was $396,000 in 1997, $263,000 in 1998 and $311,000 in 1999. Our use of cash in financing activities in 1999 was primarily related to the repurchase of $202,000 of our common stock and cash dividends of $223,000, offset by proceeds from the exercise of stock options.

  In February 2000, we issued 166,667 shares of our common stock to the former Pro.Tel shareholders as part of the total purchase price for Pro.Tel and granted those shareholders the right to sell all of their shares back to us at $30.00 per share on May 22, 2000. If all of the former Pro.Tel shareholders elect to sell their shares back to us, we will be required to pay them $5.0 million in cash.

  Currently, we have a line of credit from Bank of America, N.A., an affiliate of Banc of America Securities LLC. The line of credit provides for up to $3.0 million in borrowings at the bank's prime rate and expires on October 1, 2000. At December 31, 1999, there was no balance outstanding under the line of credit. In March 2000, we borrowed $3.0 million under the line of credit. Borrowings under the line of credit are secured by our inventory and accounts receivable. The agreement governing the line of credit contains covenants, which we were in compliance with at December 31, 1999, that, among other things:

  . requires us to maintain various financial covenants, including profitability and current ratios;

  .  limits capital expenditures;

  . restricts the payment of dividends on our common stock, including that offered by this prospectus, to dividends payable in common stock and to $750,000 payable in any one fiscal year; and

  . restricts our ability to redeem our common stock beyond 20% of our net income for the prior fiscal year.

  We believe that the net proceeds received by us from this offering, together with current cash balances, cash flows from operations and available borrowings under our line of credit will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and other activities for at least the next 12 months. After that, if current sources are not sufficient to meet our needs, we may seek additional equity or debt financing. In addition, any material acquisition of complementary businesses, products or technologies or material joint venture could require us to obtain additional equity or debt financing. We cannot assure you that such additional financing would be available on acceptable terms, if at all.

Qualitative and Quantitative Disclosure about Market Risk

  We sell our products in North America, Asia, Latin America and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our services less competitive in foreign markets. Prior to the acquisition of Pro.Tel in February 2000, we had not used derivative instruments to hedge our foreign exchange risks. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in money market accounts. Due to the nature of our investments, we anticipate no material market risk exposure.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Currently, we do not hold any derivative instrument, so we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to implement SFAS No. 133 during the year ending December 31, 2001.

                                    BUSINESS

Overview

  We manufacture and market service verification equipment that enables service providers to pre-qualify facilities for services, verify newly installed services and diagnose problems relating to the new DSL services, fiber optics, cable TV networks and signaling networks. We design our products to maximize technicians' effectiveness in the field and to provide realistic network simulations for equipment manufacturers to test their products. Our customers include incumbent local exchange carriers, such as Bell Atlantic Corporation and SBC Communications Inc., competitive local exchange carriers, such as Covad Communications Group, Inc. and NorthPoint Communications Group, Inc. and other service providers, network infrastructure suppliers and installers throughout North America, Latin America, Europe and the Asia/Pacific region.

  Our objective is to be a leading provider of service verification test equipment for a broad range of applications within the global telecommunications industry. The key elements of our strategy are to maintain our leadership position in DSL service verification equipment, to penetrate the growing market for verification test equipment for fiber optics and cable TV, to expand beyond field verification testing into remote testing, alarm and surveillance and central office testing applications, to continue to expand internationally, to pursue strategic acquisitions and joint ventures and to pursue follow-on sales opportunities by continuing to develop and market hardware modules which can be inserted into the chassis of our service verification equipment.

  We were incorporated in California as Sunrise Telecom, Inc. in October 1991. Prior to the closing of this offering, we intend to reincorporate as a Delaware corporation and change our name to Sunrise Telecom Incorporated.

Industry Background

 Demand for High-Speed Data Access

  The telecommunications industry is undergoing fundamental change and growth worldwide. Following the Telecommunications Act of 1996, competitive local exchange carriers in the United States have been allowed to compete with incumbent local exchange carriers, including the regional Bell operating companies, for local carrier services. The regulatory developments in the telecommunications industry have coincided with a surge in demand for high-speed Internet access and data transmission service. According to Ryan Hankin Kent, Inc., data traffic in the United States and Canada has surpassed the amount of voice traffic carried on the existing telephone network. At the end of 1999, data traffic had reached 350,000 terabytes per month, approximately seven times the level of voice traffic. Further, the research indicates that streaming media or other large, multi-media intensive files account for ten percent of all Internet traffic, while voice and fax over Internet protocol represents two to three percent of all traffic. Consumers are seeking higher-speed access to bandwidth intensive content and services, such as highly graphical Web sites, audio, video and software downloads. As an increasing number of Internet users access more and different content, the ability to connect to and receive data from the Internet at high speeds has become and will continue to be more important. Businesses have even greater requirements for high-speed access to implement e-commerce strategies, to access the Internet for a variety of purposes and to provide employees with effective telecommuting capabilities. Outside the United States, there is evidence to suggest that deregulation and the availability of broadband service will continue and will follow the general trends in the United States.

  Service providers are responding to the increased demand with the deployment of reliable high-speed, digital networks. One primary investment area is the redesign of the access network to support broadband access to end users. This portion of the network between the customer's premise and the service provider's central office is also known as the "last-mile." The last mile typically consist of copper wires that operate at substantially lower transmission speeds than those offered in the long-haul segment of a network or by some available broadband alternatives. These copper wires were originally intended to carry only analog circuit-switched, low-speed voice signals and, as a result, have become a bottleneck that limits high-speed data transmission. Several access technologies are being deployed to support higher-speed Internet access in the networks, including digital subscriber lines, digital cable TV, fiber optics and broadband wireless. In addition, the signaling portion of the network is essential to the integration of new broadband services into the existing telecommunications network. We summarize some of these technologies below.

  Digital Subscriber Line Technology. Digital subscriber line technology, commonly known as DSL, today transmits data up to 50 times faster than a conventional dial-up modem using the existing copper telephone wires. Various implementations of DSL are being developed and deployed, including asymmetric DSL, known as ADSL, symmetric DSL, know as SDSL, high bit-rate DSL, know as HDSL, and ISDN DSL, known as IDSL. Service providers deploying DSL technology include incumbent local exchange carriers, such as SBC Communications, Inc. and Bell Atlantic Corporation, as well as competitive local exchange carriers, such as Rhythms NetConnections Inc., Covad Communications Group, Inc. and Northpoint Communications Group, Inc.

  Cable TV Networks. Cable TV operators use two-way cable, cable modems installed in the home, cable modem termination systems installed at major cable concentration points and network headend equipment designed to interface their cable TV networks to video feeds and other networks. Several cable companies are currently offering broadband access services across two-way cable, including Excite@Home, Road Runner, Softnet Systems, Inc., High Speed Access Corporation and TimeWarner. In addition, we believe that as a result of AT&T's recent acquisition of Tele-Communications, Inc. and the proposed merger of America Online, Inc. and Time Warner, cable TV networks will be used increasingly for voice and high-speed data services.

  Fiber Optics. Fiber optic cables use pulses of light to transmit digital information. Because fiber optic cables support thousands of high-speed, local digital connections onto a single higher-speed connection to the central office or the central side of the cable TV network where the video signals emanate, they offer virtually unlimited bandwidth capacity. Due to their high capacity, fiber optic cables are being used increasingly in the access network in both telecommunications and cable TV applications.

  Signaling. Telephone systems require a signaling mechanism to set up and end phone calls. These signals serve three basic functions: supervising or monitoring the status of a line on circuit to see if it is busy, idle or requesting service; alerting or indicating the arrival of an incoming call; addressing or transmitting routing and destination signals over the network. Signaling Systems 7, or SS7, is the standard signaling system used by telecom networks worldwide. Signaling networks must support new access technologies to ensure interoperability with the existing telephone network.

  We believe that the increasing demand for high-speed bandwidth access and the increasing development and availability to end users of technologies, such as those described above, that support this access will propel the continued growth of the Internet and of network service providers. According to Ryan Hankin Kent, Inc., at the end of 1999, 625,000 households and businesses in the United States and Canada used DSL for broadband access and another 1.5 million households used cable TV modems. Further, by 2003, the research indicates that there will be 13.6 million DSL connections and 11.1 million cable TV modem connections.

 Challenges of High-Speed Data Services Deployment

  Regardless of the type of technology, the successful deployment of high-speed broadband services poses several major challenges to service providers. Physical impairments in cable TV lines and the copper telephone wires upon which DSL technology depends can degrade the quality of the broadband access and, in some cases, prevent any service from being delivered. Examples of physical impairments include the following:

  . shorts, which occur when the twisted pair conductors are touching each other or when one of them comes into contact with a grounded piece of metal;

  . opens, which occur in a variety of ways including when a splice joining two cable segments fails or when a construction crew cuts through a buried cable;

  . power crosses, which occur when the telephone wire comes into contact with a live AC power source; and

  . wet cables, which occur when the aerial cable is subjected to rain or when the underground cable comes into contact with ground water and the pressurization system (if any) is inadequate to handle the leakage.

  In addition to the challenges stated above, ADSL service for residential end users faces its own particular challenges. ADSL is designed to share the existing copper telephone wires using splitters or microfilters at the customer premises and central office to break the single line into two service appearances. Although a customer may have a working voice line, several line impairments can kill ADSL service. These impairments include:

  . load coils, which are inductors sometimes placed at 6000 foot intervals on telephone lines to optimize voice transmission;

  . bridge taps, which occur when an existing spare telephone line to one customer location is "tapped" into prior to its endpoint to provide service to another location that has exhausted its supply of existing copper telephone lines, with the result that the line then has two separate customer ends, one at the original location and the other at the new location;

  . AM radio interference, where the AM radio spectrum covers the same frequencies used in ADSL, HDSL, high speed SDSL and T1 frequencies; and

  . intra-cable crosstalk between high frequency service twisted pairs, where the twisted pairs act as long antennas placed in the same cable bundles, effectively transmitting onto one another creating excessive levels of background noise.

Because these problems may only be diagnosed and repaired effectively in the field, many DSL service providers send field technicians to verify every line before they hand over service to their customers.

  Cable TV and fiber optic networks face similar challenges. The cable TV network was used originally to support one-way analog transmission of video images. Now, digital cable TV networks also support voice and interactive high-speed data services and customers require the same level of reliability as provided by the existing telephone network. Potential problems for reliable and high quality broadband access through cable TV lines include signal return path interference and downstream signal degradation. As a result, cable TV providers believe that cable plant pre-qualification and verification is a prerequisite for the successful implementation of the technology. The widespread deployment of fiber optic technologies into the cable TV and telecommunications access networks also requires field verification equipment to verify and diagnose service problems with these links.

 The Need for Service Verification Equipment

  In order to deploy successfully and maintain the new broadband networks, service providers rely on sophisticated service verification equipment. This equipment allows service providers to pre-qualify facilities for services, verify proper operation of newly installed services and diagnose problems. In addition, equipment manufacturers use service verification equipment to test simulated networks during equipment development and verify the successful production of equipment. Service verification equipment can be grouped into three types: field verification, remote testing and alarm and surveillance.

  Field Verification Equipment. Field verification equipment is used by all service providers to probe the actual wires, cables or airwaves to verify that a service works. In the case of a service malfunction, a field technician can use the equipment to locate the exact fault so that repairs can be made. Research and development labs, manufacturing departments and central office technicians also use field verification equipment in their day-to-day operations. Of the three types of service verification equipment, field verification equipment delivers the most detailed service information and is essential to the successful deployment of broadband networks. Service providers have found field verification to be the most effective method to ensure that the lines work as promised before they hand over service to their customers.

  Remote Test Equipment. Remote test equipment can help verify services and identify certain types of service malfunctions from a centralized location. The equipment is typically controlled by a centralized test system that automates much of the remote testing process. It is commonly used to determine which section within a 3,000 mile circuit has malfunctioned and to diagnose quickly the nature of a customer's complaint. Due to its centralized and automated nature, remote test equipment is an efficient way to complement field test equipment in the deployment and maintenance of broadband networks.

  Alarm and Surveillance Equipment. Alarm and surveillance equipment constantly monitors the telephone network, searching for facility or service degradations, including outages. When a problem is noticed, a report may be sent immediately to an automated trouble diagnostic system or to a human operator who interprets the message and decides what further action is required. Corrective action typically involves field verification or remote test equipment to identify and correct specific problems.

  Because the competition for subscribers for high-speed bandwidth access is intense, the quality and reliability of network service has become critical to service providers because of the expense, loss of customers and negative publicity resulting from poor service. Field technicians who use service verification equipment allow service providers to verify and repair service problems effectively and, thus, increase the quality and reliability of the network. We believe that as broadband services are deployed further and as competition for subscribers proliferates, service providers will increasingly depend on advanced field test and monitoring solutions.

The Sunrise Solution

  We design and manufacture service verification equipment that enables service providers to pre-qualify facilities for services, verify newly installed services and diagnose problems relating to the new DSL services, fiber optic and cable TV and signaling networks. Our products also enable equipment manufacturers to test simulated networks during equipment development and verify the successful production of equipment. Our products offer the following features:

  . Design Flexibility. We design our products to be flexible and to evolve as customer needs change. Our SunSet xDSL line, for example, allows field technicians the ability to upgrade their equipment easily through a variety of plug-in hardware modules. This flexible design allows the customer to adapt the test set to new DSL services and applications as network standards evolve, thereby protecting the customer's investment in the test equipment.

  . Customer Driven Features. Each of our products is highly tailored to our customers' needs. Our marketing engineers continually interact with our customers during the design process to ensure that our products are the best available solution for them. For example, based on conversations with our customers, we developed a pinging method for the technician to verify that a DSL line works the entire distance from the customer's premise to the Internet service provider. This feature is now an industry standard.

  . Handheld Design. We design most of our products to be used in the field. Most of our DSL and fiber optic products weigh less than three pounds and offer handheld convenience. The compact, lightweight design of these products enable field technicians to access problems and verify line operation quickly. The SunSet OCx for example, is the first handheld ATM-compatible fiber optic field test set for SONET, or synchronous optical network, which is the North American standard for transmissions using fiber optics. Similarly, our new SunSet SDH will offer the same flexibility as the SunSet OCx for different international standards.

  Because of the design and functionality of our products, we provide the following benefits to our customers:

  . Rapid and Efficient DSL Deployment. Our products allow field and office technicians to test DSL lines rapidly and efficiently to ensure that they are properly connected to the central office and that they can support a specific type and speed of DSL service. In a single device, our products can be used to pre-qualify facilities for services, identify the source of problems and verify the proper operation of newly installed service before handing service over to customers.

  . Improved Network Quality and Reliability. Field and office technicians use our products to diagnose and locate a variety of problems and degradations in broadband service. For example, our xDSL products allow extensive diagnosis and analysis of the physical layers of the copper wire network. This allows service providers to identify and repair problems and to restore service efficiently. As a result, our products support our customers' need to provide high quality and reliable service.

Strategy

  Our objective is to be a leading provider of service verification test equipment for a broad range of applications within the global telecommunications industry. The following are the key elements of our strategy:

  . Maintain Leadership Position in DSL Service Verification Equipment. We intend to maintain our leadership position in DSL service verification equipment by continuing to enhance the features and functionality of our existing products to serve our customers' rapidly changing needs. In particular, we expect to introduce additional products to address new DSL technologies. We also plan to expand our relationships with the top DSL service providers in the United States and in international markets.

  . Penetrate the Growing Market for Fiber Optic Cable Verification Testing Equipment. We plan to capitalize on the expanding use of fiber optic cable in the telecommunications industry. For example, we have just introduced three new products to support testing of higher bandwidth fiber optic networks and plan to continue to increase the data rates supported by our optical products and develop additional products to support new network applications and technologies based on gigabit optical rates.

  . Provide New Cable TV Verification Solutions. We intend to penetrate the growing market for verification equipment for cable TV by adding features and functionality to increase the applicability of our product offerings. For example, we have recently introduced our CR1200R, which provides for testing digital networks with Internet capabilities, and we expect to add new features in the future. Similarly, we intend to further address the convergence of voice and data across cable TV networks.

  . Expand Beyond Field Verification Testing. We intend to leverage our expertise in field verification testing to expand into remote testing, alarm and surveillance and central office testing applications. Our Ghepardo signaling products allow technicians to remotely access signaling probes distributed throughout the network. In addition, our Ghepardo products provide alarm and surveillance monitoring and enable equipment developers to exercise and evaluate their network elements' signaling capabilities. We have also introduced products aimed at central office testing that are a natural extension of our field testing products. For example, the SS500 is a complete SONET service tester that offers a new combination of bi-directional protocol analysis and service verification for the central office, and our xDSL products offer the industry's only rack-mount verification solution for central office technicians.

  . Grow Internationally. We plan to expand from our presence in over 60 countries to meet the growing demand for high-speed access solutions and increase our brand recognition internationally. We believe existing service providers in Asia, Europe and Latin America will gradually convert their installed base of analog voice equipment to more efficient DSL equipment due to the advantages of the technology, its superior economics compared to readily available alternatives and the increasing demand for it. We plan to introduce a new fiber optics testing product, the Sunset SDH, which provides a combination of SONET/SDH for testing international gateway areas. We intend to add features to our existing products to make our solutions more attractive to service providers in other countries.

  . Pursue Strategic Acquisitions. We plan to continue to make acquisitions and enter into joint ventures on a selected basis. We expect that acquisitions and joint ventures may provide an efficient way of expanding our business, product offerings and access to different customers and market niches.

  . Pursue Follow-On Sales Opportunities. We plan to continue to develop hardware modules that allow our customers to increase the functionality of the products which they have purchased from us. For example, our xDSL products allow technicians to add hardware cartridges to test different types of DSL service. This feature allows customers to protect their investment in test equipment and generates follow-on sales opportunities as we develop new modules in the future.

Products

  We currently offer two main categories of service verification products: broadband access service verification products and signaling testing products.

 Broadband Access Service Verification Products

  Our broadband access service verification products support a wide range of access technologies, including DSL, cable TV and fiber optics, and within each of these technologies, different transmission types, frequencies or speeds and protocols, including:

  . T1 and T3, which are digital transmission links used in the United States, Canada, Hong Kong and Japan with a capacity of 1.54 and 44.7 megabits per second;


  . EI, E2, E3 and E4, which are the European equivalents of T1 and related transmission types;

  . Internet Protocol, a standard describing software which keeps track of the network of Internet addresses for different notes, routes, outgoing messages and incoming messages;

  . datacom, a transmission type which transfers encoded data between points;

  .  DDS, or data digital service, a private line digital service;

  . ISDN, or integrated services digital network, a standard for digital communication which comes in two types, BRI, or basic rate interface, at 144,000 bits per second, and primary rate at 1.54 megabits per second.

  . frame relay, an access standard which uses a form of packet switching in the form of "frames" in variable length, which allows the transmission of data with most protocols;

  . GSM, or the global system for mobile communications, which is the set of standards specifying infrastructure for digital phone service in Europe, Japan, Alaska and other countries;

  . STS-1, or synchronous transport signal level 1, which is an electrical signal which is converted to or from SONET's optically based signal; and

  . OC-3 and OC-12, which are optical carrier levels that are the optical counterparts of STS-1 at speeds ranging from 156 to 622 megabits per second.

We design our products to enable technicians to verify if a broadband service has been properly installed and to help identify and correct problems in case of an error. Our products are designed to be carried into the field by a technician and offer a large graphical display, menu-driven functionality and an easy-to-use interface. In addition, most of our DSL and fiber optic products weigh less than three pounds, allowing field technicians to carry them easily. Many of our new models support plug-in hardware modules that enable technicians to upgrade our handheld test sets quickly and easily while in the field.

  Sales of our DSL products accounted for 100% of our net sales in 1997 and 1998 and approximately 97.5% in 1999. Although we have recently introduced or acquired fiber optic, cable TV and signaling products, we expect that sales of DSL products will continue to account for a substantial majority of our net sales for the foreseeable future.

  We offer a three-year warranty on our DSL and fiber optic products sold in the United States and a one-year warranty for those sold overseas with a two-year extended warranty option at the time of sale. We offer a one-year warranty on our cable TV and signaling products.

  Within our broadband access testing products, we manufacture service varification equipment for three main technologies: DSL, cable TV and fiber optics. We describe our major products in each product category below.

 DSL Products

 Global DSL          Global DSL products allow worldwide telecommunications
                     service providers to install and troubleshoot digital copper-based circuits and services. The xDSL series finds data transmission rates and noise margins that can be supported by the line. This series employs DSL modules to test specific transport technologies, such as IDSL, ADSL, HDSL, SDSL, and other digital transmission types, such as T1, datacom and DDS. Our DSL modules also support data communication protocols such as IP, ISDN, frame relay and voice. Our modular architecture allows technicians to use a single unit to test a variety of DSL services. In addition, the flexibility of the modular architecture protects a customer's investment in the chassis.

   SunSet xDSL       .  Handheld chassis for DSL service verification that
 Full   Chassis         also supports the testing of lines for physical
                        impairments. This module supports all Sunrise DSL modules to allow field technicians to test various types of DSL technologies with a single chassis.

   SunSet xDSL       .  Handheld chassis for DSL service verification only.
 Light   Chassis        This chassis supports all Sunrise DSL modules to
                        allow field technicians to test various types of DSL technologies with a single chassis.

   xDSL RAM          .  Rack-mount chassis to be used in central office
                        applications by central office technicians and frame technicians. The xDSL RAM holds up to six DSL modules for DSL service verification and supports the testing of lines for physical impairments.

   SunSet ISDN,      .  Our ISDN and BRI products support ISDN analysis and
   SunLite BRI          service verification for primary rate ISDN and basic
                        rate ISDN.

--------------------------------------------------------------------------------

 North American      We design our North American DSL products specifically
                     for the North American market and support applications common to this market.

   SunSet T1         .  Supports transmission testing for T1, including
                        service verification for voice services.

   SunSet T10        .  Supports transmission testing for T1 with service
                        verification and diagnostics for multiple data protocols, such as ISDN, frame relay, GSM, SS7 and voice services.

   SunSet T3         .  Supports transmission testing for T1, T3 and E1 and
                        service verification and diagnostics for ISDN and voice services. This product offers the versatility to test T1 and T3 in a single unit as well as E1 testing for international gateway areas that support these circuits.

   SunSet STS-1
                     . Supports transmission testing for T1, T3 and STS-1 and both optical and electrical signals related to SONET.

 DSL Products

 International       We design international DSL products specifically for
                     testing lines outside the North American market and supports protocols common to the international market.

   SunLite E1        .  Supports E1 transmission testing in a small test set.

   SunSet E1, E1e,   .  Supports E1 transmission testing and service
 E8                     verification for frame relay and voice services.

   SunSet E10, E20   .  Supports transmission testing for E1 circuits and
                        service verification for data protocols such as ISDN, frame relay, GSM SS7, voice and other signaling protocols.

   SunSet PDH        .  Supports transmission testing for E1 and higher
                        transmission rates, up to E4, or 139 Mbps in a single unit.

 Cable TV Product

   CR1200R           .  Supports field transmission analysis for digital and
                        analog cable TV networks with signal return path testing. Finds common problems with coaxial transmission on digital networks that would inhibit the networks' use for Internet services. The unit is water resistant, portable and can be used without additional subscriber equipment.
 Fiber Optic Products

  SunSet OCx         .  Supports transmission testing for SONET transmission
                        types T1, T3 and STS-1. Also supports optical transmission rates of OC-3 and OC-12. Performs service verification for data protocols such as ISDN, ATM and voice. This product is currently the smallest multi-rate optical SONET test set available.

  SS500              .  Central office based SONET and ATM testing device
                        with service verification for protocols such as ISDN, SS7 and voice. Combines high end central office SONET and signaling testing as well as service verification in a single unit.

  SunSet SDH         .  Supports fiber optic transmission types, such as
                        SONET and SDH, as well as traditional transmission types for U.S. (T1, T3) and international (E1 to E4).
                        Also supports ATM testing. The ability to test SONET and SDH in a single unit is targeted for testing international gateway areas where both transmission types exist.


 Signaling Testing Products

  We recently introduced Ghepardo, a new product line for signaling testing and analysis. Our signaling products are designed for the central office to analyze major signaling protocols, including SS7, and standard data communication protocols. We design our products on an open platform with hardware and software that users can customize easily. Our web-based user interface allows users to control our products, including customization of test functions, from anywhere in the world through standard web-browser software.

Customers

  Our customers include telecommunications service providers, network infrastructure suppliers and installers, technicians and engineers in North America, Latin America, Europe and the Asia/Pacific region. The following is a selected list of companies who purchased in excess of $100,000 of our products during 1999.

  Allegiance Telecom, Inc.                Nippon Telegraph and Telephone
  Bell Atlantic Corporation                Corporation
  BellSouth Telecom, Inc.                 Northern Telecom
  China Telecom Hong Kong Ltd.            NorthPoint Communications Group,
  Chunghwa Telecom Co., Ltd.               Inc.
  Cisco Systems, Inc.                     PSINet, Inc.
  Covad Communications Group, Inc.        Rhythms NetConnections Inc.
  Cox Communications, Inc.                SBC Communications Inc.
  Ericsson Wireless Communications,        (consisting of Ameritech
   Inc.                                    Corporation, Nevada Bell, Pacific
  France Telecom                           Bell, Southern New England
  ITC Deltacom, Inc.                       Telephone and Southwestern Bell
  KMC Telecom Holdings, Inc.               Telephone Company)
  Korea Telecom                           Sprint Corporation
  Lucent Technologies, Inc.               Telecom Italia SpA
  MCI Worldcom, Inc.                      Teligent, Inc.
  Nextel Communications, Inc.             Telkom SA, Ltd.
                                          Winstar Network Expansion, LLC

As of March 1, 2000, we had sold versions of our products to over 1,800 customers in over 60 countries. In 1999, affiliates of SBC Communications accounted for approximately 40.6% of our net sales. Besides SBC Communications in 1999, no individual customer accounted for 10% or more of our net sales in 1997, 1998 or 1999. We expect that we will continue to depend upon a relatively limited number of customers for substantially all of our revenues in future periods. See "Risk Factors--Risks Relating to Our Business--Customer Concentration."

Sales, Marketing and Customer Service

  Sales. We sell our products to telecommunications service providers, network infrastructure suppliers and installers, technicians and engineers through manufacturers' representatives, independent distributor organizations and our direct sales force.

  In the United States, we sell our products through 13 manufacturers' representatives companies who are supported by our in-house direct sales force. Manufacturers' representatives are paid on a commission basis to sell our products and have exclusive rights in their respective regions. Our manufacturers' representatives solicit orders from the customer, and we ship our products directly to the customer. We pay commissions once payment is received from the customer. Our direct sales force consists of 14 employees who focus on sales in the United States, including a team of regional sales managers who direct the efforts of our manufacturers' representatives, regional account managers who focus on specific accounts within a region and our Vice President of North American Sales, who directs the sales effort in North America.

  Outside the United States, we sell our products through 64 independent distributor organizations, which are directed by our regional directors of marketing and sales. Once a sale is made, we sell our product to the distributor who then resells the product to the end user. We sell our products to our independent distributor organizations at a discount off our list price. The Asia/Pacific region is directed by our Vice President of Strategic Marketing. International sales were $13.5 million or approximately 46% of our net sales in 1997, $12.0 million or approximately 42% in 1998 and $12.2 million or approximately 20% in 1999. We expect that international sales will continue to account for a significant portion of our net sales in future periods. In addition to our network of international distributors, we have sales people located in Beijing, China and Modena, Italy and plan to open new offices in other locations in the future. See "Risk Factors--Risks Relating to Our Business--Risks of International Operations." For information regarding export sales and international operations, see Note 14 of notes to consolidated financial statements of Sunrise.

  We sell our products predominantly to large telecommunications service providers. These prospective customers generally commit significant resources to an evaluation of our and our competitors' products and require each vendor to expend substantial time, effort and money educating the prospective customer about the value of the vendor's solutions. Delays associated with potential customers' internal approval and contracting procedures, procurement practices, testing and acceptance processes are common and may cause potential sales to be delayed or foregone. As a result of these and related factors, the sales cycle of new products for large customers typically ranges from six to 24 months.

  Marketing. We market and promote sales of our products by the following activities:

  . Our product marketing group researches new opportunities, prepares product definitions with our research and development group and defines new features to create new products;

  . The overall marketing group hosts a variety of seminars several times a year in the United States, Asia, Europe and Latin America to improve the sales effectiveness of our manufacturers' representatives and international distributors;

  . Our product marketing engineers, regional sales managers and account managers travel extensively with our manufacturers' representatives and international distributors to develop new product opportunities with customers and to support their presentations;

  . The marketing communications group maintains a public Web site, publishes brochures and specification sheets and generates press releases and publicity to increase our recognition in the telecommunications industry;

  . Our technical publications group prepares user's manuals, field manuals, quick reference guides, and product operation videos to serve the needs of our users;

  . Our training department prepares customer training presentations and sponsors Sunrise University, a factory-based xDSL training program for our customers.

  Customer Service. We believe that customer service following the sale of our products is a critical ingredient to our success. We provide customer service in numerous ways, including:

  .  providing rapid instrument repair services;

  . operating a 24 hour per day telephone support line to help customers who are having difficulty using our products in their particular application;

  . maintaining a proprietary Web site containing on-line, up-to-the-minute product repair information for our distributors' international repair centers, with a factory-certified technician training program for our distributors' international repair center technicians; and

  . measuring the satisfaction of our customers and communicating this information to our quality group.

Research and Development

  We have assembled a team of highly skilled engineering professionals who are experienced at designing telecommunications service verification test equipment. Our engineering personnel have expertise in a number of fields, including interfacing test equipment with digital loop carrier, voice and data switching technology, local loop equipment and operations support systems. We spent approximately $5.9 million on research and development in 1997, $6.2 million in 1998 and $10.7 million in 1999. Research and development represents our largest direct employment expense. At March 1, 2000, we had a total of 84 employees engaged in research and development in San Jose, California; Norcross, Georgia; Springfield, Virginia; and Modena, Italy.

  We believe that our continued success depends on our ability to anticipate and respond to changes in the telecommunications industry and anticipate and satisfy our customers preferences and requirements. Accordingly, we continually review and evaluate technological and regulatory changes affecting the telecommunications industry and seek to offer products and capabilities that solve customers' operational challenges and improve their efficiency. In general, we spend anywhere from two months to four years developing a new product.

Regulations and Industry Standards

  Our products are designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products.

Manufacturing

  Our production process consists of planning, procurement, fabrication, rework, system assembly, system final test, software option customization and shipping. We purchase substantially all parts, including resistors, integrated circuit boards, LCDs and printed circuit boards, from distributors and manufacturers worldwide. We package these parts into kits and send them to contract manufacturers to assemble them into printed circuit boards. We perform substantially all remaining manufacturing operations. We maintain sourcing and manufacturing operations in San Jose, California; Norcross, Georgia; Taipei, Taiwan and Modena, Italy. In 1999, we performed the majority of sourcing and nearly all contract manufacturing and final assembly in San Jose, California. We have obtained ISO-9001 certification for our San Jose operations.

  In 1998, we formed a subsidiary in Taiwan, Taiwan Sunrise Telecom Company Limited, as a turn-key manufacturer and local procurement operation. We also own an equity interest of approximately fifteen percent in Top Union, an assembly company located in Taipei, Taiwan that performs module assembly as part of the Taiwan Sunrise Telecom turn-key operation. We intend to increase the use of outsource manufacturing for our more mature products. We believe that outsourcing will lower our manufacturing costs, in particular our labor costs, provide us with more flexibility to scale our operations to meet changing demand and allow us to focus our engineering resources on new product development and product enhancements.

  In our manufacturing process, we purchase many key products, such as microprocessors, bus interface chips, optical components and oscillators, from a single source or from that product's sole supplier. We rely exclusively on third-party subcontractors to manufacture certain sub-assemblies and we have retained, from time to time, third party design services in the development of our products. We do not have long-term supply agreements with these vendors. In general, we make advance purchases of some products and components to ensure an adequate supply, particularly for products that require lead times of up to six months to manufacture. For a discussion of the risks associated with our reliance on these third parties, see "Risk Factors--Risks Relating to Our Business--Dependence on Sole and Single Source Suppliers."

Competition

  The market for field verification test equipment is fragmented and intensely competitive, both in and outside the United States, and is subject to rapid technological change, evolving industry standards and regulatory developments. We compete with a number of United States and international suppliers that vary in size and in the scope and breadth of the products and services offered. The following table sets forth our principal competitors in each of our product categories.

Product Category         Principal Competitors
----------------         ---------------------
Digital Subscriber Line  TTC (a division of Dynatech, Inc.) and Agilent Technologies, Inc.
Fiber Optics SONET/SDH   Digital Lightwave, Inc., TTC and Agilent Technologies, Inc.
Cable TV                 Wavetek Wandel Golterman, Inc. and Agilent Technologies, Inc.
Signaling                Inet Technologies, Inc. and GN Nettest

  On February 14, 2000, Dynatech and Wavetek announced the merger of TTC to Wavetek, which could have the effect of making the combined company a more formidable competitor. We expect that, as our industry and market evolves, new competitors or alliances among competitors could emerge and acquire significant market share. We anticipate that competition in our market will increase with the result that we will face greater threats to our market share, price pressure on our products and the likelihood that, over time, our profitability may decrease.

  We believe that the principal competitive factors in our market include:

  . a continued high level of investment in research and development and marketing;

  .  speed of new product introductions to market;

  .  depth of product functionality;

  .  ease of installation, integration and use;

  .  system reliability and performance;

  .  price and financing terms;

  .  technical support and customer service;

  .  size and stability of the vendor's operations; and

  .  compliance with government and industry standards.

Intellectual Property and Proprietary Technology

  Our intellectual property, including our proprietary technology, processes and know-how, trade secrets, patents, trademarks and copyrights, is important to our business and to our continued success. We have one patent for a handheld communications tester, and we have filed several applications for additional patents with the U.S. Patent and Trademark Office. Our research and development and manufacturing process typically involves the use and development of a variety of forms of intellectual property and proprietary technology, although no one form of this intellectual property and proprietary technology is material to our business. In addition, we incorporate software that we license from several third party sources into our products. These licenses generally renew automatically on an annual basis. We believe that alternative technologies for this licensed software are available both domestically and internationally.

  We protect our proprietary technology by:

  . relying on intellectual property law, including patent, trade secret, copyright and trademark law and by initiating litigation where necessary to enforce our rights;

  . limiting access to our software, documentation and other proprietary information; and

  .  entering into confidentiality agreements with our employees.

For more information regarding the risks to our intellectual property, see "Risk Factors--Risks Relating to Our Business--Intellectual Property Risks."

Employees

  At March 1, 2000, we had a total of 216 full-time employees, consisting of 179 in the United States, 15 in Taiwan and 22 in Italy, and approximately 35 temporary employees. Of the total permanent employees, 84 were engaged in research and development, 52 were engaged in sales, marketing and customer support, 56 were engaged in operations and 24 were engaged in administration and finance. None of our employees is subject to a collective bargaining agreement. The employees of our Pro.Tel subsidiary are protected by certain provisions of Italian law. We believe that our relations with our employees are good. See "Risk Factors--Risks Relating to Our Business--Need for New Personnel" and "--Dependence on Key Employees."

Legal Proceedings

  We are not currently a party to any material legal proceedings. In September 1999, the United States District Court for the Northern District of California entered final judgment against Electrodata, Inc. stating that it had literally infringed our U.S. Patent No. 5,619,489, entitled Handheld Communications Tester. The court also entered judgment against Electrodata that the claims at issue were valid and the patent was enforceable. Electrodata has filed a notice of appeal with the United States Court of Appeals for the Federal Circuit. We do not believe that the outcome of this appeal will materially impact our business.

Facilities

  Our current headquarters and manufacturing facility occupies approximately 47,000 square feet in San Jose, California under a lease that expires in November 2004. We have contracted to build near our current headquarters a new 91,700 facility, which we are building to accommodate our need for an increase in manufacturing capacity and employees. The new facility is scheduled for completion in late 2000. We also lease approximately 7,500 square feet of office and manufacturing space in Norcross, Georgia; approximately 7,300 square feet of office space in Springfield, Virginia, approximately 10,000 square feet of office and manufacturing space in Modena, Italy, 10,000 square feet of office space in Taipei, Taiwan and a liaison office in Beijing, China.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  The names and ages of our executive officers, directors and key employees as of the date of this prospectus are as follows:

Name                          Age Position(s)
----                          --- -----------
Paul Ker-Chin Chang.........   41 Chief Executive Officer, President and Director
Paul A. Marshall............   42 Chief Operating Officer, Vice President Marketing and Director
Robert C. Pfeiffer..........   37 Chief Technology Officer, Vice President Engineering,
                                  Secretary and Director
Peter L. Eidelman...........   33 Chief Financial Officer and Treasurer
Robert H. King..............   38 Vice President North American Sales
Raymond L. Chong............   43 Vice President Strategic Marketing
Dennis K. Koo...............   40 Vice President Quality Group
Patrick Peng-Koon Ang          40
 (1)(2).....................      Director
Henry P. Huff (1)(2)........   56 Director
Jennifer J. Walt (1)(2).....   43 Director

---------------------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Paul Ker-Chin Chang co-founded Sunrise in October 1991 and has served as Chief Executive Officer, President and Chairman since that time. From 1984 to 1991, Mr. Chang was employed as Engineering Supervisor for the Wiltron division of Anritsu Corporation, a manufacturer of communications test equipment. Mr. Chang holds an M.S. in Electrical Engineering from the University of Kansas at Lawrence and a B.S. in Physics from Tunghai University in Taiwan.

  Paul A. Marshall co-founded Sunrise in October 1991 and has served as Chief Operating Officer since December 1999, as Vice President of Marketing since March 1992 and as a director since October 1991. Mr. Marshall also served as Chief Financial Officer of Sunrise until December 1999. From 1985 to 1992, Mr. Marshall held various positions with the Wiltron division of Anritsu Corporation, most recently as Marketing Staff Engineer. Mr. Marshall holds an M.B.A. from the Harvard Business School and a B.S. in Mechanical Engineering from the University of California at Davis.

  Robert C. Pfeiffer co-founded Sunrise in October 1991 and has served as Vice President of Engineering, Secretary and a director since that time. Mr. Pfeiffer has also served as Chief Technology Officer of Sunrise since December 1999. From June 1989 to October 1991, Mr. Pfeiffer was employed as a Telecommunication R&D Engineer for the Wiltron division of Anritsu Corporation. Mr. Pfeiffer holds an M.B.A. and a B.S. in Electrical Engineering from Santa Clara University.

  Peter L. Eidelman joined Sunrise in July 1997 and has served as Chief Financial Officer and Treasurer since December 1999. Mr. Eidelman served as Sunrise's Treasurer and Director of Finance and Administration from January 1999 to December 1999 and as Director of Tax, Finance and Accounting from July 1997 to January 1999. Mr. Eidelman was employed as a Manager of Tax, Accounting and Compliance for Amdahl Corporation, an enterprise solution company, from July 1994 to July 1997. From November 1988 to July 1993, Mr. Eidelman was employed as a Tax Manager at Coopers & Lybrand, an international accounting firm. Mr. Eidelman holds a B.B.A. in Accounting from the University of Massachusetts at Amherst. Mr. Eidelman is a member of the A.I.C.P.A. and Tax Executive Institute.

  Robert H. King joined Sunrise in September 1997 and has served as Vice President North American Sales since January 2000. From February 1997 to September 1997, Mr. King was employed as Regional Sales Manager for Bosch Telecom, a telecommunications equipment company. From April 1995 to February 1997, Mr. King was an independent sales representative for various telecommunications equipment companies. Mr. King was employed as Regional Sales Manager for Ameritech Corporation, a telecommunications equipment company, from September 1985 to April 1995. Mr. King also served as Regional Sales Manager for CXR Halcyon, Inc., a telecommunications equipment company, from December 1983 to September 1985.

  Raymond L. Chong joined Sunrise in February 1996 and has served as Vice President Strategic Marketing since January 2000. From May 1988 to February 1996, Mr. Chong was employed as Account Manager of the Communication Instruments Group at Hewlett Packard, a computer and office equipment company. Mr. Chong was employed as a Product Marketing Manager at Tektronix Inc., a test and measurement solutions company, in their Portable Instruments Division from April 1984 to May 1988. Mr. Chong holds an M.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from Santa Clara University.

  Dennis K. Koo joined Sunrise in June 1997 and has served as Vice President Quality Group since January 2000. From June 1989 to June 1997, Mr. Koo was employed as Manufacturing Engineering Manager for Anritsu Corporation. Mr. Koo holds a B.S. in Electrical Engineering from the University of British Columbia in Canada.

  Patrick Peng-Koon Ang has served as a director of Sunrise since March 2000. Mr. Ang has served as President of Digicom Systems Inc., a manufacturer of high-speed communications products, since December 1998. From December 1993 to November 1997, Mr. Ang was employed as Division President for OPTi, Inc., a supplier of semiconductor products for the personal computer market. Mr. Ang holds a B.S. in Electrical Engineering from the National University of Singapore.

  Henry P. Huff has served as a director of Sunrise since March 2000. Mr. Huff has been the Vice President, Finance and Chief Financial Officer of NorthPoint Communications Group Inc. since June 1998. Mr. Huff served as the Chief Financial Officer of Fabrik Communications, Inc., a messaging service provider, from October 1996 until June 1998 and as the Chief Financial Officer of Sierra Ventures, a Menlo Park-based venture capital firm, from February 1992 to September 1996. From August 1986 to February 1992, Mr. Huff was the Chief Financial Officer of Centex Telemanagement, Inc.

  Jennifer J. Walt has served as a director of Sunrise since March 2000. Ms. Walt has been an attorney at the law firm of Littler Mendelson, P.C. since 1983 and is currently a shareholder of that firm. Ms. Walt holds a B.A. in history from Stanford University and a J.D. from U.C. Hastings College of the Law.

Board Composition

  Our board of directors currently has six members. In accordance with the terms of our certificate of incorporation to be filed prior to this offering in connection with our reincorporation in Delaware, the board of directors will be divided into three classes, each serving staggered three-year terms: Class I, whose initial term will expire at the annual meeting of stockholders held in 2001; Class II, whose initial term will expire at the annual meeting of stockholders in 2002; and Class III, whose initial term will expire at the annual meeting of stockholders in 2003. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Robert C. Pfeiffer and Jennifer J. Walt have been designated as Class I directors; Paul
A. Marshall and Patrick Peng-Koon Ang have been designated as Class II directors; and Paul Ker-Chin Chang and Henry P. Huff have been designated as Class III directors. These provisions in our certificate of incorporation may have the effect of delaying or preventing changes in control or management of Sunrise. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of Sunrise.

Board Compensation

  Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, employee directors are not compensated for their services as directors. Directors who are not our employees receive compensation for their services as directors at a rate of $30,000 per year plus $1,000 per board meeting attended. Directors who are our employees are eligible to participate in our 2000 stock plan and, beginning in 2000, they will also be eligible to participate in our 2000 employee stock purchase plan. Beginning in 2000, directors who are not our employees will receive annual options to purchase $25,000 worth of shares of our common stock under our 2000 stock plan based on the initial public offering price and thereafter based on the fair market value of our common stock on the date of our annual meeting of stockholders. See "--Benefit Plans."

Board Committees

  In March 2000, the board established the Audit Committee and Compensation Committee. The Audit Committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The Board's Audit Committee currently consists of Patrick Peng-Koon Ang, Henry P. Huff and Jennifer J. Walt. The Compensation Committee recommends compensation for certain of our personnel to the board and administers our stock plans. The Compensation Committee currently consists of Patrick Peng-Koon Ang, Henry P. Huff and Jennifer J. Walt.

Compensation Committee Interlocks and Insider Participation

  The members of our Compensation Committee are currently Patrick Peng-Koon Ang, Henry P. Huff and Jennifer J. Walt. None of Patrick Peng-Koon Ang, Henry
P. Huff or Jennifer J. Walt has at any time been an officer or employee of Sunrise or any subsidiary of Sunrise. During 1999, we retained the law firm of Littler Mendelson to perform legal services for us. Ms. Walt, a director of Sunrise and a member of the Compensation Committee, is a shareholder in Littler Mendelson. Mr. Huff is the Chief Financial Officer of NorthPoint Communications. During 1999, we sold approximately $590,000 of products to NorthPoint Communications.

Executive Compensation

  The following table provides summary information concerning the compensation received for services rendered to us during the fiscal year ended December 31, 1999 by the Chief Executive Officer and each of the other four most highly compensated executive officers, each of whose aggregate compensation during our last fiscal year exceeded $100,000.

                           Summary Compensation Table

                                                             Long-Term
                                             Annual         Compensation
                                         Compensation(1)       Awards
                                      --------------------- ------------
                                                             Securities
                                                             Underlying     All Other
Name and Principal Position  Year     Salary ($) Bonus ($)  Options (#)  Compensation ($)
---------------------------  ----     ---------- ---------- ------------ ----------------
Paul Ker-Chin Chang......    1999      $513,945  $1,204,629        --        $22,548(2)
 Chief Executive Officer     1998       513,945      50,325        --         13,406(3)
 and President               1997       513,945     727,720        --             --
Paul A. Marshall.........    1999       481,140   1,117,851        --         18,391(4)
 Chief Operating Officer,    1998       481,140      46,402        --          9,395(5)
 Vice President Marketing    1997       481,140     681,269        --             --
Robert C. Pfeiffer.......    1999       354,051     819,213        --         18,244(6)
 Chief Technology
  Officer,                   1998       354,051      33,315        --         11,555(7)
 Vice President              1997       354,051     501,486        --             --
 Engineering and
  Secretary
Peter L. Eidelman........    1999       127,500     117,300    20,000         15,103(8)
 Chief Financial Officer     1998       108,600      12,945    10,000          6,856(9)
 and Treasurer               1997(10)    46,212      16,741    20,000             --

---------------------
(1) Excludes certain perquisites and other benefits which did not exceed 10% of any officer's total salary and bonus.
(2) Includes $12,800 in deferred profit sharing, $4,110 in paid out vacation, $5,000 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $638 paid on behalf of such officer.
(3) Includes $4,000 in deferred profit sharing, $3,994 in paid out vacation, $5,000 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $412 paid on behalf of such officer.
(4) Includes $12,800 in deferred profit sharing, $5,000 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $591 paid on behalf of such officer.
(5) Includes $4,000 in deferred profit sharing, $5,000 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $395 paid on behalf of such officer.
(6) Includes $12,800 in deferred profit sharing, $5,000 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $444 paid on behalf of such officer.
(7) Includes $4,000 in deferred profit sharing, $2,555 in paid out vacation and $5,000 of company contributions to Sunrise's 401(k) plan.
(8) Includes $10,200 in deferred profit sharing, $4,781 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $122 paid on behalf of such officer.
(9) Includes $2,715 in deferred profit sharing, $4,073 of company contributions to Sunrise's 401(k) plan and life insurance premiums of $68 paid on behalf of such officer.
(10) Mr. Eidelman joined Sunrise in July 1997.

Option Grants

  The following table provides summary information regarding stock options granted to the officers listed in the summary compensation table during the fiscal year ended December 31, 1999. The options were granted pursuant to Sunrise's 1993 Stock Option Plan. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent Sunrise's prediction of its stock performance.

                        Option Grants During Fiscal 1999

                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of
                                                                                  Stock Price
                                                                                Appreciation for
                                          Individual Grants                     Option Term (3)
                         ---------------------------------------------------- --------------------
                           Number of      Percent of
                           Securities   Total Options
                           Underlying     Granted to   Exercise or
                            Options      Employees in  Base Price  Expiration
Name                     Granted (#)(1) Fiscal Year(%)  ($/Sh)(2)     Date     5% ($)     10%($)
----                     -------------- -------------- ----------- ---------- --------------------
Paul Ker-Chin Chang.....        --            --             --           --         --         --
Paul A. Marshall........        --            --             --           --         --         --
Robert C. Pfeiffer......        --            --             --           --         --         --
Peter L. Eidelman.......     7,000           2.0          $4.50     03/23/09  $   6,788 $   14,619
                             5,000           1.4           6.50     10/08/09      7,004     15,083
                             8,000           2.3           6.50     11/17/09     11,206     24,133

---------------------
(1) All options granted to Mr. Eidelman vest annually in four equal installments beginning one year after the date of grant.
(2) All options were granted at our estimate of fair market value at date of grant.
(3) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Sunrise's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

Option Exercises and Holdings

  The following table provides summary information concerning the shares of common stock acquired in 1999, the value realized upon exercise of stock options in 1999, and the year end number and value of unexercised options with respect to each of the officers listed in the summary compensation table as of December 31, 1999. The value was calculated by determining the difference between the fair market value of underlying securities and the exercise price. The fair market value of our common stock at December 31, 1999 was assumed to be $15.00 per share.

                         Fiscal Year-End Option Values

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                          Number of                  Options at Fiscal       In-the-Money Options
                           Shares                       Year-End(#)          at Fiscal Year-End($)
                         Acquired On    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- ----------- ------------------------- -------------------------
Paul Ker-Chin Chang.....      --           --                 --                         --
Paul A. Marshall........      --           --                 --                         --
Robert C. Pfeiffer......      --           --                 --                         --
Peter L. Eidelman.......    2,500      $29,250           47,500/0                 $495,750/0

Benefit Plans

  1993 Stock Option Plan. Our 1993 stock option plan was adopted by our board of directors in September 1993 and approved by our stockholders in April 1994. In 1995, our board amended and restated the 1993 stock option plan and our stockholders approved the amended and restated plan in April 1996. Our 1993 stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and of nonstatutory stock options. A total of 1,750,000 shares has been reserved for issuance under the 1993 stock option plan. As of March 1, 2000, options to purchase an aggregate of 995,616 shares of our common stock were outstanding under our 1993 stock option plan. Nonqualified options generally become vested and exercisable over a four year period in equal annual installments and expire ten years from the date of grant. Incentive stock options generally are exercisable upon grant; provided, however, that no incentive stock options are still outstanding from a prior grant. In the event of a stock split or stock dividend the board may appropriately adjust the number, kind and price of the shares subject to outstanding options to reflect such a change. In the event of an acquisition of Sunrise (including a merger or sale of assets), options will generally terminate, unless the merger agreement provides for the assumption of the stock option agreements executed pursuant to the plan. Upon the exercise of an option, shares may be subject to transfer restrictions, as defined in the stock option agreement, including the right of first refusal and the right to repurchase the stock. Our board of directors has determined that no further options will be granted under the 1993 stock option plan after this offering.

  2000 Stock Plan. Our 2000 stock plan will be adopted by our board of directors and approved by our stockholders in April 2000. The 2000 stock plan will become effective upon our initial public offering. At that time, all outstanding options under our 1993 stock option plan will be merged into the reserved share pool of the 2000 stock plan. All outstanding options under the 1993 stock option plan will continue to be administered according to the terms and conditions of the stock option agreements issued pursuant to that plan. In the event that an option expires after this offering without being exercised, any remaining shares reserved for the option grant under the 1993 stock option plan will return to the reserved share pool of the 2000 stock plan.

  The 2000 stock plan provides for the discretionary grant of incentive stock options to employees, including officers and employee directors, and for the discretionary grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 2000 stock plan also provides for the periodic automatic grant of nonstatutory stock options to non-employee directors.

  The total shares of common stock currently reserved for issuance under the 2000 stock plan equals 1,250,000 shares of common stock plus the number of shares that remain reserved for issuance under the 1993 stock option plan as of the date the 2000 stock plan became effective.

  In addition, commencing on the first day of our next fiscal year, shares will be added to the 2000 stock plan annually equal to the least of (a) 1% of the outstanding shares on the last day of the prior fiscal year, (b) 100,000 shares and (c) such lower amount as the board may determine.

  Unless terminated sooner, the 2000 stock plan will terminate automatically 10 years from its effective date.

  Our compensation committee, which generally administers our 2000 stock plan, has the power to determine the terms of the options or stock purchase rights granted, including the exercise price of the option or restricted stock grant; the number of shares subject to each option or restricted stock grant; the vesting and exercise forms of each option or stock purchase right; and the form of consideration payable upon the exercise of each option or stock purchase right.

  Under the 2000 stock plan non-employee directors receive annual grants of nonstatutory stock options. As of the date of this prospectus non-employee directors will receive a grant of an option to purchase shares with a fair market value of $25,000 on the grant date. Non-employee directors who first join our board after the date of this prospectus will receive an initial grant when they join the board. In addition, all non-employee directors will receive a grant of an option to purchase shares with a fair market value equal to $25,000 on the grant date at each subsequent annual meeting, provided they will continue to serve on the board after such annual meeting. Non-employee director options will have a term of ten years but will expire within 90 days of the directors termination of service (one year if such termination is due to death or disability.) Non-employee director options vest one year from the date of grant, provided the director continues to serve as a director at that time.

  In addition, the board has the authority to amend, suspend or terminate the 2000 stock plan, so long as no such action affects any shares of common stock previously issued and sold or any option previously granted under the plan. The maximum number of option shares each optionee may be granted during a fiscal year is 200,000 shares. However, in connection with an optionee's initial service with us, such optionee may be granted up to a total of 300,000 shares during the initial fiscal year of service. Restricted stock grants are limited to 25,000 shares per person in any fiscal year.

  Options and restricted stock granted under our 2000 stock plan are generally not transferable by the participant, and each option is exercisable during the lifetime of the optionee and only by such optionee.

  In the case of restricted stock, unless the compensation committee determines otherwise, the restricted stock purchase agreement shall grant Sunrise a repurchase option exercisable after the purchaser's employment or consulting relationship with Sunrise has ended for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Sunrise. The repurchase option shall lapse at a rate determined by the compensation committee.

  The exercise price of all incentive stock options and nonstatutory stock options granted automatically to non-employee directors must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of other nonstatutory stock options and stock purchase rights granted under the 2000 stock plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 stock plan may not exceed ten years.

  The 2000 stock plan provides that in the event that we are acquired by another corporation, or sell substantially all of our assets, each option and stock purchase right may be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the stock option agreements made under the 2000 stock plan may provide that the option holder will fully vest in and have the right to exercise the option as to all of the optioned stock, or that the repurchase option of a restricted stock grant may lapse, including shares to which the holder would not otherwise be entitled.

  2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan will be adopted by our board of directors and approved by our stockholder in April 2000. A total of 200,000 shares of our common stock has been reserved for issuance under the 2000 purchase plan, plus annual increases equal to the least of (a) 0.5% of the outstanding shares on the last day of the prior fiscal year,
(b) 100,000 shares and (c) such lower amount as the board may determine.

  Under the 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, our board of directors may determine the duration and frequency of stock purchase periods. Initially the plan will operate using consecutive, overlapping, twenty-four month offering periods. Each offering period will include four six-month purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before November 14, 2000.

  Employees of Sunrise or of any participating subsidiaries are eligible to participate. However, employees may not be granted an option to purchase stock under the 2000 purchase plan if they, immediately after the grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

  The 2000 purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of their total base compensation, excluding bonuses, commissions and overtime, not to exceed $25,000 in any plan year. In addition, no more than 0.5% of the outstanding shares of the company may be sold under the plan on any purchase date, and no more than 1% of the outstanding shares may be sold in any calendar year.

  Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 purchase plan is generally 85% of the lower of the fair market value of the common stock either at the beginning of the offering period or at the end of the purchase period. Rights to purchase stock under the 2000 purchase plan expire on the earlier of (i) 27 months after the date of grant, (ii) the option period as determined by the board at the time of grant, or (iii) the employee's termintation of employment.

  In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at specified times during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Sunrise.

  Rights granted under the 2000 purchase plan are not transferable by a participant other than upon death or by a special determination by the plan administrator. Each outstanding option under the 2000 purchase plan will be subject to the acquisition agreement in the event we merge with or into another corporation or sell substantially all of our assets.

  Our board of directors has the authority to amend or terminate the 2000 purchase plan at any time and for any reason. If the board of directors terminates the plan during an offering period, the board may terminate all outstanding rights either upon termination of the plan, upon completion of the purchase of shares on the next purchase date, or may elect to permit rights to expire according to their terms. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the 2000 purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless earlier terminated by our board of directors, the 2000 purchase plan will terminate automatically ten years from its effective date.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2000 and as adjusted to reflect the sale of the common stock offered by Sunrise by this prospectus by:

  . each of our directors and the officers listed in the summary compensation table;

  .  all directors and executive officers as a group;

  . each person who is known to us to own beneficially more than 5% of its common stock; and

  .  each of the selling stockholders.

  Except as otherwise noted, the address of each person listed in the table is c/o Sunrise Telecom, Inc., 22 Great Oaks Boulevard, San Jose, California 95119. The table includes all shares of common stock issuable within 60 days of March 1, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control regarding all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 15,227,417 shares of common stock outstanding as of March 1, 2000, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned ware deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                            Shares Beneficially                     Shares Beneficially
                          Owned Prior to Offering       Number of Owned After Offering (1)
                          ------------------------------ Shares   ---------------------------
Holders                      Number          Percent     Offered    Number         Percent
-------                   --------------    --------------------- ------------   ------------
Paul Ker-Chin Chang.....       4,427,000(2)      29.1%
Paul A. Marshall........       4,041,000(3)      26.5
Robert C. Pfeiffer......       2,155,000         14.2
Peter L. Eidelman.......          50,000(4)         *
Patrick Peng-Koon Ang...              --           --
Henry P. Huff...........              --           --
Jennifer J. Walt........         146,750          1.0
All directors and
 executive officers as a
 group (seven persons)..      10,819,750(4)      70.8
Selling Stockholders:

---------------------
 * Less than one percent of the outstanding shares of common stock.
(1) Assumes no exercise of the Underwriters' over-allotment option.
(2) Includes 10,600 shares held as custodian for minor child.
(3) Includes 400 shares held as custodian for minor child.
(4) Includes 44,500 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of March 1, 2000.

  We will pay all costs and expenses of the offering, other than the underwriting discount relating to shares sold by the selling stockholders, the fees and disbursements of legal counsel and other advisors to the selling stockholders and stock transfer and other taxes attributable to the sale of shares by the selling stockholders, which will be paid by the selling stockholders.

                              CERTAIN TRANSACTIONS

  Since January 1, 1997, we have not been involved in any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Insider Transactions

  Paul Ker-Chin Chang, our Chief Executive Officer and President, is the owner of Telecom Research Center. We purchased equipment from Telecom Research Center used in our manufacturing process totaling $58,000 in 1999, $84,000 in 1998 and $81,000 in 1997. At December 31, 1999, 1998 and 1997, there was no accounts payable due to Telecom Research Center. The terms of these transactions were negotiated at arms length and are similar to those of unrelated parties.

  In June 1997, we repurchased shares of our common stock at a price of $3.30 per share from certain of our stockholders, including:

  . 1,000 shares from Bruce and Molly Mastic, a brother-in-law and sister of Paul Marshall, our Chief Operating Officer;

  . 20,000 shares from Robert and Pat Pfeiffer, the parents of Robert C. Pfeiffer, our Chief Technology Officer; and

  . 5,000 shares from Ann Filson, a sister of Paul Marshall, our Chief Operating Officer.

  In May 1998, we repurchased shares of our common stock at a price of $4.30 per share from certain of our stockholders, including:

  . 5,000 shares from Andrew and Mary Marshall, the parents of Paul Marshall, our Chief Operating Officer; and

  . 17,500 shares from Bryant Blewett and Ellen Marshall, a brother-in-law and a sister of Paul Marshall, our Chief Operating Officer.

  During 1997, 1998 and 1999, we retained the law firm of Littler Mendelson to perform legal services for us. Ms. Walt, a director of Sunrise and a member of the Compensation Committee, is a shareholder in Littler Mendelson.

  Mr. Huff, a director of Sunrise, is the Chief Financial Officer of NorthPoint Communications. We sold approximately $590,000 of products to NorthPoint Communications in 1999 and $192,000 in 1998.

Agreements with Management

  We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Description of Capital Stock-- Indemnification Provisions."

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, Sunrise will be authorized to issue 175,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $.001 par value per share.

Common Stock

  At March 1, 2000, there were 15,227,417 shares of common stock outstanding, held of record by 87 stockholders. Options to purchase 995,616 shares of common
stock were also outstanding. There will be        shares of common stock
outstanding (assuming no exercise of outstanding options under Sunrise's stock option plans after March 1, 2000) after giving effect to the sale of the shares offered hereby.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of liquidation, dissolution or winding up of Sunrise, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

  There are currently no outstanding shares of preferred stock. Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, $.001 par value, in one or more series. The Board of Directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sunrise without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding. Sunrise currently has no plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

  Provisions of Delaware law and our charter documents could make the acquisition of our company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with it first. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Sunrise outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  Section 203. We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Sunrise without further action by the stockholders.

  Special Stockholder Meetings. Our restated certificate of incorporation will provide that special meetings of the stockholders for any purpose or purposes, unless required by law, may only be called by the board of directors, the Chairman of the Board, if any, and the President. This limitation on the ability to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board with respect to unsolicited takeover bids. In addition, the limited ability to call a special meeting of stockholders may make it more difficult to change the existing board and management.

  Classified Board of Directors. Our board will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provision are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority of our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. The certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

  Supermajority Vote to Amend Charter and Bylaws. Our restated certificate of incorporation and restated bylaws each will provide that our bylaws may only be amended by a two-thirds vote of the outstanding shares. In addition, our certificate of incorporation provides that its provisions related to bylaw amendments, staggered board and indemnification may only be amended by a two-thirds vote of the outstanding shares.

  No Stockholder Action by Written Consent. Our restated certificate of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent.

  Advance Notice Procedures. Our restated bylaws will provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders.

Indemnification Provisions

  As permitted by the Delaware General Corporation Law, our certificate of incorporation eliminates the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct. In addition, our by-laws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are, in some respects, broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of Sunrise in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc. The transfer agent's address and telephone number is 12039 W. Alameda Parkway, Suite Z2, Lakewood, Colorado 80228 and (303) 984-4110.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding shares of common stock based upon shares outstanding at December 31, 1999, assuming no exercise of the underwriters' over-allotment option. Excluding the shares of common stock offered hereby and assuming no exercise of the underwriters' over-allotment option, as of the effective date of the
registration statement, there will be           shares of common stock
outstanding, all of which are "restricted" shares under the Securities Act of 1933.

  The following table indicates approximately when the              shares of
our common stock that are not being sold in the offering but which will be outstanding at the time the offering is complete will be eligible for sale into the public market:

         Eligibility of Restricted Shares For Sale in the Public Market

     At the date of this prospectus.........................................   0
     180 days after the date of this prospectus.............................
     After 180 days post-effective date.....................................

  Most of the restricted shares that will become available for sale in the public market beginning 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 under the Securities Act of 1933 because the holders are our affiliates. The general provisions of Rule 144 are described below.

  In general, under Rule 144, any of our affiliates, or person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of the common stock, approximately shares immediately after this offering, or

  . the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

In addition, sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  As of December 31, 1999,             shares were reserved for issuance under
our 1993 stock option plan, of which options to purchase             shares
were then outstanding and             were then exercisable. We intend to file,
within 180 days after the date of this prospectus, a registration statement
under the Securities Act of 1933 to register the             shares under our
2000 stock option plan and the             shares of common stock reserved for
issuance under our employee stock purchase plan. Upon registration, all of these shares will be freely tradable when issued, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

Lock-Up Agreements

  Substantially all of the holders of common stock and options to purchase common stock, including our executive officers and directors and the selling stockholders, have agreed, pursuant to "lock-up" agreements with Chase Securities Inc., that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc.. Chase Securities Inc. may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. Currently, Chase Securities Inc. has no plans, however, to do so.

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Chase Securities Inc., Banc of America Securities LLC and CIBC World Markets Corp., have severally agreed to purchase from Sunrise and the selling stockholders the following respective numbers of shares of common stock:

                                                     Number
           Name                                     of Shares
           ----                                     ---------
           Chase Securities Inc. ..................
           Banc of America Securities LLC..........
           CIBC World Markets Corp. ...............
                                                    --------
           Total...................................
                                                    ========

  The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriters are committed to purchase all of the shares of common stock offered by us and the selling stockholders if they purchase any shares.

  The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     Underwriting Discounts and Commissions

                                                        With         Without
                                                   Over-Allotment Over-Allotment
                                                      Exercise       Exercise
                                                   -------------- --------------
       Per Share..................................  $              $
       Total......................................  $              $

  We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $             .

  The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession not in
excess of $        per share. The underwriters may allow and these dealers may
reallow a concession not in excess of $          per share to other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The underwriters have informed us that they do not intend to confirm discretionary sales of more than 5% of the shares of common stock offered in this offering.

  The selling stockholders have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to
purchase up to            additional shares of common stock at the
initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of shares which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. The selling stockholders will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  We and the selling stockholders have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

  Our stockholders, including executive officers, directors and the selling stockholders, have agreed not to, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof. We may grant additional options under our stock option plans. Without the prior written consent of Chase Securities Inc., the additional options shall not be exercisable during this 180-day period.

  The representatives of the underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Stabilizing, if commenced, may be discontinued at any time.

  Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to our business operations and management.

  Currently, we have a line of credit from Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for Sunrise by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett, New York, New York and Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of Sunrise as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Pro.Tel as of December 31, 1998 and 1999 and for each of the years in the two-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG S.p.A., independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  Sunrise has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules. For further information regarding Sunrise and the common stock offered by this prospectus, we refer you to the Registration Statement and to the exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Securities and Exchange Commission's offices upon payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Consolidated Financial Statements of Sunrise Telecom Incorporated
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets as of December 31, 1998 and 1999............  F-3
  Consolidated Statements of Net Income for the years ended December 31,
   1997, 1998
   and 1999...............................................................  F-4
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1997,
   1998 and 1999..........................................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1998
   and 1999...............................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Audited Consolidated Financial Statements of Pro.Tel. Srl
  Report of Independent Auditors.......................................... F-20
  Consolidated Balance Sheets as of December 31, 1998 and 1999............ F-21
  Consolidated Statements of Operations for the years ended December 31,
   1998 and 1999.......................................................... F-22
  Consolidated Statements of Changes of Quotaholders' Equity for the years ended
   December 31, 1998 and 1999............................................. F-23
  Consolidated Statements of Cash Flows for the years ended December 31,
   1998 and 1999.......................................................... F-24
  Notes to Consolidated Financial Statements.............................. F-25

  When the recapitalization of the Company referred to in Note 15 to the consolidated financial statements has been consummated, we will be in a position to issue the following report.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sunrise Telecom, Inc.

  We have audited the accompanying consolidated balance sheets of Sunrise Telecom, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of net income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunrise Telecom, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
February 29, 2000, except as to Note 15,
 which is as of          , 2000

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (in thousands, except share data)

                                                                December 31,
                                                               ---------------
                                                                1998    1999
                            ASSETS                             ------- -------
Current assets:
  Cash and cash equivalents................................... $ 5,030 $ 8,615
  Accounts receivable, net of allowance for doubtful accounts
   of $220 and $252, respectively.............................   4,749   9,524
  Inventories.................................................   2,914   7,612
  Prepaid expenses and other assets...........................     106     214
  Deferred income taxes.......................................     906   2,050
                                                               ------- -------
Total current assets..........................................  13,705  28,015
Property and equipment, net...................................   2,799   4,417
Minority investment...........................................     607     646
Intangibles, net of accumulated amortization of $222, as of
 December 31, 1999............................................      31   2,324
Other assets..................................................      51   2,864
                                                               ------- -------
Total assets.................................................. $17,193 $38,266
                                                               ======= =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................ $   403 $ 1,701
  Commissions payable.........................................     568   1,344
  Accrued compensation and related benefits...................   1,014   3,399
  Current portion of notes payable............................      --     219
  Other accrued expenses......................................     406   2,098
  Income taxes payable........................................     707   2,814
  Deferred revenue............................................     443     411
                                                               ------- -------
Total current liabilities.....................................   3,541  11,986
                                                               ------- -------
Deferred income taxes.........................................      82     171
Notes payable, less current portion...........................      --     638
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value per share; 10,000,000
   authorized shares; none issued and outstanding.............      --      --
  Common stock, $0.001 par value per share; 175,000,000 shares authorized; 14,839,535 and 14,971,000 shares issued and
   outstanding as of December 31, 1998 and 1999,
   respectively...............................................      15      15
  Additional paid-in capital..................................     511   3,945
  Deferred stock-based compensation...........................      --  (2,065)
  Retained earnings...........................................  13,044  23,576
                                                               ------- -------
Total stockholders' equity....................................  13,570  25,471
                                                               ------- -------
Total liabilities and stockholders' equity.................... $17,193 $38,266
                                                               ======= =======

          See accompanying notes to consolidated financial statements.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF NET INCOME

                (in thousands, except share and per share data)

                                                 Years Ended December 31,
                                            ----------------------------------
                                                1997        1998       1999
                                            ------------ ---------- ----------
Net sales.................................. $     29,064 $   28,535 $   61,465
Cost of sales..............................        7,652      7,590     14,736
                                            ------------ ---------- ----------
  Gross profit.............................       21,412     20,945     46,729
                                            ------------ ---------- ----------
Operating expenses:
  Research and development.................        5,892      6,203     10,694
  Sales and marketing......................        7,645      7,764     15,215
  General and administrative...............        1,632      2,243      3,912
                                            ------------ ---------- ----------
  Total operating expenses.................       15,169     16,210     29,821
                                            ------------ ---------- ----------
  Income from operations...................        6,243      4,735     16,908
Other income, net..........................          112        224        327
                                            ------------ ---------- ----------
  Income before income taxes...............        6,355      4,959     17,235
Income taxes...............................        1,899      1,588      6,291
                                            ------------ ---------- ----------
  Net income............................... $      4,456 $    3,371 $   10,944
                                            ============ ========== ==========
Earnings per share:
  Basic.................................... $       0.30 $     0.23 $     0.74
                                            ============ ========== ==========
  Diluted.................................. $       0.30 $     0.22 $     0.72
                                            ============ ========== ==========
Shares used in computing earnings per
 share:
  Basic....................................   14,881,757 14,845,637 14,888,882
                                            ============ ========== ==========
  Diluted..................................   14,965,253 15,000,932 15,274,660
                                            ============ ========== ==========


          See accompanying notes to consolidated financial statements.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years ended December 31, 1997, 1998, and 1999

                      (in thousands except per share data)

                          Common Stock   Additional   Deferred                 Total
                          --------------  Paid-in   Stock-based  Retained  Stockholders'
                          Shares  Amount  Capital   Compensation Earnings     Equity
                          ------  ------ ---------- ------------ --------  -------------
Balances, December 31,
 1996...................  14,956   $15     $  493     $    --    $ 5,894      $ 6,402
Exercise of stock
 options................      15    --         18          --         --           18
Repurchase of common
 stock..................     (99)   --        (14)         --       (311)        (325)
Net income..............      --    --         --          --      4,456        4,456
Cash dividend of $.006
 per share..............      --    --         --          --        (89)         (89)
                          ------   ---     ------     -------    -------      -------
Balances, December 31,
 1997...................  14,872    15        497          --      9,950       10,462
Exercise of stock
 options................      13    --         21          --         --           21
Repurchase of common
 stock..................     (45)   --         (7)         --       (188)        (195)
Net income..............      --    --         --          --      3,371        3,371
Cash dividend of $.006
 per share..............      --    --         --          --        (89)         (89)
                          ------   ---     ------     -------    -------      -------
Balances, December 31,
 1998...................  14,840    15        511          --     13,044       13,570
Exercise of common stock
 options................      76    --        177          --         --          177
Repurchase of common
 stock..................     (45)   --        (13)         --       (189)        (202)
Issuance of stock in
 connection with Hukk
 acquisition............     100    --      1,000          --         --        1,000
Deferred stock-based
 compensation...........      --    --      2,270      (2,270)        --           --
Amortization of deferred
 stock- based
 compensation...........      --    --         --         205         --          205
Cash dividend of $.015
 per share..............      --    --         --          --       (223)        (223)
Net income..............      --    --         --          --     10,944       10,944
                          ------   ---     ------     -------    -------      -------
Balances, December 31,
 1999...................  14,971   $15     $3,945     $(2,065)   $23,576      $25,471
                          ======   ===     ======     =======    =======      =======


          See accompanying notes to consolidated financial statements.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                          Years Ended
                                                         December 31,
                                                    -------------------------
                                                     1997     1998     1999
                                                    -------  -------  -------
Cash flows from operating activities:
  Net income....................................... $ 4,456  $ 3,371  $10,944
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................     575      739    1,205
  Amortization of deferred stock-based compensa-
   tion............................................      --       --      205
  Gain on the sale of property and equipment.......     (16)     (21)     156
  Deferred income taxes............................    (340)      (1)  (1,055)
Changes in operating assets and liabilities:
  Accounts receivable..............................    (634)   1,246   (4,721)
  Inventories......................................    (425)    (406)  (4,536)
  Prepaid expenses and other assets................    (205)      44     (259)
  Income tax receivable............................    (317)     317       --
  Accounts and commissions payable.................    (437)    (118)   2,040
  Accrued compensation and related benefits........     452   (1,663)   2,368
  Other accrued expenses...........................    (301)     162    1,704
  Income taxes payable.............................    (455)     472    2,107
  Deferred revenue.................................      41      400      (32)
                                                    -------  -------  -------
Net cash provided by operating activities..........   2,394    4,542   10,126
                                                    -------  -------  -------
Cash flows from investing activities:
  Purchase of long-term investment.................      --     (607)     (39)
  Sale or maturity of short-term investments.......   1,122       --       --
  Capital expenditures, net........................  (1,494)  (1,094)  (2,734)
  Proceeds from sale of property and equipment.....     145       43       --
  Acquisition of Hukk, net of cash acquired........      --       --     (782)
  Deposit on land and building.....................      --       --   (2,675)
                                                    -------  -------  -------
Net cash used in investing activities..............    (227)  (1,658)  (6,230)
                                                    -------  -------  -------
Cash flows from financing activities:
  Payments on notes payable........................      --       --      (63)
  Repurchase of common stock.......................    (325)    (195)    (202)
  Cash dividends...................................     (89)     (89)    (223)
  Proceeds from exercise of stock options..........      18       21      177
                                                    -------  -------  -------
Net cash used in financing activities..............    (396)    (263)    (311)
                                                    -------  -------  -------
Net increase in cash and cash equivalents..........   1,771    2,621    3,585
Cash and cash equivalents, beginning of year.......     638    2,409    5,030
                                                    -------  -------  -------
Cash and cash equivalents, end of year............. $ 2,409  $ 5,030  $ 8,615
                                                    =======  =======  =======
Supplement disclosures of cash flow information:
 Cash paid during the year:
  Interest......................................... $     2  $     2  $     2
                                                    =======  =======  =======
  Income taxes..................................... $ 2,671  $   799  $ 5,365
                                                    =======  =======  =======
Noncash investing and financing activities:
  Stock issued for acquisition of Hukk............. $    --  $    --  $ 1,000
                                                    =======  =======  =======
  Deferred stock-based compensation................ $    --  $    --  $ 2,270
                                                    =======  =======  =======

          See accompanying notes to consolidated financial statements.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1998, and 1999

(1) Business and Significant Accounting Policies

 (a)Business

     Sunrise Telecom, Inc. and subsidiaries (the Company) was incorporated in California on October 1, 1991. The Company manufactures and markets service verification equipment to pre-qualify, verify and diagnose telecommunications and Internet networks. The Company markets and distributes its products via a worldwide network of manufacturers, representatives and independent distributor organizations. The Company has wholly owned subsidiaries in Norcross, Georgia; Taipei, Taiwan; a representative liaison office in Beijing, China; and a foreign sales corporation in Barbados.

 (b)Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

 (c)Revenue Recognition

     Revenue is recognized when earned. The Company recognizes revenue from product sales upon shipment, assuming collectibility of the resulting receivable is probable. Revenue from services and support provided under the Company's extended warranty programs is deferred and recognized on a straight-line basis over the period of the contract. Deferred revenue represents amounts received from customers in respect of the extended warranty program in advance of services and support to be provided. Provisions are recorded at the time of sale for estimated product returns, warranty and customer support.

 (d)Warranty Cost

     The Company provides various warranties covering parts and labor on all its hardware products. Estimated warranty costs are charged to cost of sales when the related sales are recognized.

 (e)Research and Development

     Development costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred until the product has been completed, tested, and is ready for commercial manufacturing. To date, hardware and software development projects have been completed concurrently with the establishment of commercial manufacturing and technological feasibility in the form of a working model, respectively. Accordingly, no development costs have been capitalized.

 (f)Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents. Cash equivalents are limited to money market mutual funds.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

 (g)Fair Value of Financial Instruments

     For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, notes payable, and accrued expenses, recorded amounts approximate fair value due to the relatively short maturity period.

 (h)Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (i)Property and Equipment

     Equipment, furniture, fixtures, and leasehold improvements are stated at cost. Depreciation and amortization is computed by the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of assets are five years.

     The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount to the future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair market value. To date, the Company has made no adjustments to the carrying values of its property and equipment.

 (j)Intangible Assets

     Intangibles include the fair value of issued and pending patents, technology, noncompete agreements, and goodwill. The Company amortizes such intangibles on a straight-line basis over four to five years based on expected lives of patents, technology, noncompete agreements, and goodwill.

     The Company reviews intangible assets for impairment based on a comparison of the undiscounted expected future cash flows of the products relating to the acquisition to the carrying value of associated intangibles.

 (k)Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (l)Business and Concentrations of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents and accounts receivable. The Company's cash equivalents are primarily in highly liquid money market funds. The Company believes no significant concentrations of credit exist with respect to these financial instruments. Concentrations of credit risk with respect to

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES
  trade receivables are limited as the majority of the Company's sales is derived from large telephone operating companies and other telecommunication companies located throughout the world. The Company performs ongoing credit evaluations of its customers. Based on management's evaluation of potential credit losses, the Company believes its allowances for doubtful accounts are adequate. The Company had one customer that accounted for 9.9%, 7.7%, and 40.6% of its revenues for 1997, 1998, and 1999, respectively, and $301,000, $148,000, and $2,833,000 of its accounts receivable as of December 31, 1997, 1998, and 1999, respectively.

     The Company's customers are concentrated in the telecommunications industry. Accordingly, the Company's future success depends upon the buying patterns of such customers and the continued demand by such customers for the Company's products. Additionally, the telecommunications equipment market is characterized by rapidly changing technology, evolving industry standards, changes in end user requirement, and frequent new product introductions and enhancements. Furthermore, the telecommunications industry has experienced and is expected to continue to experience consolidation. The Company's continued success will depend upon its ability to enhance existing products and to develop and introduce, on a timely basis, new products and features that keep pace with technological developments and emerging industry standards. Furthermore, as a result of its international sales, the Company's operations are subject to risks of doing business abroad, including but not limited to, fluctuations in the value of currency, longer payment cycles, and greater difficulty in collecting accounts receivable. While to date these factors have not had an adverse material impact on the Company's consolidated results of operations, there can be no assurance that there will not be such an impact in the future.

 (m)Net Income per Share

     Basic earnings per share (EPS) is computed using the weighted-average number of common shares outstanding during the period. Diluted EPS is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon exercise of stock options using the treasury stock method.

     The following is a reconciliation of the shares used in the computation of basic and diluted EPS (in thousands):

                                                               Years Ended
                                                               December 31,
                                                           --------------------
                                                            1997   1998   1999
                                                           ------ ------ ------
   Basic EPS--weighted-average
    number of common shares
    outstanding........................................... 14,882 14,846 14,889
   Effect of dilutive common
    equivalent shares--stock
    options outstanding...................................     83    155    386
                                                           ------ ------ ------
   Diluted EPS--weighted-average
    number of common shares
    and common equivalent
    shares outstanding.................................... 14,965 15,001 15,275
                                                           ====== ====== ======

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, convertible preferred stock and common stock granted for nominal consideration prior to the anticipated effective date of an initial public offering (IPO) must be included in the calculation of basic and diluted net

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES
  income per share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

 (n)Stock-Based Compensation

     The Company uses the intrinsic-value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock-Issued to Employees, to account for employee stock-based compensation. Accordingly, compensation cost is recorded on the date of grant to the extent the fair value of the underlying share of common stock exceeds the exercise price for a stock option or the purchase price for a share of common stock. During 1999, the Company issued stock options to employees which were subsequently determined to have been issued below the fair value of the stock on the date of grant. The compensation cost associated with 1999 stock options is amortized as a charge against income on a straight-line basis over four years vesting period of the options. The Company has allocated the amortization of deferred stock-based compensation to the departments in which the related employee's services are charged. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, the Company discloses the pro forma effect of using the fair value method of accounting for employee stock-based compensation arrangements.

 (o)Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Accordingly, actual results could differ from those estimates.

 (p)Foreign Currency Translation

     The functional currency for the Company's foreign subsidiary is the U.S. dollar. Accordingly, the Company remeasures monetary assets and liabilities of its foreign subsidiaries at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Remeasurement adjustments and transaction gains and losses are recognized in income in the year of occurrence.

 (q)Other Comprehensive Income

     The Company has no material components of other comprehensive income.

 (r)Advertising Expense

     The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense and totaled approximately $743,000, $848,000, and $1,023,000 during the years ended December 31, 1997, 1998, and 1999, respectively.

 (s)Recent Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Interments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards, requiring that every derivative instrument be recorded in the balance sheet as either an asset

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES
  or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 30, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

(2) Related Party Transactions

  One of the significant stockholders of the Company is also the owner of Telecom Research Center. During 1997, 1998, and 1999, the Company purchased equipment used in its manufacturing process totaling $81,000, $84,000, and $58,000, respectively, from Telecom Research Center. As of December 31, 1997, 1998, and 1999, there were no accounts payable due to Telecom Research Center. The terms of these transactions were similar to those of unrelated parties.

  During 1999, the Company issued an employee a promissory note in an aggregate principal amount of $50,000. The note bears interest at 7.75% per annum and is payable monthly with the final payment due in December 2004. As of December 31, 1999, the outstanding balance totaled $44,034.

(3) Financial Statement Details

  Inventories

  As of December 31, 1998 and 1999, inventories consisted of the following (in thousands):

                                                                    1998   1999
                                                                   ------ ------
   Raw material................................................... $1,530 $2,553
   Work in process................................................    940  2,704
   Finished goods.................................................    444  2,355
                                                                   ------ ------
                                                                   $2,914 $7,612
                                                                   ====== ======

  Property and Equipment

  As of December 31, 1998 and 1999, property and equipment consisted of the following (in thousands):

                                                                   1998   1999
                                                                  ------ ------
   Equipment..................................................... $3,881 $6,352
   Furniture and fixtures........................................    419    494
   Leasehold improvements........................................    150    171
                                                                  ------ ------
                                                                   4,450  7,017
   Less accumulated depreciation and amortization................  1,651  2,600
                                                                  ------ ------
                                                                  $2,799 $4,417
                                                                  ====== ======

  Other Accrued Expenses

  As of December 31, 1998 and 1999, other accrued expenses consisted of the following (in thousands):

                                                                   1998   1999
                                                                  ------ ------
   Sales tax payable............................................. $   43 $  857
   Accrued warranty..............................................    174    733
   Other accrued expenses........................................    189    508
                                                                  ------ ------
                                                                  $  406 $2,098
                                                                  ====== ======

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

(4) Valuation and Qualifying Accounts

  A summary of valuation and qualifying accounts are as follows (in thousands):

                                        Balance at Charged to            Balance
                                        Beginning  Costs and             at End
                                         of Year    Expenses  Deductions of Year
                                        ---------- ---------- ---------- -------
   Allowance for
    doubtful accounts:
     1997..............................    $ --       $ 32       $11      $ 21
     1998..............................      21        202         3       220
     1999..............................     220         32        --       252

(5) Minority Investment

  During 1998, the Company acquired 1,666,667 shares (approximately 16.4%) of the common stock of Top Union Electronics (Top Union), a Taiwan R.O.C. corporation, for a purchase price of $606,612. Top Union is a subcontractor manufacturer utilized by the Company for the manufacture of certain products. During 1999, the Company invested an additional $39,000 in Top Union as part of an external round of third-party financing obtained by Top Union. This investment by the Company was less than 16.4% of the total investment financing made and, thus, reduced the Company's previous 16.4% ownership of Top Union to 14.6%. The Company accounts for this investment using the cost method of accounting. During the years ended December 31, 1998 and 1999, the Company purchased $26,406 and $94,227, respectively, in product from Top Union. As of December 31, 1998 and 1999, the Company had $0 and $36,484, respectively, in accounts payable to Top Union. The Company evaluates the fair value of its investment based on the valuation associated with third party external rounds of financing. To date no impairment charges have been recognized.

(6) Other Assets and Commitments

  Other assets as of December 31, 1999, consist principally of a $2,675,000 deposit for the Company's new facility, currently under construction, which is estimated to be complete in late 2000. The total cost of the new facility is estimated to be $17,000,000.

(7) Notes Payable and Line of Credit

  In connection with the acquisition of Hukk Engineering ("Hukk"), the Company issued two notes payable, a $450,000 note related to a noncompete agreement due in quarterly installments of $28,125 through October 2004, and a $450,000 note due in quarterly installments through October 2004 bearing interest at a rate of prime plus 2.5%.

  The Company has a $3,000,000 revolving line of credit with a financial institution that expires on October 1, 2000, bearing interest at the bank's prime rate (8.5% as of December 31, 1999). The agreement, which is collateralized by the receivables and inventories of the Company, contains certain financial covenants and restrictions. As of December 31, 1998 and 1999, there were no balances outstanding under the line of credit.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

(8) Leases

  The Company leases its facilities under operating lease agreements, expiring January 2001 and August 2004. The leases require the Company to pay property taxes and normal maintenance. Future minimum lease payments, under these agreements, as of December 31, 1999, are as follows (in thousands):

   Year Ending
   December 31,
   ------------
    2000................................................................  $  639
    2001................................................................     764
    2002................................................................     893
    2003................................................................     928
    Thereafter..........................................................     783
                                                                          ------
                                                                          $4,007
                                                                          ======

  Rent expense for the years ended December 31, 1997, 1998, and 1999, was approximately $405,000, $415,000, and $511,000, respectively.

  The Company intends to sublease its current facility upon the completion of its new facility.

(9) Common Stock

  In January 1997, the Company's Board of Directors approved the increase of the authorized common stock to 100,000,000 shares and approved a five-for-one stock split. All share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

  The Company established a program of repurchasing common stock in order to offer liquidity to its stockholders. Repurchases are offered based on valuations performed by the Company of the fair value of its stock at the time of repurchase. During 1997, 1998, and 1999, the Company repurchased approximately 99,000, 45,000, and 45,000 shares of common stock, respectively, for $325,000, $195,000, and $202,000, respectively.

(10) Stock Option Plan

  Under the terms of the 1993 Employee Stock Option Plan (the Option Plan), the Company's Board of Directors may grant options to directors, officers, and employees of the Company to purchase not more than an aggregate of 1,750,000 shares of the Company's common stock.

  Options may be granted as incentive stock options or nonstatutory stock options at the fair market value of such shares on the date of grant as determined by the Board of Directors. Options granted prior to 1996 expire 5 years from the date of grant and are exercisable in 3 equal annual installments commencing 1 year from the date of grant. Upon termination of employment, the optionee may exercise any such vested options within 30 days of termination. Options granted subsequent to 1996 vest over a 4-year period, and expire at the end of 10 years from the date of grant, or sooner, if terminated by the Board of Directors.

  The options include a provision whereby the option holder may elect at any time to exercise the option prior to the full vesting of the option. Unvested shares so purchased are subject to a repurchase right by the Company at the original purchase price. Such right shall lapse at a rate equivalent to the vesting period of the original option. As of December 31, 1997, 1998, and 1999, shares issued and subject to repurchase were 3,000, 2,250, and 8,387, respectively.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

  Option activity is summarized as follows:

                                           Years Ended December 31,
                          -----------------------------------------------------------
                                 1997                1998                1999
                          ------------------- ------------------- -------------------
                                    Weighted-           Weighted-           Weighted-
                                     Average             Average             Average
                          Number of Price Per Number of Price Per Number of Price Per
                           Options    Share    Options    Share    Options    Share
                          --------- --------- --------- --------- --------- ---------
Outstanding at beginning
 of year................   159,585    $1.53    430,120    $2.73    603,715    $3.28
Granted at market
 value..................   308,500     3.30    221,000     4.30         --       --
Granted at less than
 market value...........        --       --         --       --    359,700     5.63
Exercised...............   (15,465)    1.17    (12,905)    1.66    (76,365)    2.32
Canceled................   (22,500)    3.30    (34,500)    3.60    (69,350)    3.41
                           -------             -------             -------
Options at end of year..   430,120     2.73    603,715     3.28    817,700     4.39
                           =======             =======             =======
Weighted-average fair
 value of options
 granted during the year
 with exercise prices at
 fair value.............              $0.32               $0.41               $  --
                                      =====               =====               =====
Weighted-average fair
 value of options
 granted during the year
 with exercise prices
 less than market value
 at date of grant.......              $  --               $  --               $7.75
                                      =====               =====               =====

  Information regarding the stock options outstanding as of December 31, 1999, is summarized in the table below.

                         Options outstanding                Vested Options
                 ---------------------------------------  --------------------
                                Weighted-
                                 Average      Weighted-             Weighted-
    Range of                    Remaining      Average               Average
    Exercise       Shares      Contractual    Exercise    Vested    Exercise
     Prices      Outstanding   Life (years)     Price     shares      Price
    --------     -----------   -----------    ---------   -------   ---------
   $0.75--0.75      11,250        5.22          $0.75      11,250     $0.75
    1.80--1.80      50,000        6.29           1.80      37,500      1.80
    3.30--4.50     559,750        8.23           3.96     157,875      3.59
    6.50--6.50     196,700        9.78           6.50          --      6.50
                   -------                                -------
                   817,700                                206,625
                   =======                                =======

  The Company uses the intrinsic-value based method to account for its employees stock-based compensation plan. For options granted in 1997 and 1998, no compensation cost has been recognized in the accompanying consolidated financial statements for options granted under this plan as the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date. With respect to options granted in 1999, the Company has recorded unearned stock-based compensation of approximately $2,270,000 for the difference at the grant date between the exercise price and the fair value as determined by an independent valuation.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

  The deferred compensation represents the aggregate difference, at the date of grant, between the respective exercise price of stock options and the estimated fair value of the underlying common stock. The total unearned stock-based compensation recorded for all option grants through December 31, 1999, will be amortized as follows for the years ending December 31: 2000, $567,000; 2001, $567,000; 2002, $567,000; and 2003, $364,000. The amount of deferred stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

  If compensation for the Company's stock-based compensation plans had been determined in a manner consistent with the fair value approach described in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and net income per share, as reported, would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                          Years Ended December
                                                                   31,
                                                          ---------------------
                                                           1997   1998   1999
                                                          ------ ------ -------
   Net income applicable to common stock:
     As reported......................................... $4,456 $3,371 $10,944
     Adjusted pro forma..................................  4,425  3,318  10,883
   Basic net income per share:
     As reported.........................................   0.30   0.23    0.74
     Adjusted pro forma..................................   0.30   0.22    0.73
   Diluted net income per share:
     As reported.........................................   0.30   0.22    0.72
     Adjusted pro forma..................................   0.30   0.22    0.71

  The provisions of SFAS No. 123 are effective for options granted beginning January 1, 1996. Options vest over several years and new options are generally granted each year. Because of these factors, the pro forma effect shown above may not be representative of the pro forma effect of SFAS No. 123 in future years.

  For the purposes of computing pro forma net income, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the option grant are as follows:

                                                          Years Ended December
                                                                   31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
   Dividend yield.......................................   2.60%   2.60%    None
   Expected term........................................ 4 years 4 years 4 years
   Risk-free interest rate..............................   5.45%   5.45%   5.66%
   Volatility rate......................................    None    None    None

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

(11) Acquisition

  In July 1999, the Company acquired all of the outstanding shares of stock of Hukk, a developer of cable TV service verification equipment. The Company paid approximately $800,000 in cash and acquisition costs, $900,000 in notes payable, and 100,000 shares of the Company's common stock valued at $1,000,000 based on an independent valuation. The transaction has been accounted for under the purchase method. The results of Hukk and the estimated fair value of assets acquired and liabilities assumed are included in the Company's financial statements from the date of acquisition. In connection with the Hukk acquisition, the purchase price has been allocated to the assets and liabilities assumed based upon fair values on the date of acquisition, as follows (in thousands):

   Current assets...................................................... $   349
   Property and equipment, net.........................................      65
   Intangibles and goodwill associated with acquisition................   2,495
   Current liabilities.................................................    (209)
                                                                        -------
                                                                        $ 2,700
                                                                        =======

   Intangibles include the fair value of technology and noncompete agreements with resulting excess purchase price allocated to goodwill. The Company amortizes such intangibles on a straight-line basis over four to five years based on expected lives of technologies, noncompete agreements, and goodwill. If the identified technologies are not successfully developed, the Company may not utilize the value assigned to intangible assets.

  The following summary prepared on an unaudited pro forma basis reflects the condensed consolidated results of operations for the years ended December 31, 1998 and 1999, assuming Hukk had been acquired at the beginning of the periods presented (in thousands, except per share data):

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
   Net revenues................................................ $31,511 $61,823
   Net income.................................................. $ 3,393 $10,185
   Basic net income per share.................................. $  0.23 $  0.68
   Shares used in pro forma per share computation..............  14,946  14,989

  The pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect the synergies that might be achieved from combined operations.

(12) 401(k) Plan

  In 1996, the Company adopted a 401(k) Plan (the Plan). Participation in the Plan is available to all full-time employees. Each participant may elect to contribute up to 15% of his or her annual salary, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the Plan. These contributions vest annually over seven years. Contributions to the Plan of $-0-, $290,638, and $746,954 were made by the Company in 1997, 1998, and 1999, respectively.

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

(13) Income Taxes

  The provision for income taxes consisted of the following (in thousands):

                                                         1997    1998    1999
                                                        ------  ------  -------
   Current:
     Federal........................................... $1,981  $1,506  $ 6,394
     State.............................................    258      83      952
                                                        ------  ------  -------
                                                         2,239   1,589    7,346
                                                        ------  ------  -------
   Deferred expense (benefit):
     Federal...........................................   (297)     16     (960)
     State.............................................    (43)    (17)     (95)
                                                        ------  ------  -------
                                                          (340)     (1)  (1,055)
                                                        ------  ------  -------
                                                        $1,899  $1,588  $ 6,291
                                                        ======  ======  =======

  Income tax expense differed from the amounts computed by applying the U.S.
federal income tax rate of 35% to pretax income as a result of the following
(in thousands):

                                                         1997    1998    1999
                                                        ------  ------  -------
   Computed "expected" tax............................. $2,224  $1,736  $ 6,032
   State taxes, net of federal income tax benefit......    140      44      557
   Foreign sales corporation benefit...................   (157)   (188)    (109)
   Research credit.....................................   (313)   (366)    (480)
   Nondeductible expenses..............................      5     362      291
                                                        ------  ------  -------
                                                        $1,899  $1,588  $ 6,291
                                                        ======  ======  =======

  The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Deferred tax assets:
     Inventory reserves and additional costs capitalized........ $  118  $  156
     Accrued compensation and vacation..........................    342     528
     Allowance for doubtful accounts............................     91     108
     Other accruals and reserves................................    317     622
     Net operating losses and start-up costs....................    291     304
     Tax credits................................................     --     240
     State income taxes.........................................     28     332
                                                                 ------  ------
   Total gross deferred tax assets..............................  1,187   2,290
                                                                 ------  ------

   Deferred tax liabilities:
     Property and equipment.....................................   (272)   (313)
     Unrealized exchange gains..................................    (57)    (30)
     Federal tax cost of net state deferred assets..............    (35)    (69)
                                                                 ------  ------
   Total deferred tax liabilities...............................   (364)   (412)
                                                                 ------  ------
   Net deferred tax assets...................................... $  823  $1,878
                                                                 ======  ======

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of such deferred assets.

(14) Segment Information

  SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, establishes standards for the manner in which public companies report information about operating segments, products, services, geographic areas, and major customers in annual and interim financial statements. The method of determining what information to report is based on the way that management organizes the operating segments within the enterprise for making operating decisions and assessing financial performance.

  The Company's chief operating decision-maker is considered to be the Company's Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenue by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is the same as the information presented in the accompanying consolidated statements of operations. In addition, as the Company's assets are primarily located in its corporate offices in the United States and not allocated to any specific segment, the Company does not produce reports for or measures the performance of its segments based on any asset-based metrics. Therefore, the Company operates in a single operating segment the design, manufacture, and sale of digital test equipment for telecommunications, transmission, and signaling applications.

  Revenue information regarding operations in the different geographic regions is a follows (in thousands):

                                 North                       Latin
                                America Europe Asia/Pacific America Consolidated
                                ------- ------ ------------ ------- ------------
Revenues:
  1997......................... $15,699 $4,840    $6,794    $1,731    $29,064
  1998.........................  17,028  4,684     5,668     1,155     28,535
  1999.........................  50,168  4,364     5,742     1,191     61,465

(15) Subsequent Events

 (a)Acquisition

   On February 22, 2000, the Company acquired all the outstanding shares of Pro.Tel. Srl and subsidiaries, an Italian manufacturer of distributed network signal analysis equipment. The Company paid $3,900,000 in cash, a $100,000 note repayable in May 2000, a note payable related to a noncompete agreement for $500,000, payable over four years, and 166,667 shares of the Company stock valued at $5,000,000 based on an external valuation of the Company's stock as of February 22, 2000. The Company also incurred direct costs associated with the acquisition of approximately $200,000.

   The transaction will be accounted for under the purchase method. The Company expects to allocate approximately $276,500 to the fair value of the net tangible assets acquired with the excess purchase

                     SUNRISE TELECOM, INC. AND SUBSIDIARIES
   price of approximately $9,400,000 allocated to technology, noncompete agreements, and goodwill. The Company expects to amortize goodwill and other intangibles over a period of four to five years.

 (b)Recapitalization

   On March 7, 2000, the Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering. On March 7, 2000, the Company's Board of Directors approved the reincorporation of the Company into Delaware effecting the authorization of 175,000,000 shares of $0.001 par value per share common stock and 10,000,000 shares of $0.001 par value preferred
   stock. The Board of Directors also authorized a   -for-    stock split of
   its common stock and the change of the name of the company to Sunrise Telecom Incorporated. The consolidated financial statements have been adjusted to give effect to the recapitalization.

 (c)Employee Stock Purchase Plan

   In April 2000, the Company's Board of Directors approved the adoption of the 2000 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 200,000 shares of common stock for issuance thereunder. The Purchase Plan will be effective upon the Company's initial public offering. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions of up to 15% of the employee's total base compensation, not to exceed $25,000 in any plan year, excluding bonuses, commissions and overtime at a price equal to 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period.

 (d)2000 Stock Option Plan

   In April 2000, the Company's Board of Directors approved the adoption of the 2000 Stock Plan (the "Stock Plan.") The Stock Plan will become effective upon the Company's initial public offering. The total number of shares reserved for issuance under the stock plan equals 1,250,000 shares of common stock plus the number of shares that remain reserved for issuance under the 1993 stock option plan as of the date the stock plan becomes effective. All outstanding options under the 1993 stock option plan will be administered under the 2000 Stock Plan but will continue to be governed by their existing terms.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Quotaholders of Pro.Tel. Srl

  We have audited the accompanying consolidated balance sheets of Pro.Tel. Srl and its subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations, quotaholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the management of Pro.Tel. Srl. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the Republic of Italy, which standards are substantially similar in all material respects to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pro.Tel. Srl and its subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999 in conformity with accounting principles generally accepted in the Republic of Italy.

  Accounting principles established or adopted by Italian law and the Italian Accounting Profession, as described in note 1, vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for each of the years in the two-year period ended December 31, 1999 and quotaholders' equity as of December 31, 1998 and 1999 to the extent summarized in note 26 to the consolidated financial statements.

                                          /KPMG S.p.A./
Bologna, Italy
February 18, 2000

                          PRO. TEL SRL AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

            (expressed in thousands of Italian Lire and US Dollars)

                                                       December 31,
                                               -------------------------------
                                          Note   1998       1999       1999
                                          ---- ---------  ---------  ---------
                                                (L'000)    (L'000)      ($)
                 ASSETS
Current assets:
  Cash...................................   3     55,032    186,885     97,194
  Trade receivables, net.................   4  1,344,629  1,328,145    690,731
  Inventories............................   5    134,050    483,643    251,529
  Other current assets...................   6     77,972     55,773     29,006
                                               ---------  ---------  ---------
Total current assets.....................      1,611,683  2,054,446  1,068,460
Non current assets:
  Plant and equipment....................        326,550    528,466    274,840
  Less accumulated depreciation..........       (109,361)  (187,209)   (97,362)
                                               ---------  ---------  ---------
    Plant and equipment, net.............   7    217,189    341,257    177,478
  Intangible assets, net.................   8     50,773     31,052     16,149
  Other long term assets.................   9     32,531     54,980     28,594
                                               ---------  ---------  ---------
Total assets.............................      1,912,176  2,481,735  1,290,681
                                               =========  =========  =========

  LIABILITIES AND QUOTAHOLDERS' EQUITY
Current liabilities:
  Short-term bank borrowings.............  10     85,204    474,966    247,017
  Current portion of long-term debt......  10    145,895     80,152     41,685
  Accounts payable--trade................  11    817,973    957,642    498,043
  Accrued expenses and other current
   liabilities...........................  12    159,850    192,264     99,991
  Income and other taxes payable.........  13    111,382     97,786     50,856
                                               ---------  ---------  ---------
Total current liabilities................      1,320,304  1,802,810    937,592
Long term liabilities:
  Long-term debt.........................        107,197     27,047     14,066
  Employees' leaving entitlements........  10     51,103     84,975     44,193
  Deferred income taxes..................  14         --     35,268     18,342
                                               ---------  ---------  ---------
Total long term liabilities..............  13    158,300    147,290     76,601
                                               ---------  ---------  ---------
Total liabilities........................      1,478,604  1,950,100  1,014,193
Quotaholders' equity
  Quota capital..........................  15    500,000    500,000    260,036
  Retained earnings/(deficit)............        (66,428)    31,635     16,452
                                               ---------  ---------  ---------
Total quotaholders' equity...............        433,572    531,635    276,488
                                               ---------  ---------  ---------
Total liabilities and quotaholders'
 equity..................................      1,912,176  2,481,735  1,290,681
                                               ---------  ---------  ---------
Commitments and contingent liabilities...  16     77,404     18,993      9,878
                                               =========  =========  =========

  Exchange rate used for the convenience translation of the December 31, 1999 balances is Italian Lire 1,922.810327 to $1.00.

          See accompanying notes to consolidated financial statements.

                          PRO.TEL. SRL AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            (expressed in thousands of Italian Lire and US Dollars)

                                                     December 31,
                                           ----------------------------------
                                      Note    1998        1999        1999
                                      ---- ----------  ----------  ----------
                                            (L'000)     (L'000)       ($)
Net sales............................  17   2,709,880   3,639,354   1,892,726
Cost of goods sold...................  18  (1,794,743) (2,591,093) (1,347,555)
                                           ----------  ----------  ----------
  Gross profit.......................         915,137   1,048,261     545,171
Selling, general and administrative
 expenses............................  19    (900,172) (1,016,955)   (528,890)
                                           ----------  ----------  ----------
  Operating income...................          14,965      31,306      16,281
Interest income......................  20       3,995       4,137       2,152
Interest expense.....................  20     (35,614)    (43,628)    (22,690)
Foreign exchange gain, net...........  21       9,262      42,818      22,268
Other non operating
 income/(expense):...................  22
  Grant revenue......................              --     217,706     113,223
  Other income/(expense).............           7,558     (13,614)     (7,080)
                                           ----------  ----------  ----------
  Profit before income taxes.........             166     238,725     124,154
Income taxes.........................  23     (55,580)   (140,662)    (73,154)
                                           ----------  ----------  ----------
  Net profit/(loss)..................         (55,414)     98,063      51,000
                                           ==========  ==========  ==========

  Exchange rate used for the convenience translation of the December 31, 1999 balances is Italian Lire 1,922.810327 to $1.00.



          See accompanying notes to consolidated financial statements.

                        PRO.TEL. SRL AND ITS SUBSIDIARY

                CONSOLIDATED STATEMENTS OF QUOTAHOLDERS' EQUITY

                    (expressed in thousands of Italian Lire)

                                                        Retained      Total
                                                Quota   earning/  quotaholders'
                                               capital  (deficit)    equity
                                               -------  --------- -------------
Balance at January 1, 1998 of Pro.Tel. Srl.... 100,000    (3,749)     96,251
Balance at January 1, 1998 of Tel.Mark. Srl...  60,000    (7,265)     52,735
                                               -------   -------     -------
Combined balance.............................. 160,000   (11,014)    148,986
  Acquisition of Tel. Mark. Srl............... (60,000)       --     (60,000)
  Capital increase............................ 400,000        --     400,000
  Net loss for the year.......................      --   (55,414)    (55,414)
                                               -------   -------     -------
Consolidated balance at December 31, 1998..... 500,000   (66,428)    433,572
  Net profit for the year.....................      --    98,063      98,063
                                               -------   -------     -------
Consolidated balance at December 31, 1999..... 500,000    31,635     531,635
                                               =======   =======     =======




          See accompanying notes to consolidated financial statements.

                          PRO.TEL. SRL AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            (expressed in thousands of Italian Lire and US Dollars)

                                       December 31,
                               ------------------------------
                                  1998       1999      1999
                               ----------  --------  --------
                                (L'000)    (L'000)      ($)
Cash flows from operating
 activities:
 Net profit/(loss)...........     (55,414)   98,063    51,000
Adjustments to reconcile net
 profit/(loss) to net cash
 provided by/(used in)
 operating activities:
  Amortization of intangible
   assets....................      20,907    21,283    11,069
  Depreciation of plant and
   equipment.................      43,087    77,735    40,428
  Employees' leaving
   entitlement (charge for
   the year).................      37,285    53,236    27,687
  Deferred income taxes......          --    49,312    25,646
  Other......................          --       122        63
Changes in operating assets
 and liabilities:
  Trade receivables..........  (1,085,356)   16,484     8,573
  Inventories................     (87,674) (349,593) (181,814)
  Other current assets.......     (71,665)   22,199    11,545
  Other long-term assets.....     (20,631)  (22,449)  (11,675)
  Accounts payable--trade....     689,298   139,669    72,638
  Accrued expenses and other
   liabilities...............     110,917    32,414    16,858
  Income and other taxes
   payable...................      48,629   (27,640)  (14,375)
  Employees' leaving
   entitlement (payments).......   (5,364)  (19,364)  (10,071)
                               ----------  --------  --------
Net cash provided by/(used
 in) operating activities....    (375,981)   91,471    47,572
                               ----------  --------  --------
Cash flows from investing
 activities:
  Purchases of plant and
   equipment.................     (63,005) (201,925) (105,016)
  Purchases of intangible
   assets....................      (4,968)   (1,562)     (812)
  Acquisition of Tel.Mark.
   Srl.......................     (60,000)       --        --
                               ----------  --------  --------
Net cash (used in) investing
 activities..................    (127,973) (203,487) (105,828)
                               ----------  --------  --------
Cash flows from financing
 activities:
 Movements in bank
  borrowings:
  Proceeds from additional
   term debt.................      50,000        --        --
  Repayments of term debt....    (129,095) (145,893)  (75,875)
  Net borrowing under short-
   term facilities...........      85,204   389,762   202,704
 Increase of quota capital...     400,000        --        --
                               ----------  --------  --------
Net cash provided by
 financing activities........     406,109   243,869   126,829
                               ----------  --------  --------
Net increase/(decrease) in
 cash........................     (97,845)  131,853    68,573
Cash at beginning of period..     152,877    55,032    28,621
                               ----------  --------  --------
Cash at end of period........      55,032   186,885    97,194
                               ==========  ========  ========

  Exchange rate used for the convenience translation of the December 31, 1999 balances is Italian Lire 1,922.810327 to $1.00.

          See accompanying notes to consolidated financial statements.

                            PRO. TEL. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and summary of significant accounting policies

  Pro.Tel. Srl (hereafter "Pro.Tel.' or the "Company') was incorporated on July 24, 1996 with a quota capital of L100,000 thousand and is registered in Italy with limited liability and is regulated by Italian law.

  On June 25, 1998 Pro.Tel. purchased 100% of the quota capital of Tel.Mark. Srl (hereafter "Tel.Mark.') from certain quotaholders of Pro.Tel.. Tel.Mark. is registered in Italy with limited liability and is regulated by Italian law.

  The Extraordinary General Meeting of the quotaholders on June 25, 1998 increased the quota capital of the Company from L100,000 thousand to L500,000 thousand.

  Pro.Tel. is a full service telecommunication engineering consulting and manufacturing company and provides hardware, firmware and software design. In particular Pro.Tel. is a worldwide company designing both test and network equipment for the data and telecommunications industry and prototyping products for the Information Communication market. The volume of sales became significant at the end of 1998.

  Tel.Mark. supplies administrative services, office space, technical assistance and specific advice concerning data and telecommunication networks primarily to Pro.Tel. The annual remuneration for these activities provided to Pro.Tel. is L360 million for the period from October 1, 1999 to October 1, 2000.

  The offices and the production site of Pro.Tel. and its subsidiary (hereafter the "Group') are located in Vaciglio Modena, Italy.

  The By-laws of Pro.Tel. and Tel.Mark. contain specific clauses restricting the transfer or sale of the companies' quota to third parties. In the event of such a sale or transfer, the existing quotaholders have the right of first refusal. Otherwise, such a transaction would be subject to the approval of the majority of the existing quotaholders.

  A summary of the significant accounting policies followed by the Group is set out below:

  Principles of preparation and consolidation

  The consolidated financial statements of the Company have been prepared for distribution to its quotaholders in conformity with accounting standards issued by the "Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri' (National Boards of Public Accountants in Italy), and where these are not exhaustive, with standards issued by the International Accounting Standard Committee (I.A.S.C.). Hereafter these have been identified as "Italian GAAP'. Italian GAAP differ in certain respects from generally accepted accounting principles in the United States of America ("US GAAP'). A description of these differences and their approximate effects on net profit/(loss) and quotaholders' equity is set forth in note 26. The consolidated financial statements have been reformatted from the original Italian statutory financial statement presentation to conform more closely with international presentation and include certain additional disclosures required by the US Securities and Exchange Commission ("the SEC').

  The consolidated financial statements for the years ended December 31, 1998 and 1999, have been prepared on the basis of statutory accounts of Pro.Tel. Srl and its subsidiary Tel.Mark. Srl. The statutory accounts of the two companies for the year ended December 31, 1999 have not yet been approved by the Board of Directors and the Quotaholders' Meeting. The consolidated financial statements for the years ended December 31, 1998 and 1999 have been approved by the Board of Directors during the meeting held on February 17, 2000.

                            PRO. TEL. AND SUBSIDIARY

  All significant intercompany balances and transactions have been eliminated in consolidation.

  As noted above, the company acquired 100% of the quota capital of Tel.Mark. on June 25, 1998 for L60 million. The majority of the quotaholders of Tel.Mark. were also quotaholders of Pro.Tel. as of January 1, 1998 and the date of acquisition. Therefore, for purposes of these consolidated financial statements, the financial position and results of operations of Tel.Mark. prior to the acquisition date have been combined with Pro.Tel. as of January 1, 1998, the earliest period presented. No goodwill was recorded as a result of this transaction.

  Cash and bank borrowings

  Cash and bank borrowings are stated at nominal value and include accrued interest.

  Accounts receivable and payable

  Receivables are stated at nominal value net of an allowance for doubtful accounts. Payables are stated at face value.

  Inventories

  Inventories are stated at the lower of cost or net realizable value. The cost is determined using the average purchase cost method.

  Plant and equipment

  Plant and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are expensed as incurred; significant improvements are capitalized and depreciated over the useful lives of the related assets.

  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The following table summarizes the annual depreciation rates of the Group's plant and equipment:

                                                                         Annual
                                                                          rate
                                                                         ------
     Plant and machinery................................................ 12-30%
     Industrial and sales tooling/equipment............................. 15-30%
     Other.............................................................. 10-25%

  Assets acquired during the year are depreciated at half the annual rate in order to take into account the average period of utilization thereof.

  Assets acquired with a unit cost less than L1 million are charged to the profit and loss account given their limited estimated useful life.

  Assets acquired under capital leases are treated in the same manner as operating leases, with the purchase of the asset being recorded at the price paid to acquire title at the end of the lease term.

                            PRO. TEL. AND SUBSIDIARY

  Intangible assets

  Intangible assets are carried at the purchase price and are amortized on the straight-line method over the estimated useful lives of the assets. The following table summarizes the estimated useful lives of the Group's intangible assets:

                                                                          Years
                                                                          -----
     Incorporation and expansion costs...................................    5
     Research and development costs on specific development projects.....    5
     Software............................................................    5

  In addition to the above, intangible assets include leasehold improvements which are amortized on a straight-line basis over the shorter of the lease term or estimated life of the asset.

  Research and development costs, comprising principally external consultants employed in that activity, are capitalized as an intangible asset for specific development projects. The amortization is allocated to cost of goods sold' and selling, general and administrative expenses' based on their useful life. The total amount capitalized was L51,506 thousand all of which related to expenses incurred prior to December 31, 1997. No such costs have been incurred or capitalized in the years ended December 31, 1998 and 1999 as there have been no specific development projects that could be capitalized in conformity with accounting principles generally accepted in the Republic of Italy. All research and development costs have been expensed as incurred in 1998 and 1999.

  Management periodically assesses the recoverability of intangible assets and, in cases where such an asset is deemed to have no remaining useful economic life, the carrying value of the asset is written off in full.

  Advertising costs

  Advertising costs are expensed as incurred.

  Income taxes

  Current income tax payable by each of the two individual companies included in the consolidation is calculated according to the tax regulations in force in Italy and is classified net of the advances paid or withholdings sustained under "income and other taxes payable'. If the net amount is a debit balance, it is classified under "other current assets'. In addition, a provision is made for deferred tax liabilities of the two individual companies, as well as those deriving from consolidation adjustments, net of deferred tax assets, if any, where realization of the benefit is considered reasonably certain on the basis of the Group's forecasted performance.

  Deferred income taxes are calculated at the relevant tax rates in force in Italy at the balance sheet date and are reviewed annually to reflect changes in the economic circumstances of the companies and in the tax rates.

  Revenue and cost recognition

  Revenues are recognized when title passes to the customer, usually the date of shipment or when services are rendered to the independent dealer or other third party. Costs are recognized on the accrual basis.

                            PRO. TEL. AND SUBSIDIARY

  Employee benefit plans

  Leaving entitlements reflect the liability to employees when they leave their employment, calculated in conformity with current Italian legislation, and are based on a percentage of remuneration. The full amount of the employees' vested benefits is accrued. The liability is adjusted annually by 1.5% plus 75% of the official inflation. There is no funding requirement associated with this liability. Employees' leaving entitlements charged in the years ended December 31, 1998 and 1999 amounted to L37,285 thousand and L53,236 thousand, respectively.

  Foreign currencies

  Foreign currency transactions are recorded at the exchange rates applicable at the transaction dates. Assets and liabilities denominated in foreign currencies are re-measured at exchange rates applicable at the balance sheet date unless covered by a hedge instrument. Balances denominated in currencies of the member countries of the European Monetary Union at December 31, 1998 and 1999 have been recorded at their final Euro conversion rates with respect to the Italian Lire. The resulting gains and losses on assets and liabilities are recorded in the consolidated statement of operations.

  Grants

  Grants received for reimbursement of research and development expenses not capitalized are recorded as non operating income when they become receivable. Grants are considered receivable when the Company's request is approved by the governmental institution. The related expenses are recorded in the financial year when incurred.

  Use of estimates

  Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles in the Republic of Italy and, with respect to note 26, the United States of America. Actual results could differ from those estimates.

2. Translations of Italian Lire into US Dollars

  The consolidated financial statements are stated in Italian Lire. The translations of Italian Lire into US Dollars are included solely for the convenience of the reader, using the noon buying rate in New York on December 31, 1999, which was 1,922.810327 to $1.00. The convenience translations are unaudited and should not be construed as representations that the Italian Lire amounts have been, could have been, or could in the future be, converted into US Dollars at this or any other rate of exchange.

3. Cash

  Cash is composed of the following items:

                                                                   December 31,
                                                                  --------------
                                                                   1998   1999
                                                                  ------ -------
                                                                     (L'000)

     Bank accounts in US Dollars................................. 52,558 184,438
     Cash on hand................................................  2,474   2,447
                                                                  ------ -------
                                                                  55,032 186,885
                                                                  ====== =======

                            PRO. TEL. AND SUBSIDIARY

  Bank accounts include 30,802 US Dollars and 95,692 US Dollars at December 31, 1998 and 1999, respectively.

4. Trade receivables, net

  At December 31, trade receivables, net, were comprised of the following items:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
                                                                  (L'000)

   Trade receivables....................................... 1,337,775 1,329,213
   Invoices to be issued...................................        --     5,471
   Unaccepted trade bills on bank..........................     6,854        --
                                                            --------- ---------
   Trade accounts receivable--gross........................ 1,344,629 1,334,684
   Allowance for doubtful accounts.........................        --    (6,539)
                                                            --------- ---------
   Trade accounts receivable--net.......................... 1,344,629 1,328,145
                                                            ========= =========

  Trade receivables denominated in US Dollars totalled 644,231 US Dollars and 51,727 US Dollars at December 31, 1998 and 1999, respectively.

  The Group is potentially subject to concentrations of credit risk principally on its accounts receivable balances. Management believes, however, that the loss due to credit risk to be incurred by the Group if parties to these receivables failed completely to perform according to the terms of the contracts is not material. The Group does not require collateral and all the accounts receivable balances are unsecured. While management believes the trade receivables will ultimately be collected, it anticipates that in the event of default they will follow normal collection procedures. The Group estimates the allowance for doubtful accounts on the basis of the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect estimates of bad debts. As described in note 17, Pro.Tel.'s products are sold exclusively by independent distributors pursuant to a distribution agreement with the Company. During the years ended December 31, 1998 and 1999, two customers/distributors (Pro.Tel. USA in 1998 and 1999; Chevas in 1998; Set-up in 1999) accounted for approximately 89% and 63%, respectively, of net sales for products of the Group. In addition, these customers, who are unrelated third parties, accounted for 74% and 88%, respectively, of the trade receivable balance as of December 31, 1998 and 1999.

  Sales made to distributors (which are all unrelated third parties) are recognized on the date of shipment of the goods and are not subject to unusual rights of return. Furthermore, these sales are not contingent upon their subsequent sale to third parties by the distributors.

                            PRO. TEL. AND SUBSIDIARY

5. Inventories

  At December 31, inventories were comprised of the following items:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                     (L'000)

   Cases........................................................  10,440 209,412
   Pae-boards...................................................  36,682 210,844
   Ghepardo units...............................................  73,385  26,490
   Consumables and supplies.....................................  13,543  36,897
                                                                 ------- -------
                                                                 134,050 483,643
                                                                 ======= =======

  Inventories are comprised of raw materials and purchased components.

  No provision is made for slow moving, obsolete or non-saleable items, as management does not consider such provision necessary.

6. Other current assets

  At December 31, other current assets were comprised of the following items:

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                      (L'000)

   Guarantee deposits.............................................     -- 10,000
   Tax receivables................................................ 44,103 13,899
   Advances to suppliers.......................................... 20,365 22,137
   Other amounts receivable.......................................    384      3
   Accrued income and prepaid expenses............................ 13,120  9,734
                                                                   ------ ------
                                                                   77,972 55,773
                                                                   ====== ======

  Tax receivables are comprised of VAT receivables, withholding taxes on interest earned by the Group as well as advance corporation tax for those Group companies which have paid amounts in excess of their tax liability for the year.

  Advances to suppliers comprise for the most part advances paid to suppliers for services.

                            PRO. TEL. AND SUBSIDIARY

7. Plant and equipment, net

  At December 31, plant and equipment, net, were comprised of the following items:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                                   (L'000)
   Plant and equipment
     Cost..................................................... 181,974  357,234
     Accumulated depreciation................................. (50,070) (90,086)
                                                               -------  -------
   Net book value............................................. 131,904  267,148
                                                               -------  -------
   Industrial and sales tooling/equipment
     Cost..................................................... 115,400  141,556
     Accumulated depreciation................................. (54,955) (91,075)
                                                               -------  -------
   Net book value.............................................  60,445   50,481
                                                               -------  -------
   Other
     Cost.....................................................  29,176   29,676
     Accumulated depreciation.................................  (4,336)  (6,048)
                                                               -------  -------
   Net book value.............................................  24,840   23,628
                                                               -------  -------
                                                               217,189  341,257
                                                               =======  =======

  Depreciation amounted to L43,087 thousand in 1998 and L77,735 thousand in 1999.

  Pro.Tel. has entered into capital lease agreements for some personal computers. The value of these assets amounted to approximately L27,560 thousand at December 31, 1999. According to the prevailing Italian Civil Code, the lease installments are charged to the statement of operations on an accrual basis and the assets are recorded as plant and equipment when the purchase option is exercised. As such, the commitments for unexpired installments have been disclosed in note 16. Had these assets been recognized as purchased under capital leases, the following effects would result on quotaholders' equity at December 31:

                                                                 December 31,
                                                                 --------------
                                                                 1998    1999
                                                                 -----  -------
                                                                    (L'000)
   Plant and equipment:
     increase in cost...........................................    --   27,560
     increase in accumulated depreciation.......................    --   (2,756)
   Advances to suppliers........................................ 1,040       --
   Obligations under capital leases.............................    --  (17,549)
                                                                 -----  -------
   Pre-tax effect on quotaholders' equity....................... 1,040    7,255
   Tax effect calculated at the effective rates.................  (325)  (2,267)
                                                                 -----  -------
                                                                   715    4,988
                                                                 =====  =======

  There are no mortgages and liens on the Group's plant and equipment.

  All long-lived assets are located in Italy and comprise only plant and equipment.

                            PRO. TEL. AND SUBSIDIARY

8. Intangible assets, net

  At December 31, intangible assets, net, were comprised of the following items:

                                                                 December 31,
                                                                 -------------
                                                                  1998   1999
                                                                 ------ ------
                                                                    (L'000)
   Incorporation and expansion costs............................  9,040  5,320
   Research and development costs on specific development
    projects.................................................... 27,483 17,181
   Software..................................................... 12,139  6,694
   Other........................................................  2,111  1,857
                                                                 ------ ------
                                                                 50,773 31,052
                                                                 ====== ======

  Amortization amounted to L20,907 thousand in 1998 and L21,283 thousand in 1999. Software relates to the cost of software purchased from independent third parties.

9. Other long-term assets

  At December 31, other long-term assets were comprised of the following items:

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                      (L'000)
   Employees' termination fund insurance.......................... 20,631 53,080
   Other long-term assets......................................... 11,900  1,900
                                                                   ------ ------
                                                                   32,531 54,980
                                                                   ====== ======

  Employees' termination fund insurance refers to the employees' leaving entitlement existing at year-end. Funds were previously paid to an insurance company (Zurigo SA) as a form of long-term funding and includes matured interest.

  Other long-term assets consist of guarantee deposits for rented properties and utilities. In the consolidated financial statements at December 31, 1999 an amount of L10,000 thousand relating to the rental properties, has been reclassified to other current assets as the rental agreement expires in November 2000.

10. Borrowings

  At December 31, short-term bank borrowings were comprised of the following items:

                                                                   December 31,
                                                                  --------------
                                                                   1998   1999
                                                                  ------ -------
                                                                     (L'000)
   Current accounts in Italian Lire.............................. 83,044 472,203
   Other (credit card accounts)..................................  2,160   2,763
                                                                  ------ -------
                                                                  85,204 474,966
                                                                  ====== =======

                            PRO. TEL. AND SUBSIDIARY

  Current accounts are repayable on demand of the banks and carry interest at market rates.

  At December 31, the Group's long-term debt was comprised as follows:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                     (L'000)

     Current portion............................................ 145,895  80,152
     Non-current portion........................................ 107,197  27,047
                                                                 ------- -------
                                                                 253,092 107,199
                                                                 ======= =======

  Information relating to long-term bank loans at December 31, 1999 may be analyzed as follows:

                                                                      Interest
                                   Short-   Long-            Expiry    rate %
                          Original  term    term    Total     date      (1)
                          -------- ------- ------- ------- ---------- --------
                          (L'000)  (L'000) (L'000) (L'000)

Rolo Banca 1473..........  50,000   9,789  27,047   36,836 April 2003   5.5
Banca Popolare
 dell'Emilia Romagna..... 100,000  28,719      --   28,719  Dec. 2000   5.5
Banca Popolare
 dell'Emilia Romagna..... 145,000  41,644      --   41,644  Dec. 2000   5.5
                                   ------  ------  -------
                                   80,152  27,047  107,199
                                   ======  ======  =======

---------------------
(1)Variable on the basis of the ABI prime rate.

  The company has not provided any guarantees relating to the above mentioned loans.

  The term loan repayment schedule provides for up to 2003 with annual maturities, as below:

                                                             At December 31,
                                                                  1999
                                                             ---------------
                         Repayment date
                         --------------                            (L'000)
     By December 31,:
       2000.................................................      80,152
       2001.................................................      10,362
       2002.................................................      10,965
       2003.................................................       5,720
                                                                 -------
                                                                 107,199
                                                                 =======

11. Accounts payable--trade

  At December 31, accounts payable to suppliers were comprised of the following items:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                     (L'000)

     Accounts payable to Italian suppliers...................... 617,609 634,993
     Accounts payable to foreign suppliers...................... 200,364 322,649
                                                                 ------- -------
                                                                 817,973 957,642
                                                                 ======= =======

                            PRO. TEL. AND SUBSIDIARY

  Accounts payable includes invoices denominated in US Dollars totalling 109,454 US Dollars and 93,145 US Dollars at December 31, 1998 and 1999, respectively.

12. Accrued expenses and other current liabilities

  At December 31, accrued expenses and other current liabilities were comprised of the following items:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                     (L'000)

     Accrued wages and salaries.................................  47,434  39,214
     Accrued holidays...........................................  31,051  31,694
     Social security charges payable............................  66,126  80,500
     Other liabilities..........................................   6,106  31,439
     Deferred income and accrued expenses.......................   9,133   9,417
                                                                 ------- -------
                                                                 159,850 192,264
                                                                 ======= =======

13. Income and other taxes payable, deferred income taxes

  At December 31, income and other taxes payable and deferred income taxes were comprised of the following items:

                                                                   December 31,
                                                                  --------------
                                                                   1998    1999
                                                                  ------- ------
                                                                     (L'000)

     Income and other current tax payable........................ 111,382 83,742
     Deferred income taxes--short-term...........................      -- 14,044
                                                                  ------- ------
                                                                  111,382 97,786
                                                                  ======= ======

     Deferred income taxes--long-term............................      -- 35,268
                                                                  ------- ------
                                                                       -- 35,268
                                                                  ======= ======

  Income and other current taxes payable mainly include the income and other non-income taxes due and withholdings of tax yet to be reimbursed at the balance sheet date, net of the advances paid or withholdings sustained.

  Deferred taxes mainly relate to the grants obtained by Pro.Tel. in 1999 under the Italian law 140/97 (see note 22). The Italian fiscal authority permits the taxation of such amounts to be deferred for a period of five years. Deferred taxes are calculated at the effective IRPEG tax rate of the company at December 31, 1999 (27%) and are classified between short-term and long-term.

                            PRO. TEL. AND SUBSIDIARY

14. Employees' leaving entitlements

  The accounting policy for this entitlement is outlined in note 1. The movements in this account were as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
                                                                   (L'000)
     Balance at the beginning of the year...................... 17,043   51,103
     Combination of Tel.Mark. Srl..............................  2,139       --
                                                                ------  -------
     Combined balance at the beginning of the year............. 19,182   51,103
     Charge for the year....................................... 37,285   53,236
     Payments.................................................. (5,364) (19,364)
                                                                ------  -------
     Balance at the end of the year............................ 51,103   84,975
                                                                ======  =======

  At December 31, 1998 and 1999 the number of employees were 16 and 17, respectively.

15. Quotaholders' equity

  The Extraordinary General Meeting held on June 25, 1998 increased the quota capital of Pro.Tel. Srl from L100,000 thousand to L500,000 thousand.

  Before the increase, the quota capital was held by:

                                                                   Percentage of
                                                     Quota capital Quota capital
                                                     ------------- -------------
                                                        (L'000)         (%)

     Franco Messori.................................     51,000        51.00
     Paola Vitali...................................      4,000         4.00
     Angelo Baccarani...............................     14,000        14.00
     Franco Corradini...............................     14,000        14.00
     Cristina Gozzi.................................      1,000         1.00
     Daniela Iseppi.................................      1,000         1.00
     Giuliano Sala..................................     15,000        15.00
                                                        -------       ------
                                                        100,000       100.00
                                                        =======       ======

                            PRO. TEL. AND SUBSIDIARY

  At December 31, 1999 the quota capital was held by:

                                                                   Percentage of
                                                     Quota capital Quota capital
                                                     ------------- -------------
                                                        (L'000)         (%)

     Franco Messori.................................    200,000        40.00
     Giuliano Sala..................................     25,000         5.00
     Franco Corradini...............................     25,000         5.00
     Angelo Baccarani...............................     25,000         5.00
     Lucia Silvani..................................     25,000         5.00
     Gian Piero Brandolini..........................    128,000        25.60
     Pietro Zucchini................................     16,000         3.20
     Aldo Baccarani.................................     40,000         8.00
     Franco Montanari...............................     16,000         3.20
                                                        -------       ------
                                                        500,000       100.00
                                                        =======       ======

  The statutory financial statements of Pro.Tel. Srl, stated in accordance with Italian civil and tax law, include a legal reserve, amounting to L889 thousand, which can only be used to cover losses.

 Reconciliation of statutory net profit/(loss) and quotaholders' equity of Pro.Tel. to consolidated net profit/(loss) and quotaholders' equity

  The principal adjustments made in the consolidation of Pro.Tel. Srl and its subsidiary are shown in the following reconciliation of net profit/(loss) and quotaholders' equity as reported in the statutory financial statements of Pro.Tel. Srl to those reported in the consolidated financial statements for the years ended December 31, 1999 and 1998.

                               Net                         Net
                          profit/(loss)               profit/(loss)
                             for the    Quotaholders'   for the     Quotaholders'
                           year ended     equity at    year ended     equity at
                          December 31,  December 31,  December 31,  December 31,
                              1998          1998          1999          1999
                          ------------- ------------- ------------  -------------
                                                 (L'000)

Per the financial
 statements of
 Pro.Tel................     (47,713)      448,539       90,068        538,607
Adjustments to:
  lower investment value
   of consolidated
   subsidiary with
   respect to carrying
   value................      (7,701)      (14,967)       1,810        (13,157)
  eliminate tax-driven
   treatments...........          --            --        8,473          8,473
  tax effects of the
   above in
   consolidation
   adjustments..........          --            --       (2,288)        (2,288)
                             -------       -------       ------        -------
Total consolidation
 adjustments............      (7,701)      (14,967)       7,995         (6,972)
                             -------       -------       ------        -------
Quotaholders' equity and
 net profit/(loss) of
 the Group as per the
 consolidated financial
 statements.............     (55,414)      433,572       98,063        531,635
                             =======       =======       ======        =======

                            PRO. TEL. AND SUBSIDIARY

  Tax driven treatments relate to the conversion of foreign currency balances at year-end, which is not recorded in the statutory financial statements of Pro.Tel. if it's net effect is positive.

16. Commitments and contingent liabilities

  The Group has, at December 31, certain commitments, comprised of:

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                      (L'000)

   Forward foreign exchange contract.............................. 47,247     --
   Residual installments on lease agreements...................... 30,157 18,993
                                                                   ------ ------
                                                                   77,404 18,993
                                                                   ====== ======

  At December 31, 1998 the Group had one forward foreign exchange contract outstanding for 28,000 US Dollars which was designated as being for hedging purposes. The Group uses these contracts to manage its exposure to foreign currency fluctuations.

  There were no other foreign exchange contracts, futures, options or other financial instruments open at December 31, 1998 and 1999.

  The Group is subject to the national agreement for "mechanical engineering employees' which covers all of its employees. The contract expires in 2001. Management expects that this agreement will be renewed without any significant adverse effects to the operations of the Group.

  The Group is not involved in any claims or legal actions arising in the ordinary course of its business.

17. Net sales

  The Group operates predominantly in a single industry segment:
telecommunication engineering consulting and manufacturing market, by providing hardware, firmware and software design. The Group offers a wide product range of items for sale, manufactured and marketed.

  The Group also produces personalized products upon the order of customers.

  Warranties are given by the group for labor and material costs for a period of 14 months from the date of sale. No provision is made for product warranty costs as management does not consider such provision necessary. For the year ended December 31, 1999 the group incurred product warranty costs for L4,190 thousand.

  Pro.Tel.'s products are sold exclusively by distributors in Italy, China, Switzerland, France, Germany, USA, Austria, UK, Japan, Korea and Malaysia.

                            PRO. TEL. AND SUBSIDIARY

  Net sales can be analyzed as follows:

                                                                 Year ended
                                                                December 31,
                                                             -------------------
                                                               1998      1999
                                                             --------- ---------
                                                                   (L'000)
     Sales for products..................................... 2,021,556 2,900,990
     Sales for services.....................................   657,137   728,436
     Other sales............................................    31,187     9,928
                                                             --------- ---------
                                                             2,709,880 3,639,354
                                                             ========= =========

  Net sales of products can be analyzed by geographic area, based on location of the customers, as follows:

                                                                 Year ended
                                                                December 31,
                                                             -------------------
                                                               1998      1999
                                                             --------- ---------
                                                                   (L'000)
    Italy...................................................    32,234    99,988
    Unites States...........................................   977,239 1,756,199
    Europe..................................................   195,633   821,100
    Asia....................................................   816,450   223,703
                                                             --------- ---------
                                                             2,021,556 2,900,990
                                                             ========= =========

18. Cost of goods sold

  Cost of goods sold is comprised principally of the cost of materials, parts and components for production, personnel (both direct and indirect), other manufacturing costs, variations in inventory and depreciation of the plant and equipment employed in the production cycle.

19. Selling, general and administrative expenses

  Selling, general and administrative expenses comprises principally variable sales costs, related personnel costs, commercial, advertising and promotion costs and charges for doubtful accounts. This item also includes depreciation of the plant and equipment employed in the commercial and administrative areas of the Group's activities. Advertising and promotion costs of the Group for the years ended December 31, 1998 and 1999 amounted to L30,211 thousand and L72,812 thousand, respectively.

                            PRO. TEL. AND SUBSIDIARY

20. Interest income and expense

  The composition of interest income is as follows:

                                                                    Year ended
                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                      (L'000)

   Interest on insurance policy...................................  1,449  1,976
   Interest earned at banks.......................................  2,046  1,911
   Other..........................................................    500    250
                                                                   ------ ------
                                                                    3,995  4,137
                                                                   ====== ======

  The composition of interest expense is as follows:

                                                                 Year ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                                   (L'000)
   Interest on borrowings:
     short-term...............................................  (3,886) (21,135)
     long-term................................................ (22,122) (12,480)
   Other financial charges....................................  (9,606) (10,013)
                                                               -------  -------
                                                               (35,614) (43,628)
                                                               =======  =======

  Interest on short and long-term debt relates to loans granted by credit institutions (see note 10). Other financial charges mainly relate to bank charges.

21. Foreign exchange gain, net

  The composition of foreign exchange gain is as follows:

                                                                 Year ended
                                                                December 31,
                                                               ---------------
                                                                1998    1999
                                                               ------  -------
                                                                  (L'000)

   Foreign exchange gain...................................... 18,114  115,058
   Foreign exchange loss...................................... (8,852) (72,240)
                                                               ------  -------
                                                                9,262   42,818
                                                               ======  =======

                            PRO. TEL. AND SUBSIDIARY

22. Other non operating income/expenses, net

  Other non-operating income/expenses, net comprise:

                                                                   Year ended
                                                                  December 31,
                                                                  -------------
                                                                  1998   1999
                                                                  ----- -------
                                                                     (L'000)
   Income:
     Grants for law 140/97.......................................    -- 217,706
     Other income................................................ 7,558     780
     Other expenses..............................................    -- (14,394)
                                                                  ----- -------
   Net........................................................... 7,558 204,092
                                                                  ===== =======

  During 1999, the Company applied for reimbursement of certain research and development expenditures from the Ministry of Industry and Trade under the Italian law 140/97.

  This application was subsequently approved by the Ministry of Industry and Trade at which time the Company recorded grant revenue of L217,706 thousand. The research and development costs were incurred in the year ended December 31, 1998 and related primarily to personnel costs. The grant is recovered through reductions of the Company's employer withholding taxes and the remaining amount to be received was L20,942 thousand as of December 31, 1999.

23. Income taxes

  The two consolidated Group companies are located in Italy; consequently the Group's activities are only affected by the income tax regime in Italy. Income taxes recorded in the consolidated financial statements are IRPEG (national corporate income tax) and IRAP (regional corporate income tax). IRPEG is calculated at 37% of taxable income, but a reduced rate can be applied in certain circumstances, in the presence of an increase of net equity of the company, applying DIT (dual income tax) regulation. IRAP is levied at 4.25% on certain components of revenue and expenses, which broadly speaking are all business revenues less costs for purchases of materials and services and depreciation and amortization excluding all other production, administration and selling costs (such as personnel costs and charge for doubtful accounts). Because of the method of calculation, IRAP is not directly related to pre-tax income.

  Deferred income taxes have been determined on the basis of the effective 1999 tax rate (see note 13).

  Income tax charge is composed of the following:

                                                                    Year ended
                                                                   December 31,
                                                                  --------------
                                                                   1998   1999
                                                                  ------ -------
                                                                     (L'000)

   Current taxation.............................................. 55,580  91,350
   Deferred taxation.............................................     --  49,312
                                                                  ------ -------
                                                                  55,580 140,662
                                                                  ====== =======

  For the two consolidated companies all fiscal periods since incorporation are still open to assessment for both income tax and VAT regulations. At December 31, 1999, there are no claims concerning the fiscal matters of the Group's entities.

                            PRO. TEL. AND SUBSIDIARY

24. Related party transactions

  A significant quotaholder of Pro.Tel. holds certain quota capital of Selcom Elettronica Srl, one of the most important suppliers and customers of Pro.Tel. The Company purchases principally components for its products and in 1999 sold to Selcom a software development to integrate Ghepardo in a Selcom's customer Network Management System (NMS).

  All the quotaholders of Pro.Tel. Srl, except one, hold interests in the share capital of Pro.Tel. Engineering Inc (Springfield, Virginia--USA), which supplies Pro.Tel. with technical consulting services.

  The following table presents a summary of transactions with the related parties, Selcom Elettronica Srl and Pro.Tel. Engineering Inc, which have been executed on terms similar with those negotiated with un-related third parties during the periods presented:

                                                               Year ended
                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                                 (L'000)

   Sales...................................................   34,862   558,835
   Purchases and services.................................. (673,260) (942,783)

The components of the balances with these related parties at December 31, were as follows:

                             Receivable    Payable     Receivable    Payable
                            December 31, December 31, December 31, December 31,
                                1998         1998         1999         1999
                            ------------ ------------ ------------ ------------
                                                  (L'000)

Selcom Elettronica Srl.....    29,291      (507,157)     40,456      (494,281)
Pro.Tel. Engineering Inc...        --            --          --            --
                               ------      --------      ------      --------
                               29,291      (507,157)     40,456      (494,281)
                               ======      ========      ======      ========

25. Subsequent events

  At the beginning of year 2000 the terms of an agreement between the quotaholders of Pro.Tel. and Sunrise Telecom Inc, a company incorporated in the United States of America, regarding the sale of 100% of the quota capital of the Company, has been defined but has not yet been signed by the respective parties. The transaction will be finalized in the first quarter of year 2000 and represents the best opportunity for development and growth for Pro.Tel.

                            PRO. TEL. AND SUBSIDIARY

26. Summary of significant differences between generally accepted accounting principles in the Republic of Italy and the United States of America

  The accompanying consolidated financial statements of the Company have been prepared in conformity with accounting principles established or adopted by Italian law and the Italian Accounting Profession, as described in note 1 ("Italian GAAP'). Those standards differ in certain significant respects from those generally accepted in the United States ("US GAAP'). Set forth below is a summary of certain significant differences between Italian and US GAAP which management believe are relevant to the Group.

(a) Deferred costs

     Under Italian GAAP certain costs, principally research and development expenditures on specific product development projects and incorporation and expansion costs, are deferred and amortized over the estimated useful lives of the respective assets. Under US GAAP, such costs are expensed as incurred.

(b)Leasing

     Under Italian GAAP, all leases are accounted for as an operating lease, i.e., plant and equipment acquired under capital leases are not recognized as equipment along with the obligation under capital lease until the end of the lease term. Under US GAAP, where the necessary conditions are met, the plant and equipment are recorded at the present value of minimum lease payments and the obligation under capital leases is recognized as a liability. The related assets are then amortized over their useful economic lives.

(c)Balance sheet reclassification differences

     Under Italian GAAP leasehold improvements and purchased software costs are classified as "other intangible assets' whereas these items would be classified under "plant and equipment' for US GAAP purposes.

(d)Statement of cash flows

     With regard to the consolidated statements of cash flows, differences in classifications with that presented under Italian GAAP arise not only from the aforementioned differences in presentation and principle in the consolidated balance sheet but also from the fact that under US GAAP, the effect of exchange rate changes on cash are included as a separate line item of the consolidated statements of cash flows rather than within operating activities.

                            PRO. TEL. AND SUBSIDIARY

 Reconciliation of net profit and quotaholders' equity determined under Italian GAAP with those under US GAAP.

  The calculation of net profit and quotaholders' equity in conformity with US GAAP is as follows:

  Reconciliation of net profit:

                                                                 Year ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                                   (L'000)

Net profit/(loss) under Italian GAAP.......................... (55,414)  98,063
Adjustments increasing (decreasing) reported net profit:
  amortization of intangible assets...........................  14,021   14,021
  depreciation of plant and equipment.........................      --   (2,756)
  cost of goods sold..........................................   1,040   11,439
  interest expenses...........................................      --   (2,468)
  tax effect of US GAAP adjustments...........................  (4,706)  (6,324)
                                                               -------  -------
Net profit/(loss) in conformity with US GAAP.................. (45,059) 111,975
                                                               =======  =======

  Net profit/(loss) in conformity with US GAAP is also comprehensive income for the Company.

  Reconciliation of quotaholders' equity:

                                                              December 31,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
                                                                 (L'000)

   Quotaholders' equity under Italian GAAP.................. 433,572  531,635
   Adjustments increasing (decreasing) to reported
    quotaholders' equity:
     intangible assets...................................... (36,523) (22,501)
     plant and equipment....................................      --   24,804
     obligation under capital leases........................      --  (17,549)
     accrued expenses.......................................   1,040       --
     tax effect of US GAAP adjustments......................  11,088    4,764
                                                             -------  -------
   Quotaholders' equity in conformity with US GAAP.......... 409,177  521,153
                                                             =======  =======

                            PRO. TEL. AND SUBSIDIARY

  Consolidated Cash Flows--US GAAP

  The following table summarizes the consolidated statements of cash flows as if they had been presented in accordance with US GAAP:

                                                               Year ended
                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                                 (L'000)

   Net cash provided by/(used in) operating activities..... (321,058)  348,819
   Net cash (used in) investing activities.................  (74,000) (143,173)
   Net cash provided by/(used in) financing activities.....  297,211   (71,578)
   Effect of exchange rate changes on cash.................       --    (5,326)
                                                            --------  --------
   Net increase/(decrease) in cash.........................  (97,847)  128,742
                                                            ========  ========

  Furthermore, the supplemental disclosure for the consolidated statement of cash flows required by US GAAP is as follows:

                                                                    Year ended
                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                      (L'000)

   Cash paid during the year for:
   Interest....................................................... 35,112 40,695
                                                                   ====== ======
   Income taxes................................................... 22,576 93,074
                                                                   ====== ======

Income taxes--US GAAP basis

  As described in note 23, the two consolidated companies are both located in Italy. Consequently the profit before income taxes and the income tax expenses consists only of domestic items which arise from the ordinary operating activities of the Group.

  Income taxes differ from the amounts computed by applying the Italian statutory income tax rate (37%) to pre-tax income as a result of the following:

                                                                 Year ended
                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
                                                                  (L'000)

   Computed "expected' tax expense...........................  (5,634)  (95,815)
   Regional corporate income tax (IRAP) (see note 23)........ (54,404)  (71,701)
   DIT saving (see note 23)..................................     441    25,370
   Non-deductible items, net.................................    (989)   (6,548)
   Benefit from tax losses carried forward...................     300     1,708
                                                              -------  --------
   Income tax expense--US GAAP............................... (60,286) (146,986)
                                                              =======  ========

                            PRO. TEL. AND SUBSIDIARY

  The tax effects of temporary differences give rise to deferred tax liabilities. Had the consolidated financial statements been prepared under US GAAP, the detail of deferred tax at December 31 would have been as follows:

                               December 31, 1998       December 31, 1999
                             ---------------------- -------------------------
                                       Non                     Non
                             Current current Total  Current  current   Total
                             ------- ------- ------ -------  -------  -------
                                                (L'000)

Grants law 140/97 (see note
 13)........................     --      --      -- (11,756) (35,268) (47,024)
Consolidation adjustments
 (see note 15)..............     --      --      --  (2,288)      --   (2,288)
Tax effect of US GAAP
 adjustments................  6,324   4,764  11,088   4,764       --    4,764
                              -----   -----  ------ -------  -------  -------
Deferred tax assets
 (liabilities)..............  6,324   4,764  11,088  (9,280) (35,268) (44,548)
                              =====   =====  ====== =======  =======  =======

 Leasing--US GAAP basis

  On October 2, 1998 Pro.Tel. signed a leasing contract relating to personal computers that expires in 2001. Since such machinery was delivered on January 28, 1999, they have been included (together with the related obligations) in the US GAAP reconciliation starting from 1999. At December 31, 1999, the gross amount capitalized and related accumulated amortization of this lease amounted to L27,560 thousand and L2,756 thousand, respectively. Plant and equipment, net, and the related obligations would be higher by L24,804 thousand and L17,549 thousand, respectively, as of December 31, 1999.

  Future minimum capital lease payments as of December 31, 1999 are:

                                                                         L'000
                                                                         ------
   Year ending December 31:
     2000............................................................... 12,479
     2001...............................................................  6,514
                                                                         ------
   Total minimum lease payments......................................... 18,993
   Less amount representing interest (at a rate of 11.8%)............... (1,444)
                                                                         ------
   Present value of net minimum capital lease payments.................. 17,549
                                                                         ------
   Current installments................................................. 11,192
   Long-term portion....................................................  6,357
                                                                         ------
                                                                         17,549
                                                                         ======

                              INSIDE BACK COVER

                             [Artwork to come.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            [No. of Shares] Shares

                                [SUNRISE LOGO]

                                 Common Stock

                               ----------------
                                  PROSPECTUS

                               ----------------

                                   Chase H&Q

                        Banc of America Securities LLC

                              CIBC World Markets

                               ----------------

                                      , 2000

                               ----------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  No action is being taken in any jurisdiction outside of the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

  Until          , 2000, all dealers that buy, sell or trade in our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Sunrise in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
SEC registration fee.................................................  $ 15,180
NASD filing fee......................................................     6,250
Nasdaq National Market listing fee*..................................
Printing and engraving expenses*.....................................
Legal fees and expenses..............................................   300,000
Accounting fees and expenses.........................................   400,000
Blue Sky qualification fees and expenses*............................
Transfer Agent and Registrar fees*...................................
Miscellaneous fees and expenses*.....................................
  Total

---------------------
*  to be filed by amendment

Item 14. Indemnification of Directors and Officers

  Article XIII of Sunrise's Amended and Restated Certificate of Incorporation will provide that directors of Sunrise shall not be personally liable to Sunrise or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Article VI of Sunrise's Amended and Restated By-laws will provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  Sunrise has entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance. The indemnification agreements may require Sunrise, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers' and directors' insurance if available on reasonable terms.

  The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since January 1, 1997, Sunrise has sold and issued the following unregistered securities:

1. Since its inception, Sunrise has issued options to purchase an aggregate of 1,361,616 shares of its common stock under Sunrise's 1993 stock option plan to a number of its employees, 203,315 shares of which have been exercised at purchase prices ranging from $0.20 per share to $6.50 per share.

2. On July 30, 1999, Sunrise issued 100,000 shares of its common stock at an assumed price of $10.00 per share to the former shareholders of Hukk Engineering, Inc.

3. On February 22, 2000, Sunrise issued 166,667 shares of its common stock at an assumed price of $30.00 per share to the former shareholders of Pro.Tel. Srl.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on:

  .  Rule 701 promulgated under the Securities Act; or

  . Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering; or

  . Regulation S of the rules and regulations promulgated under the Securities Act.

The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with Sunrise, to information about Sunrise.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number Description
 ------ -----------
  1.1   Form of Underwriting Agreement.*
  3.1   Form of Amended and Restated Certificate of Incorporation to be
        effective upon closing.*
  3.2   Form of Amended and Restated Bylaws to be effective upon closing.*
  4.1   Specimen Stock Certificate.*
  5.1   Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered.*
 10.1   Lease Agreement dated June 22, 1999 between Sunrise and Great Oaks
        Properties.
 10.2   Purchase and Sale Agreement and Escrow Instructions dated November 5,
        1999 between Sunrise and Enzo Drive, LLC.
 10.3   Loan Agreement dated November 9, 1999 between Sunrise and Bank of
        America.
 10.4   Stock Purchase Agreement dated July 30, 1999 between Sunrise, Hukk
        Engineering, Inc., Clifford D. Brown, Robert L. Richards and James A.
        Barker.
 10.5   Master Agreement dated February 22, 2000 between Sunrise and Franco
        Messori, Franco Corradini, Angelo Baccarani and Lucia Barbara Silvani
        and Master Agreement dated February 22, 2000 between Sunrise and
        Giuliano Sala, Gian Piero Brandolini, Pietro Zucchini, Aldo Baccarani
        and Franco Montanari.*
 10.6   Form of Indemnification Agreement between Sunrise and each of its
        Officers and Directors.
 10.7   2000 Stock Option Plan.*
 10.8   2000 Employee Stock Purchase Plan.*
 21.1   List of Subsidiaries.
 23.1   Consent of Orrick, Herrington & Sutcliffe LLP.*
 23.2   Consent of KPMG.
 23.3   Consent of KPMG.
 24.1   Power of Attorney (included on page II-4).

---------------------
 *To be supplied by amendment.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California on March 9, 2000.

                                       SUNRISE TELECOM INCORPORATED

                                                  /s/ Paul Ker-Chin Chang
                                          By: _________________________________
                                          Paul Ker-Chin Chang
                                          President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Paul Ker-Chin Chang, Paul A. Marshall and Robert C. Pfeiffer, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Paul Ker-Chin Chang        President and Chief             March 9, 2000
____________________________________ Executive Officer (Principal
         Paul Ker-Chin Chang         Executive Officer)

         /s/ Peter Eidelman          Chief Financial Officer         March 9, 2000
____________________________________ (Principal Accounting
           Peter Eidelman            Officer)

        /s/ Paul A. Marshall         Director                        March 9, 2000
____________________________________
          Paul A. Marshall

       /s/ Robert C. Pfeiffer        Director                        March 9, 2000
____________________________________
         Robert C. Pfeiffer

     /s/ Patrick Peng-Koon Ang       Director                        March 9, 2000
____________________________________
        Patrick Peng-Koon Ang

                                     Director                        March  , 2000
____________________________________
            Henry P. Huff

        /s/ Jennifer J. Walt         Director                        March 9, 2000
____________________________________
          Jennifer J. Walt

                                 EXHIBIT INDEX

  The following exhibits are filed as part of this Form S-1 Registration Statement.

 Number Description
 ------ -----------
  1.1   Form of Underwriting Agreement.*

  3.1 Form of Amended and Restated Certificate of Incorporation to be effective upon closing.*
  3.2   Form of Amended and Restated Bylaws to be effective upon closing.*

  4.1   Specimen Stock Certificate.*

  5.1 Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered.*

 10.1   Lease Agreement dated June 22, 1999 between Sunrise and Great Oaks
        Properties.

 10.2   Purchase and Sale Agreement and Escrow Instructions dated November 5,
        1999 between Sunrise and Enzo Drive, LLC.

 10.3   Loan Agreement dated November 9, 1999 between Sunrise and Bank of
        America.

 10.4   Stock Purchase Agreement dated July 30, 1999 between Sunrise, Hukk
        Engineering, Inc., Clifford D. Brown, Robert L. Richards and James A.
        Barker.

 10.5   Master Agreement dated February 22, 2000 between Sunrise and Franco
        Messori, Franco Corradini, Angelo Baccarani and Lucia Barbara Silvani and Master Agreement dated February 22, 2000 between Sunrise and
        Giuliano Sala, Gian Piero Brandolini, Pietro Zucchini, Aldo Baccarani and Franco Montanari.*

 10.6 Form of Indemnification Agreement between Sunrise and each of its Officers and Directors.

 10.7   2000 Stock Option Plan.*

 10.8   2000 Employee Stock Purchase Plan.*

 21.1   List of Subsidiaries.

 23.1   Consent of Orrick, Herrington & Sutcliffe LLP.*

 23.2   Consent of KPMG LLP.

 23.3   Consent of KPMG S.p.A.
 24.1   Power of Attorney (included on page II-4).

---------------------
 *To be supplied by amendment.